UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2004

Filed pursuant to the Public Utility Holding Company Act of 1935 by

EXELON CORPORATION
10 South Dearborn Street
37th Floor
Chicago, Illinois 60603

EXELON VENTURES COMPANY, LLC
10 South Dearborn Street
37th Floor
Chicago, Illinois 60603

EXELON ENERGY DELIVERY COMPANY, LLC
10 South Dearborn Street
37th Floor
Chicago, Illinois 60603

Table of Contents

ITEM NUMBER	DESCRIPTION	PAGE NUMBER

1	System Companies and Investments therein	5
	as of December 31, 2004.

2	Acquisitions or Sales of Utility Assets	16

3	Issue, Sale, Pledge, Guarantee or Assumptions	16
	of System Securities

4	Acquisition, Redemption, or Retirement of	16
	System Securities

5	Investments in Securities of Nonsystem Companies	18

6	Officers and Directors	18

7	Contributions and Public Relations	164

8	Service, Sales and Construction Contracts	164

9	Wholesale Generators and Foreign Utility Companies	170

10	Financial Statements and Exhibits	179

Glossary of Defined Terms

AmerGen	AmerGen Energy Company, L.L.C.

AOG # 1 LP	Exelon AOG Holding # 1, Inc.

AOG # 2 GP	Exelon AOG Holding # 2, Inc

ComEd	Commonwealth Edison Company

Commission	Securities and Exchange Commission

EBSC	Exelon Business services Company

ExCapPtrs	Exelon Capital Partners

Exelon	Exelon Corporation

Exelon Delivery	Exelon Energy Delivery Company, LLC

Enterprises	Exelon Enterprises Company, LLC

ExInvInc	Exelon Enterprises Investment, Inc.

ExTel	ExTel Corporation, LLC

ExTex	ExTex LaPorte Limited Partnership

EWG	Exempt Wholesale Generator

Financing U-1	The Form U-1 Application/Declaration filed by Exelon Corporation in File No. 70-10189

Fossil Holding	Exelon (Fossil) Holdings, Inc.

Genco	Exelon Generation Company, LLC

GP	General partner

LP	Limited partner

Merger U-1	The Form U-1 Application/Declaration filed by Exelon Corporation in File No. 70-9645

N/A	Not applicable or not available

NEDI	National Energy Development, Inc.

Peaker GP	Exelon Peaker Development General, LLC

Peaker LP	Exelon Peaker Development Limited, LLC

PECO	PECO Energy Company

PEPCO	PECO Energy Power Company

Power Holdings	Exelon Power Holdings, LP

PETT	PECO Energy Transition Trust (a subsidiary of PECO)

Sithe	Sithe Energies, Inc.

SECO	Susquehanna Electric Company

Spruce GP	Spruce Holdings, GP 2000, LLC

Spruce LP	Spruce Holdings, LP 2000, LLC

Unicom	Unicom Corporation

Ventures	Exelon Ventures Company, LLC

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN as of December 31, 2004.

Issuer Book Value and Owner’s Book Value for the System Companies and Investments Therein is filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.

	Exelon Corporation Subsidiaries and Investments
	December 31, 2004
		Common	Parent	Other	PUHCA
		Shares	Voting	Voting	Type of Business
Tier	Company name	Owned	Power	Power	And Authority
	Exelon Corporation				Public Utility Holding Company
	1 Exelon Business Services Company	1	100.00%		Subsidiary Service Company
	1 Unicom Assurance Company, Ltd. *	NA	100.00%		Approved in Merger Order (Captive Insurance Company)
	1 Exelon Investment Holdings, LLC	NA	100.00%		Intermediate Subsidiary
	1 Exelon Capital Trust I *	N/A	100.00%		Financing company
	1 Exelon Capital Trust II *	N/A	100.00%		Financing company
	1 Exelon Capital Trust III *	N/A	100.00%		Financing company
	1 UII, LLC	100	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Scherer Holdings 1, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Scherer Holdings 2, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Scherer Holdings 3, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Spruce Holdings G.P. 2000, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Spruce Holdings L.P. 2000, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	3 Spruce Equity Holdings, L.P.	NA	99.00%	Spruce LP	Approved in Merger Order (Tax advantaged transactions)
		NA	1.00%	Spruce GP
	4 Spruce Holdings Trust	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Wansley Holdings 1, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	2 Wansley Holdings 2, LLC	NA	100.00%		Approved in Merger Order (Tax advantaged transactions)
	1 Exelon Ventures Company, LLC	NA	100.00%		Public Utility Holding Company First Tier
	2 URI, LLC	NA	100.00%		Financing
	2 Exelon Synfuel I, LLC	NA	100.00%		Rule 58
	3 DTE Buckeye, LLC	NA	59.00%	Voting limited to tax credit activities	Rule 58
	2 Exelon Synfuel II, LLC	NA	100.00%		Rule 58
	3 DTE Belews Creek, LLC	NA	99.00%	Voting limited to tax credit activities	Rule 58
	2 Exelon Synfuel III, LLC	NA	100.00%		Rule 58
	3 Carbontronics Synfuels Investors, L.P.	NA	16.65%	Voting limited to tax credit activities	Rule 58
	2 Exelon Generation Company, LLC	NA	100.00%		Utility Company
	3 Exelon Generation Finance Company, LLC	NA	100.00%		Approved in Financing Order (Financing)
	3 NuStart Energy Development, LLC	NA	8.00%		Development company
	3 ExTex Retail Services Company, LLC	NA	100.00%		Rule 58
	3 Penesco Company, LLC	NA	100.00%		Rule 58
	3 Port City Power, LLC *	NA	100.00%		Approved in Investment Order (Development Company)

3 Southeast Chicago Energy Project, LLC	NA	100.00%		Exempt Wholesale Generator
3 Concomber, Ltd.	NA	100.00%		Approved in Merger Order (Captive Insurance Company)
3 Cenesco Company, LLC	NA	100.00%		Rule 58
3 Exelon Allowance Management Company, LLC	NA	100.00%		Rule 58
3 Susquehanna Electric Company	1,000	100.00%		Exempt Wholesale Generator
3 Exelon SHC, Inc.	NA	85.00%	Genco - LP	Intermediate Subsidiary
	NA	14.00%	Peaker DG - GP
	NA	1.00%	Ventures - LP
4 Keystone Fuels, LLC	NA	20.99%		Rule 58
4 Conemaugh Fuels, LLC	NA	20.72%		Rule 58
4 EXRES SHC, Inc.	NA	50.00%		Intermediate Subsidiary
5 ExRES Power Holdings, Inc.		100.00%		Intermediate Subsidiary
6 Sithe Energies, Inc.		100.00%		Combination Exempt Wholesale Generator and Rule 58
3 Nuclear US Holdings, Inc.	73,000	100.00%		Intermediate Subsidiary
4 Nuclear US Investments, LLC	NA	100.00%		Intermediate Subsidiary
4 Nuclear, Limited Partnership	NA	99.00%	Nuclear US Holdings, Inc. as LP	Intermediate Subsidiary
	NA	1.00%	Nuclear US Investments LLC, as GP
5 AmerGen Energy Company, LLC	NA	50.00%	Genco	Exempt Wholesale Generator
	NA	50.00%	Nuclear, Limited Partnership
6 AmerGen Consolidation, LLC	NA	100.00%		Intermediate Subsidiary
6 AmerGen TMI NQF, LLC	NA	100.00%		Decommissioning Trust
6 AmerGen Oyster Creek NQF, LLC	NA	100.00%		Decommissioning Trust
6 AmerGen Clinton NQF, LLC	NA	100.00%		Decommissioning Trust
3 TEG Holdings, LLC	NA	100.00%		Intermediate Subsidiary
4 Sithe International, Inc.		100.00%		Intermediate Subsidiary
5 North America Power Services, Inc.		100.00%		Rule 58
5 Sithe Overseas Power Services, Ltd.		100.00%		Rule 58
5 Sithe International Finance, LLC		100.00%		Financing
5 Sithe International Finance II, LLC		100.00%		Financing
5 Sithe Energy Management Services, Inc.		100.00%		Rule 58
5 Sithe Energy Management Services II, Inc.		100.00%		Rule 58
5 Sithe Latin American Holdings, Ltd.		100.00%		Intermediate Subsidiary
6 Sithe PARDO Holdings, Ltd.		100.00%		Intermediate Subsidiary
7 Sithe Tamuin Holdings A, LLC		100.00%		Financing
8 Sithe Tamuin Energy Services II, S. de R.L. de C.V.		100.00%		EWG
8 Sithe Tamuin Holdings III, LLC		100.00%		Financing
9 Sithe Tamuin Investments II, S. de R.L. de C.V.		100.00%		Intermediate Subsidiary
10 Tamuin Mexican Business Trust II		49.50%	Third parties	EWG
11 Termoelectrica Penoles, S. de R.L. de C.V.		98.00%	Third parties	EWG
7 Sithe Tamuin Holdings, LLC		100.00%		Financing
8 Sithe Tamuin Energy Services, S. de R.L. de C.V.		100.00%		EWG
8 Sithe Tamuin Holdings II, LLC		100.00%		Financing
9 Sithe Tamuin Investments, S. de R.L. de C.V.		100.00%		Intermediate Subsidiary
10 Sithe Tamuin Development Services, S. de R.L. de C.V.		50.00%	Third parties	Rule 58
10 Tamuin Mexican Business Trust		49.50%	Third parties	EWG
11 Termoelectrica del Golfo, S. de RL. de C.V.		98.00%	Third parties	EWG
3 PECO Energy Power Company	984,000	100.00%		Exempt Wholesale Generator
4 Susquehanna Power Company	1,273,000	100.00%		Exempt Wholesale Generator
5 The Proprietors of the Susquehanna Canal*	NA	100.00%		Inactive
3 Exelon Generation International, Inc. *	NA	100.00%		Intermediate Subsidiary
3 Exelon Peaker Development General, LLC	NA	100.00%		Intermediate Subsidiary
3 Exelon Peaker Development Limited, LLC	NA	100.00%		Intermediate Subsidiary
4 ExTex LaPorte Limited Partnership	NA	99.00%	Peaker DL - LP	Exempt Wholesale Generator

	NA	1.00%	Peaker DG - GP
3 ExTex Marketing, LLC	NA	100.00%		Rule 58
4 ExTex Power, LP	NA	99.00%	ExTex Marketing, LLC - LP	Rule 58
	NA	1.00%	Genco - GP
3 Exelon AOG Holding # 1, Inc.		100.00%		Intermediate Subsidiary
3 Exelon AOG Holding # 2, Inc.		100.00%		Intermediate Subsidiary
4 Exelon New England Power Marketing, Limited Partnership	NA	99.00%	AOG # 2, LP	Rule 58
	NA	1.00%	AOG # 1, GP
3 Exelon New England Holdings, LLC	NA	100.00%		Intermediate Subsidiary
4 ENEH Services, LLC	NA	100.00%		Rule 58
4 Exelon New England Development, LLC	NA	100.00%		Development Company
4 Exelon Wyman, LLC	NA	100.00%		Exempt Wholesale Generator
4 Exelon Edgar, LLC	NA	100.00%		Exempt Wholesale Generator
4 Exelon Framingham, LLC	NA	100.00%		Exempt Wholesale Generator
4 Exelon Framingham Development, LLC	NA	100.00%		Development Company
4 Exelon West Medway, LLC	NA	100.00%		Exempt Wholesale Generator
4 Exelon West Medway Expansion, LLC *	NA	100.00%		Development Company
4 Exelon West Medway Development, LLC	NA	100.00%		Development Company
4 Exelon New Boston, LLC	NA	100.00%		Exempt Wholesale Generator
4 Exelon Hamilton, LLC	NA	100.00%		Rule 58
3 Exelon PowerLabs, LLC	NA	100.00%		Rule 58
3 Exelon Generation Consolidation, LLC	NA	100.00%		Intermediate Subsidiary
4 Braidwood 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Braidwood 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Byron 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Byron 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Dresden 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Dresden 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Dresden 3 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 LaSalle 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 LaSalle 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Limerick 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Limerick 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 PeachBottom 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 PeachBottom 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 PeachBottom 3 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Quad Cities 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Quad Cities 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Salem 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Salem 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Zion 1 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
4 Zion 2 NQF, LLC	NA	100.00%		Successor to trusts approved in the merger order.
3 Exelon Energy Company	100	100.00%		Rule 58
4 AllEnergy Gas & Electric Marketing Company, LLC	NA	100.00%		Rule 58
5 Texas Ohio Gas, Inc.	100	100.00%		Rule 58

2 Exelon Enterprises Company, LLC	NA	100.00%	Non-Utility Holding Company Second Tier
3 Exelon Enterprises Management, Inc.	100	100.00%	Approved in Merger Order (investments in Rule 58 and Telecommunications)
4 CIC Global, LLC	NA	50.00%	ETC
4 UniGrid Energy, LLC*	NA	50.00%	ETC - Inactive
4 ECPH, LLC	NA	100.00%	Hold ETC investments
5 UTECH Climate Challenge Fund, L.P.	NA	24.30%	Approved in Merger Order (energy related - venture capital Rule 58)
5 ECP Telecommunications Holdings, LLC	NA	100.00%	Holds ETCs
6 Everest Broadband Networks*		15.50%	ETC
6 SoftComp, Inc (PermitsNow)*		15.51%	Inactive
6 VITTS Network Group, Inc.*		20.26%	ETC
6 OmniChoice.com, Inc.		30.10%	ETC
5 Exelon Enterprises Investments, Inc.	100	100.00%	Approved in Merger Order (investments in Rule 58 and telecommunications)
6 EEI Telecommunications Holdings, LLC	NA	100.00%	ETC
7 Exelon Communications Holdings, LLC	NA	100.00%	ETC
8 PHT Holdings, LLC	NA	100.00%	Held by ETC
8 Exelon Communications Company, LLC	NA	100.00%	Held by ETC
3 F & M Holdings Company, LLC	NA	100.00%	Rule 58
4 Oldco VSI, Inc.	100	100.00%	Rule 58
5 EGW Meter Services, LLC *	NA	100.00%	Rule 58
4 II Services, Inc.	100	100.00%	Rule 58
5 EIS Engineering, Inc.	100	100.00%	Rule 58
6 InfraSource Field Services LLC *	NA	100.00%	Rule 58
4 NEWCOSY, Inc.	1	100.00%	Rule 58
4 Fischbach and Moore Electric, Inc.	1	100.00%	Rule 58
4 NEWCOTRA, Inc.*	1	100.00%	Rule 58
5 Fischbach and Moore, Inc.	1	100.00%	Rule 58
6 Fischbach and Moore Electrical Contracting, Inc.*	1	100.00%	Rule 58
6 T.H. Green Electric Co., Inc.*	1	100.00%	Rule 58
5 Rand-Bright Corporation	1	100.00%	Rule 58
4 OSP Servicios S.A. de C.V.*	100	100.00%	Rule 58
4 EIS Investments, LLC*	NA	100.00%	Rule 58
3 Exelon Services, Inc.	100	100.00%	Rule 58
3 Unicom Power Marketing, Inc.	100	100.00%	Rule 58
3 Adwin Equipment Company	100	100.00%	Rule 58
3 Exelon Thermal Holdings, Inc.	100	100.00%	Rule 58
4 ETT North America, Inc.	10	100.00%	Rule 58
5 Northwind Thermal Technologies Canada, Inc.	10	100.00%	Merger Order Reserved Jurisdiction; Investment U-1 in Docket 70-9691 (Rule 58 operating outside the U.S.)
6 ETT Canada, Inc.	10	100.00%	Merger Order Reserved Jurisdiction; Investment U-1 in Docket 70-9691 (Rule 58 operating outside the U.S.)
4 Exelon Thermal Development, Inc.	100	100.00%	Rule 58
4 ETT Boston, Inc.	100	100.00%	Rule 58
4 Northwind Boston, LLC	NA	25.00%	Rule 58
1 Exelon Energy Delivery Company, LLC	NA	100.00%	Intermediate public utility holding company
2 PECO Energy Company	170,478,507	100.00%	Electric and Gas Utility Company
3 East Coast Natural Gas Cooperative, LLP	NA	73.14%	Rule 58
3 Horizon Energy Company*	1,000	100.00%	Rule 58 - inactive.
3 Adwin Realty Company	1,000	100.00%	Merger Order Reserved Jurisdiction (Real Estate) (2)
4 Ambassador II Joint Venture	NA	50.00%	Merger Order Reserved Jurisdiction (Real Estate) (2)
4 Bradford Associates	NA	50.00%	Merger Order Reserved Jurisdiction (Real Estate) (2)
4 Henderson Ambassador Associates	NA	50.00%	Merger Order Reserved Jurisdiction (Real Estate) (2)
3 PECO Energy Transition Trust	NA	100.00%	Approved in Merger Order (Financing)

3 PECO Energy Capital Corp.	1,000	100.00%		Approved in Merger Order (Financing)
4 PECO Energy Capital Trust III*	NA	100.00%		Approved in Merger Order (Financing)
4 PECO Energy Capital, LP	NA	3.00%		Approved in Merger Order (Financing)
3 PECO Energy Capital Trust IV	NA	100.00%		Financing
3 PECO Energy Capital Trust V*	NA	100.00%		Financing
3 PECO Energy Capital Trust VI*	NA	100.00%		Financing
3 ExTel Corporation, LLC	NA	100.00%		Intermediate Subsidiary
4 PECO Wireless, LP	NA	99.00%	PECO	Intermediate Subsidiary
		1.00%	ExTel
5 ATNP Finance Company	100	100.00%		Approved in Merger Order (Financing)
5 PEC Financial Services, LLC	NA	100.00%		Approved in Merger Order (Financing)
3 Adwin (Schuylkill) Cogeneration, Inc. *	100	50.00%		ERC
2 Commonwealth Edison Company	127,002,904	99.90%		Public Utility Holding Company, Second Tier;
		0.01%	3rd parties	Electric Utility Company
3 Commonwealth Edison Company of Indiana, Inc.	908,084	100.00%		Electric Utility Company
3 ComEd Financing II	NA	100.00%		Approved in Merger Order (Financing)
3 ComEd Financing III	NA	100.00%		Financing
3 ComEd Funding, LLC	NA	100.00%		Approved in Merger Order (Financing)
4 ComEd Transitional Funding Trust	NA	100.00%		Approved in Merger Order (Financing)
3 Edison Development Canada Inc.	15,158	100.00%		Merger Order reserved jurisdiction; Investment U-1 in Docket 70-9691 (economic and community development)
4 Edison Finance Partnership	NA	100.00%		Merger Order reserved jurisdiction; Investment U-1 in Docket 70-9691 (Financing)
* Inactive

Note 1 - Changes in System Companies

Companies Dissolved During the Year

New IP Company - Dissolved 2/24/2004

Northwind Las Vegas, LLC - Dissolved 2/25/2004.

ComEd Financing 1 - Dissolved 5/13/2004.

Unicom Power Holdings, LLC - Dissolved on 9/23/2004.

ETT Houston, Inc. - Dissolved on 7/19/2004.

Unicom Resources, Inc. - Dissolved on December 10, 2004.

Unicom Investment, Inc. - Dissolved on November 19, 2004.

Edison Development Company - Dissolved on December 16, 2004.

Commonwealth Research Corporation - Dissolved on December 14, 2004.

National Energy Development, Inc. - Dissolved November 23, 2004.

NEON Communications, Inc. - Dissolve November 13, 2004.

Dearborn Park Corporation - Dissolved in 2004.

I.L.P. Fund C/O Chicago Capital Fund - Dissolved in 2004.

WCB Services, LLC - Dissolved on September 24, 2004

Subsidiaries Added During the Year
ECPH, LLC
Hold ETC investments
Formation in Delaware, 1/21/2004.

ENEH Services, LLC
Rule 58
Formation in Delaware, 4/1/2004.

Solution Holdings, LLC
Intermediate company
Formation in Delaware, 5/13/2004.

Exelon Synfuel III, LLC
Rule 58
Organized in Delaware, 6/17/2004.

Carbontronics Synfuels Investors, L.P.
Rule 58
Acquired by Synfuel III on 7/1/2004, 16.65% interest.

TEG Holdings, LLC
To hold the Mexican power plants
Incorporated in Delaware on 7/19/2004

UII, LLC
Successor to approved in merger order (tax advantaged transactions)
Formed in Illinois, November 10, 2004

URI, LLC
Financing company
Formed in Illinois, November 17, 2004

Sithe International, Inc.
Intermediate Subsidiary
Acquired October 13, 2004.

North America Power Services, Inc.
Rule 58 company
Acquired October 13, 2004.

Sithe Overseas Power Services, Ltd.
Rule 58 company
Acquired October 13, 2004.

Sithe International Finance, LLC
Financing company
Acquired October 13, 2004.

Sithe International Finance II, LLC
Financing company
Acquired October 13, 2004.

Sithe Energy Management Services, Inc.
Rule 58 company
Acquired October 13, 2004.

Sithe Energy Management Services II, Inc.
Rule 58 company
Acquired October 13, 2004.

Sithe Latin American Holdings, Ltd.
Intermediate Subsidiary
Acquired October 13, 2004.

Sithe PARDO Holdings, Ltd.
Intermediate Subsidiary
Acquired October 13, 2004.

Sithe Tamuin Holdings A, LLC
Financing company
Acquired October 13, 2004.

Sithe Tamuin Energy Services II, S. de R.L. de C.V.
EWG
Acquired October 13, 2004.

Sithe Tamuin Holdings III, LLC
Financing company
Acquired October 13, 2004.

Sithe Tamuin Investments II, S. de R.L. de C.V.
Intermediate Subsidiary
Acquired October 13, 2004.

Tamuin Mexican Business Trust II
EWG
Acquired October 13, 2004.

Termoelectrica Penoles, S. de R.L. de C.V.
EWG
Acquired October 13, 2004.

Sithe Tamuin Holdings, LLC
Financing company
Acquired October 13, 2004.

Sithe Tamuin Energy Services, S. de R.L. de C.V.
EWG
Acquired October 13, 2004.

Sithe Tamuin Holdings II, LLC
Financing company
Acquired October 13, 2004.

Sithe Tamuin Investments, S. de R.L. de C.V.
Intermediate Subsidiary
Acquired October 13, 2004.

Sithe Tamuin Development Services, S. de R.L. de C.V.
Rule 58 company
Acquired October 13, 2004.

Tamuin Mexican Business Trust
EWG
Acquired October 13, 2004.

Termoelectrica del Golfo, S. de RL. de C.V.
EWG
Acquired October 13, 2004.

NuStart Development, LLC
Organized in Delaware, 4/19/2004.

Name Changes During the year
Exelon Boston Generating, LLC name change to
Boston Generating, LLC on 1/21/2004.

Exelon Mystic, LLC name change to
Mystic 1, LLC on 1/21/2004

Exelon Mystic Development, LLC name change to
Mystic Development, LLC on 1/21/2004

Exelon Fore River Development, LLC name change to
Fore River Development, LLC on 1/21/2004

Exelon (Fossil) Holdings, Inc., name change to
ExRES Power Holdings, Inc. on 2/18/2004

British Energy US Holdings, Inc. name change to
Nuclear US Holdings, Inc. on 3/1/2004

British Energy US Investments, LLC name change to
Nuclear Investments, LLC on 3/11/2004

British Energy, LP name change to
Nuclear, Limited Partnership on 3/1/2004

Exelon Boston Services, LLC name change to
BG Boston Services, LLC, 8/3/2004.

Exelon New England Power Services, Inc. name change to
BG New England Power Services, Inc., 8/3/2004.

Dispositions During the Year
Exelon Capital Partners, Inc.
Sold, 4/16/2004.

Boston Generating, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Mystic 1, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Mystic Development, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Fore River Development, LLC
Completed sale, transfer and assignment of ownership.
May 25, 2004

Solution Holdings, LLC
Sold on 6/25/2004.

Exelon Services Federal Group, Inc.
Sold on 6/25/2004.

PECO TelCove Sold on 6/30/2004.

Thermal Chicago Corporation
Sold on 6/30/2004.

Northwind Chicago, LLC
Sold on 6/30/2004.

Exelon Thermal Technologies, Inc.
Sold on 6/30/2004.

Northwind Midway, LLC
Sold on 6/30/2004.

ETT National Power, Inc.
Sold on 6/30/2004.

Planalytics, Inc.
Sold 6/29/2004.

Pantellos Corporation
Sold 6/30/2004.

BG Boston Services, LLC transferred to the lenders
of Exelon Boston Generating on 9/1/2004.

BG New England Power Services, Inc. transferred to the
lenders of Exelon Boston Generating on 9/1/2004.

ETT Nevada, Inc.
Sold 9/29/2004.

Northwind Aladdin, LLC
Sold on 9/29/2004.

Boston Financial Institutional Tax Credit Fund X
Sold November 12, 2004.

Boston Financial Institutional Tax Credit Fund XIV
Sold November 12, 2004.

Boston Financial Institutional Tax Credit Fund XIX
Sold November 12, 2004.

Boston Financial Institutional Tax Credit Fund XXI
Sold November 12, 2004.

Related Corporate Partners XII, L.P.
Sold November 12, 2004.

Related Corporate Partners XIV, L.P.
Sold November 12, 2004.

Related Corporate Partners IV, L.P.
Sold November 12, 2004.

Summit Corporate Tax Credit Fund II
Sold November 12, 2004.

USA Institutional Tax Credit Fund XXII
Sold November 12, 2004.

EnerTech Capital Partners II, L.P.
Sold December 1, 2004.

Kinetic Venture Fund I, LLC
Sold December 1, 2004.

Kinetic Venture Fund II, LLC
Sold December 1, 2004.

Automated Power Exchange
Sold, April 2004.

Note 2 - Investments in Unsecured Debt

Intercompany Loan From	Intercompany Loan To	Interest Rate	Loan Balance
Exelon Generation Finance Co.	Exelon Generation Company, LLC	5.23%	$ 702,500,000

Exelon Generation Finance Co.	Exelon Generation Company, LLC	LIBOR plus 0.5%	129,000,000

Exelon Generation Finance Co.	Nuclear LP	LIBOR plus 0.55%	132,289,666

Exelon Generation Finance Co.	ExTex LaPorte Ltd. Partnership	LIBOR plus 2.25%	445,172,159

Exelon Corporation	Exelon Enterprises Company, LLC	2.07%	33,936,188

Exelon Corporation	Exelon Business Service Company	2.071%	18,000,000

Exelon Enterprises Company, LLC	F&M Holdings Company, LLC	LIBOR plus 50 basis points	9,944,326

Exelon Enterprises Company, LLC	Exelon Services Inc.	LIBOR plus 50 basis points	5,283,467

Commonwealth Edison Company	Exelon Business Service Company	2.071%	25,000,000

PECO Energy Company	Exelon Business Service Company	2.071%	34,000,000

PECO Energy Company	Exelon Generation Company, LLC	2.31%	45,711,303

Sithe Energies Inc.	Exelon Generation Company, LLC	LIBOR plus 0.875%	63,000,665

Exelon Generation Company, LLC	Exelon Energy Company	2.31%	6,000,000

Exelon New England Holdings	Exelon Generation Company, LLC	LIBOR plus 0.5%	16,062,123

Edison Finance Partnership	Exelon Thermal Holdings, Inc.	8.00%	21,421,740

URI, LLC	Unicom Investment, Inc.	6.50%	419,500,000

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

None.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

All issues and sales of system securities were reported in Exelon’s Rule 24.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
(in millions)

Name of Issuer and Title of Issuer	Name of Company Acquiring, Redeeming or Retiring Securities	Consideration (in thousands)	Extinguishment (EXT) or Held (H) for Further Disposition	Authorization or Exemption
ComEd Notes 9.20%	ComEd	$56	EXT	Rule 42
ComEd Notes 6.40%	ComEd	128	EXT	Rule 42
ComEd Notes 6.95%	ComEd	85	EXT	Rule 42
ComEd Notes 7.38%	ComEd	150	EXT	Rule 42
ComEd Notes 7.63%	ComEd	5	EXT	Rule 42
ComEd Pollution Control Revenue Bonds 5.30%	ComEd	26	EXT	Rule 42
ComEd Pollution Control Revenue Bonds 5.70%	ComEd	4	EXT	Rule 42
ComEd Pollution Control Revenue Bonds 5.85%	ComEd	3	EXT	Rule 42
ComEd Sinking Fund Debentures 3.13%	ComEd	2	EXT	Rule 42
ComEd Sinking Fund Debentures 3.88%	ComEd	1	EXT	Rule 42
ComEd Sinking Fund Debentures 4.63%	ComEd	1	EXT	Rule 42

ComEd Sinking Fund Debentures 4.75%	ComEd	1	EXT	Rule 42
ComEd First Mortgage Bonds 3.70%	ComEd	55	EXT	Rule 42
ComEd First Mortgage Bonds 4.70%	ComEd	135	EXT	Rule 42
ComEd First Mortgage Bonds 4.74%	ComEd	38	EXT	Rule 42
ComEd First Mortgage Bonds 5.88%	ComEd	96	EXT	Rule 42
ComEd First Mortgage Bonds 6.15%	ComEd	150	EXT	Rule 42
ComEd First Mortgage Bonds 7.00%	ComEd	62	EXT	Rule 42
ComEd First Mortgage Bonds 7.50%	ComEd	20	EXT	Rule 42
ComEd First Mortgage Bonds 7.63%	ComEd	94	EXT	Rule 42
ComEd First Mortgage Bonds 8.00%	ComEd	20	EXT	Rule 42
ComEd First Mortgage Bonds 3.70%	ComEd	5	EXT	Rule 42
ComEd First Mortgage Bonds 8.38%	ComEd	94	EXT	Rule 42
PECO Pollution Control Revenue Bonds 5.20%	PECO	51	EXT	Rule 42
PECO Pollution Control Revenue Bonds 5.20%	PECO	92	EXT	Rule 42
PECO Pollution Control Revenue Bonds 5.30%	PECO	14	EXT	Rule 42
PECO First Mortgage Bonds 6.38%	PECO	75	EXT	Rule 42
Enterprises Note 7.68%	Enterprises	11	EXT	Rule 42
Enterprises Note 7.68%	Enterprises	26	EXT	Rule 42
Generation Note 6.33%	Generation	10	EXT	Rule 42
Generation Note 6.20%	Generation	16	EXT	Rule 42
Generation Note 8.50%	Generation	32	EXT	Rule 42
Exelon Notes 7.980% to 8.875%	Exelon	63	EXT	Rule 42

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS OF DECEMBER 31, 2004.

Part 1.
There were no investments in persons operating in the retail service area of Exelon, or its subsidiaries.

Part 2.

Issuer	Securities	Quantity	% of	Business	Book Value
			Voting
Phoenix Foods, LLC	Partnership interest	N/A	5%	Aquaponic inner city farm.	$ -0-
Exotrope, Inc.	Convertible debentures.	N/A	< 10%	Communication carrier network.	$ -0-
Media Station, Inc.	Preferred shares plus warrants.	214,286 48,702	2.48%	On-line interactive Software.	$ -0-
WorldWide Web Networx Corp. (WWWX)	Common shares.	73,450	< 10%	Ecommerce, auctions and supply chain	$ -0-

ITEM 6. OFFICERS AND DIRECTORS - PART 1.

The positions of officers and directors of system companies as of December 31, 2004 were as follows:

Adwin (Schuylkill) Cogeneration, Inc.
Directors
John R. Heller	Director

James A. Muntz	Director

Gerald R. Rainey	Director

Officers

Gerald R. Rainey	Chairman, President

William J. Brady III	Vice President

George R. Shicora	Treasurer

Katherine K. Combs	Secretary

John C. Halderman	Assistant Secretary

John C. Halderman	General Counsel

Adwin Equipment Company
Directors
George H. Gilmore Jr.	Director

John C. Halderman	Director

Ronald S. Rooth	Director

Officers

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President and Treasurer

John C. Halderman	Corporate Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Corporate Secretary

Adwin Realty Company
Directors
Craig L. Adams	Director

J. Barry Mitchell	Director

Denis P. O'Brien	Director
Officers

Denis P. O'Brien	Chairman, President

Michael A. Williams	Vice President

J. Barry Mitchell	Treasurer

John C. Halderman	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

AllEnergy Gas & Electric Marketing Company, LLC
Officers

Laura V. Raymond	President

Barbara A. Fatina	Vice President

Ian P. McLean	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer
George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Ambassador II Joint Venture
Officers
Partnership	Does Not Have Officers

AmerGen Clinton NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

AmerGen Consolidation, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Managers

Phillip S. Barnett	Manager

Richard G Gilmore	Manager

Charles S. Walls	Manager

J. Barry Mitchell	Manager

AmerGen Energy Company, LLC
Officers

Christopher M. Crane	Chief Executive Officer

Christopher M. Crane	President

Charles G. Pardee	Senior Vice President

Robert S Bement	Site Vice President - Clinton Nuclear Power Station

Jeffrey A. Benjamin	Vice President, Licensing and Regulatory Affairs

Martin J. Coveney	Vice President

Gerald A. Ellis	Vice President - Human Resources

William Levis	Vice President of Operations, Mid-Atlantic

Richard P. Lopriore	Vice President of Operations, Midwest BWRs

Clair N. Swenson	Site Vice President - Oyster Creek

Bruce C. Williams	Site Vice President - TMI

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Thomas S. O'Neill	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Christopher M. Crane	Chief Nuclear Officer

AmerGen Oyster Creek NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

AmerGen TMI NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

ATNP Finance Company
Directors
Gavin R. Arton	Director

Thomas M. Baglini	Director

J. Michael Collier Jr.	Director

Yolanda F. Pagano	Director
Officers

John M. Wadson	President

John M. Wadson	Treasurer

John M. Wadson	Secretary

Bradford Associates
Officers

Partnership	Does Not Have Officers

Braidwood 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Braidwood 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Byron 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Byron 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Cenesco Company, LLC
Officers

James P. Malone	President

Kevin P. Donovan	Vice President

Rod Krich	Vice President

Kenneth S. Petersen	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Ronald L. Zack	Assistant Secretary

ComEd Financing II
Trustees

Wilmington Trust Company	Trustee

Duane M. DesParte	Trustee

J. Barry Mitchell	Trustee

ComEd Financing III
Trustees

Wilmington Trust Company	Trustee

Duane M. DesParte	Trustee

Thomas R. Miller	Trustee

J. Barry Mitchell	Trustee

ComEd Funding, LLC
Officers

J. Barry Mitchell	President

Charles S. Walls	Treasurer
Managers

Duane M. DesParte	Manager

ComEd Transitional Funding Trust
Officers

J. Barry Mitchell	Trustee
Trustees

First Union Trust Company, National	Trustee
Association

Duane M. DesParte	Trustee

Charles S. Walls	Trustee

Commonwealth Edison Company
Directors
Frank M. Clark	Director

John W. Rowe	Director

Robert S. Shapard	Director

John L. Skolds	Director

S. Gary Snodgrass	Director
Officers

John W. Rowe	Chairman

John L. Skolds	Chief Executive Officer

Frank M. Clark	President

J. Barry Mitchell	Chief Financial Officer

Ruth Ann M. Gillis	Executive Vice President

John T. Costello	Senior Vice President, Technical Services

John T. Hooker	Senior Vice President, EED Property Management,
Legislative and External Affairs

J. Barry Mitchell	Senior Vice President

Denis P. O'Brien	Senior Vice President

M. Bridget Reidy	Senior Vice President, Customer and Marketing
Services
Preston D. Swafford	Senior Vice President, Operations

Mark Alden	Vice President, Project and Contract Management

Doyle N. Beneby	Vice President, Engineering and System Performance

Ellen M. Cavanaugh	Vice President, Transmission Strategy and Business
Operations

Celia David	Vice President, Transmission Policy and Planning

David G. DeCampli	Vice President, Integration

Duane M. DesParte	Vice President, Business Operations

Terence R. Donnelly	Vice President, Transmission and Substations

Dorothy M Hawkins	Vice President, Quality Services

Stephanie J. Hickman	Vice President, Human Resource Services

Matthew F. Hilzinger	Vice President, Controller and Comptroller

Kathryn M. Houtsma	Vice President, Finance

Susan O. Ivey	Vice President, Transmission Operations

Frank J. Jiruska	Vice President, Energy and Marketing Services

Arlene A. Juracek	Vice President, Load Forecasting and Energy
Acquisition

Gregory K. Kiraly	Vice President, Construction and Maintenance

George W. Lofton	Vice President, Claims

George W. Lofton	Vice President, External Affairs and Claims

Fidel Marquez Jr.	Vice President, External Affairs

Jerrold Martin	Vice President, Information Technology

Michael McMahan	Vice President, Work Management

Anne R. Pramaggiore	Vice President, Regulatory and Strategic Services

Bruce A. Renwick	Vice President, Dispatch and Operations

Carl L Segneri Jr.	Vice President, Strategic Initiatives

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Robert A. Kleczynski	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Joseph R. Trpik Jr.	Assistant Controller

Adrienne M. Levatino	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Commonwealth Edison Company of Indiana, Inc.
Directors
Frank M. Clark	Director

Ruth Ann M. Gillis	Director

John L. Skolds	Director
Officers

Frank M. Clark	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Kevin J. Waden	Assistant Secretary

Bruce G. Wilson	Assistant Secretary
Other

Kevin J. Waden	Auditor

Concomber, Ltd.
Directors
C.F.A. Cooper	Director

Odyssefs Drosou	Director

Robert K. McDonald	Director

J. Barry Mitchell	Director
Officers

Robert K. McDonald	President

Odyssefs Drosou	Vice President

J. Barry Mitchell	Vice President

Glenn D. Newman	Vice President

Richard E. Martin	Treasurer

Dawna Ferguson	Secretary

Michael Ashford	Assistant Secretary
Other

D. H. Malcolm	Alternate Director

N. Clayton Price	Alternate Director

Conemaugh Fuels, LLC
Does not have officers

Dresden 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Dresden 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Dresden 3 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

East Coast Natural Gas Cooperative, LLP
Does not have officers

ECP Telecommunications Holdings, LLC
Officers

George H. Gilmore Jr.	President

Ronald S. Rooth	Senior Vice President and Chief Financial Officer

J. Barry Mitchell	Vice President and Treasurer

John C. Halderman	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

ECPH, LLC
Officers

George H. Gilmore Jr.	President

Ronald S. Rooth	Chief Financial Officer

Ronald S. Rooth	Senior Vice President

Donald J. Bromley	Vice President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

John C. Halderman	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Edison Development Canada Inc.
Directors
Frank M. Clark	Director

Ruth Ann M. Gillis	Director

Robert M. Granatstein	Director

Gail Lilley	Director

John L. Skolds	Director
Officers

Frank M. Clark	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Edison Finance Partnership
Officers

Thomas D. Terry Jr.	President

EGW Meter Services, LLC
Does not have officers

EIS Engineering, Inc.
Directors
George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Bruce G. Wilson	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

EIS Investments, LLC
Managers

George H. Gilmore Jr.	Manager

Ronald S. Rooth	Manager

ENEH Services, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

ETT Boston, Inc.
Directors
Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

ETT Canada, Inc.
Directors
Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director

Officers
Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Scott D. Payant	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

ETT North America, Inc.
Directors
Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Allowance Management Company, LLC
Officers

John F. Young	President

Edward J. Cullen Jr.	Vice President and Secretary

Ian P. McLean	Vice President

J. Barry Mitchell	Vice President and Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon AOG Holding #1, Inc.
Directors
Kenneth W. Cornew	Director

Ian P. McLean	Director

John F. Young	Director
Officers

Ian P. McLean	President

Kenneth W. Cornew	Vice President

James S. Jablonski	Vice President

Mark A. Schiavoni	Vice President

J. Barry Mitchell	Assistant Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon AOG Holding #2, Inc.
Directors
Kenneth W. Cornew	Director

Ian P. McLean	Director

John F. Young	Director

Officers

Ian P. McLean	President

Kenneth W. Cornew	Vice President

James S. Jablonski	Vice President

Mark A. Schiavoni	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Business Services Company
Directors
John W. Rowe	Director and Chair

Randall E. Mehrberg	Director

Robert S. Shapard	Director

Pamela B. Strobel	Director
Officers

Pamela B. Strobel	President

Craig L. Adams	Chief Supply Officer

Daniel C. Hill	Chief Information Officer

Craig L. Adams	Senior Vice President

William Arndt	Senior Vice President

Daniel C. Hill	Senior Vice President

Richard J. Landy	Senior Vice President, Human Resources &
Administration, BSC HR Operations

William A. VonHoene Jr.	Senior Vice President

Paul R. Bonney	Vice President

Darryl Bradford	Vice President & Associate General Counsel

Thomas A. Clewett	Vice President Projects & Enterprise Solutions - IT

Katherine K. Combs	Vice President

Edward J. Cullen Jr.	Vice President

Joseph Dominguez	Vice President & Associate General Counsel

James D. Guerra	Vice President - Finance

Shelley S. Keller	Vice President, Corporate Strategy

Joseph A. Lasky	Vice President, IT Operations & Infrastructure
Services

Ralph E. Loomis	Vice President and Special Assistant to the Chairman

Mary E. Ludford	Vice President, BSC Support Services

Jerrold Martin	Vice President, Information Technology, Energy
Delivery Solutions (EDS)

J. Barry Mitchell	Vice President and Treasurer

Glenn D. Newman	Vice President

David M. O'Brien	Vice President, Supply Operations

Thomas S. O'Neill	Vice President & Associate General Counsel

Karen J. Peery	Vice President, IT Genco

Delia W. Stroud	Vice President, Supply Business Operations &
Governance

Thomas D. Terry Jr.	Vice President, Taxes

Katherine K. Combs	Corporate Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Paul R. Bonney	Deputy General Counsel

Katherine K. Combs	Deputy General Counsel

Edward J. Cullen Jr.	Deputy General Counsel

Glenn D. Newman	Deputy General Counsel

William A. VonHoene Jr.	Deputy General Counsel

Exelon Capital Trust I
Does not have officers

Exelon Capital Trust II
Does not have officers

Exelon Capital Trust III
Does not have officers

Exelon Corporation
Directors
Edward A. Brennan	Director

M. Walter D'Alessio	Director

Nicholas DeBenedictis	Director

Bruce DeMars	Director

Nelson A. Diaz	Director

G. Fred DiBona Jr.	Director

Sue L. Gin	Director

Rosemarie B. Greco	Director

Edgar D. Jannotta	Director

John M. Palms	Director

John W Rogers Jr.	Director

John W. Rowe	Director

Ronald Rubin	Director

Richard L. Thomas	Director
Officers

John W. Rowe	Chairman of the Board

John W. Rowe	Chief Executive Officer

John W. Rowe	President

Robert S. Shapard	Chief Financial Officer

Frank M. Clark	Executive Vice President

Ian P. McLean	Executive Vice President

Randall E. Mehrberg	Executive Vice President and General Counsel

Elizabeth A. Moler	Executive Vice President, Government Affairs &
Public Policy

Robert S. Shapard	Executive Vice President

John L. Skolds	Executive Vice President

S. Gary Snodgrass	Chief Human Resources Officer

S. Gary Snodgrass	Executive Vice President

Pamela B. Strobel	Executive Vice President

Pamela B. Strobel	Chief Administrative Officer

John F. Young	Executive Vice President

William Arndt	Senior Vice President

Christopher M. Crane	Senior Vice President

Ruth Ann M. Gillis	Senior Vice President

George H. Gilmore Jr.	Senior Vice President

Richard H. Glanton	Senior Vice President, Corporate Planning

J. Barry Mitchell	Senior Vice President

David W. Woods	Senior Vice President, Communications,
Governmental & Public Affairs

Virginia A. Brown	Vice President, Human Resources Planning and
Development

Ellen D. Caya	Vice President, Audit

Katherine K. Combs	Vice President and Corporate Secretary

Victor Fonseca	Vice President, Compensation

Reynold B. Gonzalez	Vice President, Diversity

Sharon M. Hillman	Vice President, Mergers & Acquisitions, and
Divestitures

Matthew F. Hilzinger	Vice President and Corporate Controller

Helen A. Howes	Vice President, Environmental Affairs

Donald P. Kirchoffner	Vice President, Communications

Patrick J. Laird	Vice President, Corporate Security

Robert K. McDonald	Vice President, Risk Management

Michael Metzner	Vice President, Investor Relations & Shareholder
Services

Thomas R. Miller	Vice President, Finance

John R. Samolis	Vice President, Labor and Employee Relations

Carole Schecter	Vice President, Employee Health and Benefits

Thomas D. Terry Jr.	Vice President and General Tax Officer

J. Barry Mitchell	Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Bruce G. Wilson	Assistant Secretary

Exelon Edgar, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Energy Company
Directors
Phillip S. Barnett	Director

Ian P. McLean	Director

Laura V. Raymond	Director
Officers

Laura V. Raymond	President

J. Barry Mitchell	Chief Financial Officer

Barbara A. Fatina	Vice President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President - Taxes

James Llende	Assistant Vice President - Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon Energy Delivery Company, LLC
Officers

John L. Skolds	President

David G. DeCampli	Chief Integration Officer

Ruth Ann M. Gillis	Executive Vice President

John T. Hooker	Senior Vice President, Property Management

Frank M. Clark	Senior Vice President

John T. Costello	Senior Vice President, Technical Services

Denis P. O'Brien	Senior Vice President

M. Bridget Reidy	Senior Vice President, Customer and Marketing
Services

Preston D. Swafford	Senior Vice President, Operations

Doyle N. Beneby	Vice President, Engineering and System Performance

Ellen M. Cavanaugh	Vice President, Transmission Strategy and Business
Operations

David G. DeCampli	Vice President, Integration

Duane M. DesParte	Vice President, Business Operations

Terence R. Donnelly	Vice President, Transmission and Substation
Operations

Dorothy M Hawkins	Vice President, Quality Services

Stephanie J. Hickman	Vice President, Human Resources

Matthew F. Hilzinger	Vice President, Controller

Kathryn M. Houtsma	Vice President, Finance

Susan O. Ivey	Vice President, Transmission Operations

Frank J. Jiruska	Vice President, Energy and Marketing Services

Arlene A. Juracek	Vice President Load Forecasting and Energy
Acquisition

Gregory K. Kiraly	Vice President, Construction and Maintenance/West

George W. Lofton	Vice President, Claims

Fidel Marquez Jr.	Vice President, External Affairs - Chicago Operations

Jerrold Martin	Vice President, Information Technology

Michael McMahan	Vice President, Work Management

J. Barry Mitchell	Vice President

Bruce A. Renwick	Vice President, Dispatch and Operations

Carl L Segneri Jr.	Vice President, Strategic Initiatives

Kimberly L. Smith	Vice President, Construction and Maintenance/East

Thomas D. Terry Jr.	Vice President, Taxes

Robert A. Kleczynski	Assistant Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Corporate Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Joseph R. Trpik Jr.	Assistant Controller

Todd D. Cutler	Assistant Corporate Secretary

Scott N. Peters	Assistant Corporate Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Enterprises Company, LLC
Officers

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Chief Financial Officer

J. Barry Mitchell	Senior Vice President

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Exelon Enterprises Investments, Inc.
Directors
Gavin R. Arton	Director

J. Michael Collier Jr.	Director

John C. Halderman	Director

Yolanda F. Pagano	Director
Officers

John M. Wadson	President

John M. Wadson	Treasurer

John M. Wadson	Secretary

Exelon Enterprises Management, Inc.
Directors

George H. Gilmore Jr.	Director

John C. Halderman	Director

Ronald S. Rooth	Director
Officers

George H. Gilmore Jr.	President

Ronald S. Rooth	Senior Vice President and Chief Financial Officer

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Exelon Framingham Development, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Framingham, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Generation Company, LLC
Officers

John F. Young	Chief Executive Officer

Ian P. McLean	President, Exelon Power Team

Mark A. Schiavoni	President, Exelon Power

John F. Young	President

Christopher M. Crane	President and Chief Nuclear Officer, Exelon Nuclear

J. Barry Mitchell	Chief Financial Officer

William H. Bohlke	Senior Vice President, Exelon Nuclear

Kenneth W. Cornew	Senior Vice President, Power Transactions &
Wholesale Delivery, Exelon Power Team

J. Barry Mitchell	Senior Vice President

Charles G. Pardee	Senior Vice President, Nuclear Services, Exelon
Nuclear

Mark A. Schiavoni	Senior Vice President, Exelon Generation

David W. Woods	Senior Vice President, Communications,
Governmental & Public Affairs

J. Tyler Anthony	Vice President, Project Management, Exelon Nuclear

George P. Barnes Jr.	Site Vice President - LaSalle County Station

Phillip S. Barnett	Vice President - Finance

Robert S Bement	Site Vice President - Clinton Nuclear Power Station

Jeffrey A. Benjamin	Vice President, Licensing and Regulatory, Exelon
Nuclear

Danny G. Bost	Site Vice President - Dresden Nuclear Power Station

Robert C. Braun	Site Vice President - Peach Bottom Atomic Power
Station

Kevin Cellars	Vice President, Business Operations, Exelon Power

Martin J. Coveney	Vice President, Finance, Exelon Nuclear

Edward J. Cullen Jr.	Vice President, Legal and Secretary

Ronald J. DeGregorio	Site Vice President - Limerick Generating Station

Gerald A. Ellis	Vice President, Human Resources, Exelon Nuclear

David Ellsworth	Vice President, Fuels, Power Team

Meg Evangelist	Vice President, Human Resources, Exelon Power

Jan H. Freeman	Vice President, Public Affairs, Exelon Generation

Lester J. Guthrie	Vice President, Outage Planning & Services, Exelon
Nuclear

Ernest J. Harkness	Vice President, Special Projects, Mid-Atlantic
Operations, Exelon Nuclear

Robert J. Hovey	Vice President, Operations Support, Exelon Nuclear

Christopher Hughes	Vice President, Exelon Power

Theodore E. Jennings	Vice President, Engineering & Operation Support,
Exelon Power

Thomas P. Joyce	Site Vice President - Braidwood Station

Marilyn C. Kray	Vice President, Project Development, Exelon Nuclear

Rod Krich	Vice President, Licensing Projects, Exelon Nuclear

Stephen E. Kuczynski	Site Vice President - Byron Station

William Levis	Vice President, Mid-Atlantic Operations, Exelon
Nuclear

Richard P. Lopriore	Vice President, Business Operations, Mid-West BWR Operations, Exelon Nuclear

James P. Malone	Vice President, Fuels Management, Exelon Nuclear

Robert K. McDonald	Vice President, Generation

Mark McFarland	Vice President, Commercial Transactions & Pricing,
Power Team

James R. Meister	Vice President, Nuclear Services, Exelon Nuclear

Joellen Burns Muntz	Vice President, Operations, Exelon Power

Michael Pacilio	Vice President, Business Operations, Mid-West PWR
Operations, Exelon Nuclear

Laura V. Raymond	Vice President, Marketing & Business Development,
Exelon Power

Amir Shahkarami	Vice President, Engineering, Exelon Nuclear

Clair N. Swenson	Site Vice President - Oyster Creek

Thomas D. Terry Jr.	Vice President, Taxes

Timothy Tulon	Site Vice President - Quad Cities Nuclear Power
Station

Jon D. Veurink	Vice President and Corporate Controller

Sue E. Wallace	Vice President, Management Projects, Exelon
Generation

Russell G. West	Vice President, Nuclear Oversight, Exelon Nuclear

Bruce C. Williams	Site Vice President - TMI

J. Barry Mitchell	Treasurer

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon Generation Consolidation, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary
Managers

Phillip S. Barnett	Manager

Richard G Gilmore	Manager

J. Barry Mitchell	Manager

Charles S. Walls	Manager

Exelon Generation Finance Company, LLC
Officers

John M. Wadson	President, Treasurer and Secretary
Managers

Gavin R. Arton	Manager

J. Michael Collier Jr.	Manager

Yolanda F. Pagano	Manager

Michael Ricciardi	Manager

Exelon Generation International, Inc.
Officers

No Officers	Organizational Meeting Not Yet Held

Exelon Hamilton LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Investment Holdings, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President and Treasurer

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon New Boston, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon New England Development, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon New England Holdings, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon New England Power Marketing, Limited Partnership
Other
Partnership	Does Not Have Officers

Exelon Peaker Development General, LLC
Officers

Ian P. McLean	President

Edward J. Cullen Jr.	Vice President and Secretary

J. Barry Mitchell	Vice President and Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon Peaker Development Limited, LLC
Officers

Ian P. McLean	President

Donald J. Bromley	Vice President

Edward J. Cullen Jr.	Vice President and Secretary

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon PowerLabs, LLC
Officers

Frank Cebular	President

Scott Giacobbe	Vice President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon Services, Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

George H. Gilmore Jr.	Chairman of the Board

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

John T. Kennedy	Vice President

J. Barry Mitchell	Vice President

Scott D. Payant	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Louis P. Maltezos	General Manager

Exelon SHC, Inc.
Directors

Ian P. McLean	Director

Mark A. Schiavoni	Director

John F. Young	Director
Officers

John F. Young	Chairman of the Board

John F. Young	Chief Executive Officer

John F. Young	President

Mark A. Schiavoni	Senior Vice President

Edward J. Cullen Jr.	Vice President

Ian P. McLean	Vice President

J. Barry Mitchell	Treasurer

Donald J. Bromley	Secretary

Edward J. Cullen Jr.	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Exelon Synfuel I, LLC
Officers

Robert A. Kleczynski	President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Exelon Synfuel II, LLC
Officers

Robert A. Kleczynski	President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Exelon Synfuel III, LLC
Officers

Robert A. Kleczynski	President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon Thermal Development, Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director

Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Thermal Holdings, Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Ventures Company, LLC
Officers

John W. Rowe	President and Chief Executive Officer

John F. Young	Executive Vice President

J. Barry Mitchell	Senior Vice President

Robert K. McDonald	Vice President, Ventures

Randall E. Mehrberg	Vice President and General Counsel

Robert S. Shapard	Vice President and Chief Financial Officer

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Exelon West Medway Development, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon West Medway Expansion, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon West Medway, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Corporate Secretary

John C. Halderman	Assistant Corporate Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Exelon Wyman, LLC
Officers

Mark A. Schiavoni	President

John Castro	Vice President

Joellen Burns Muntz	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

ExTel Corporation, LLC
Officers

Duane M. DesParte	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Ronald L. Zack	Assistant Secretary

ExTex LaPorte Limited Partnership
Partnership	Does Not Have Officers

ExTex Marketing, LLC
Officers

Ian P. McLean	President

Donald J. Bromley	Vice President

Kenneth W. Cornew	Vice President

Charles A. Mannix	Vice President, Taxes

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

ExTex Power, LP
Partnership	Does Not Have Officers

ExTex Retail Services Company, LLC
Officers

Ian P. McLean	President

Kenneth W. Cornew	Vice President

J. Barry Mitchell	Vice President and Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Christopher J. Bernard	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

F & M Holdings Company LLC
Officers

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Ronald S. Rooth	Vice President - Finance

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Fischbach and Moore Electric, Inc.
Directors
George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ken Podolack	Chief Financial Officer

Harvey B. Dikter	Executive Vice President

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

Ken Podolack	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Carter C. Culver	Assistant Secretary

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

William Conner	Vice President - Pittsburgh

William Greene	Vice President - Boston

Fischbach and Moore Electrical Contracting, Inc.
Directors
George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ken Podolack	Chief Financial Officer

Jack McHugh	Executive Vice President

William Greene	Vice President - Boston

Bob Meyer	Vice President - New Jersey

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

Ken Podolack	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Fischbach and Moore, Inc.
Directors
George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ken Podolack	Chief Financial Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

Ken Podolack	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Henderson Ambassador Associates
Officers
- Partnership	Does Not Have Officers

Horizon Energy Company
Directors
Duane M. DesParte	Director

J. Barry Mitchell	Director

Denis P. O'Brien	Director
Officers

Denis P. O'Brien	President

Katherine K. Combs	Vice President and Corporate Secretary

J. Barry Mitchell	Vice President and Treasurer

Scott N. Peters	Assistant Corporate Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

II Services, Inc.
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Infrasource Field Services, LLC
Officers

Harvey B. Dikter	Senior Vice President, General Counsel and Secretary

David R. Helwig	Chairman

Terence R. Montgomery	Senior Vice President and Treasurer

Keystone Fuels, LLC

Managers

Fred Humphrey	Manager

La Salle 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

La Salle 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Limerick 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Limerick 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

NEWCOSY, Inc.
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director

Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

NEWCOTRA, Inc.
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

North America Power Services, Inc.
Directors

Kevin Cellars	Director

Darren Olagues	Director
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Northwind Boston, LLC
Officers

Richard S. Hahn	President

Northwind Thermal Technologies Canada Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Nuclear US Holdings, Inc.
Directors

Christopher M. Crane	Director

John W. Rowe	Director

John F. Young	Director
Officers

John W. Rowe	Chairman of the Board

Christopher M. Crane	President

Charles G. Pardee	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Kevin D. Stepanuk	Assistant Secretary

Nuclear US Investments, LLC
Officers

Christopher M. Crane	President

Charles G. Pardee	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Kevin D. Stepanuk	Assistant Secretary
Managers

Christopher M. Crane	Manager

Edward J. Cullen Jr.	Manager

Charles G. Pardee	Manager

Nuclear, Limited Partnership
Other

Christopher M. Crane	President

Charles G. Pardee	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Kevin D. Stepanuk	Assistant Secretary

NuStart Energy Development, LLC
Officers

Marilyn C. Kray	President

George R. Shicora	Treasurer

Brian Fuller	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

OldcoVSI, Inc.
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

OSP Servicios, S.A. de C.V.
Does not have officers

Peach Bottom 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Peach Bottom 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Peach Bottom 3 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

PEC Financial Services, LLC
Officers

Yolanda F. Pagano	President

Thomas M. Baglini	Vice President

George R. Shicora	Treasurer

Todd D. Cutler	Secretary

Maria D. Conway	Assistant Treasurer

Yolanda F. Pagano	Assistant Secretary
Managers

J. Barry Mitchell	Manager

Yolanda F. Pagano	Manager

George R. Shicora	Manager

PECO Energy Capital Corp.
Directors
Suzanne Hay	Director

Thomas R. Miller	Director
Officers

Thomas R. Miller	Vice President

J. Barry Mitchell	Director

J. Barry Mitchell	Chairman, President

George R. Shicora	Treasurer

Bruce G. Wilson	Secretary

Suzanne Hay	Assistant Secretary

Ronald L. Zack	Assistant Secretary

PECO Energy Capital Trust III
Officers
Formed - Not Yet Organized	Organizational Meeting Not Yet Held

PECO Energy Capital Trust IV
Officers
Formed - Not Yet Organized	Organizational Meeting Not Yet Held

PECO Energy Capital Trust V
Officers
Formed - Not Yet Organized	Organizational Meeting Not Yet Held

PECO Energy Capital Trust VI
Officers
Formed - Not Yet Organized	Organizational Meeting Not Yet Held

PECO Energy Capital, LP
Partnership	Does Not Have Officers

PECO Energy Company
Directors
Denis P. O'Brien	Director

John W. Rowe	Director

Robert S. Shapard	Director

John L. Skolds	Director
Officers

Denis P. O'Brien	President

John T. Costello	Senior Vice President, Technical Services

John T. Hooker	Senior Vice President, Real Estate and Claims

J. Barry Mitchell	Senior Vice President

M. Bridget Reidy	Senior Vice President, Customer and Marketing
Services

Preston D. Swafford	Senior Vice President, Operations

David W. Woods	Senior Vice President, Government Affairs

J. Barry Mitchell	Chief Financial Officer

Mark Alden	Vice President, Project and Contract Management

Doyle N. Beneby	Vice President, Engineering and System Performance

Ellen M. Cavanaugh	Vice President, Transmission Strategy and Business
Operations

Lisa Crutchfield	Vice President, Regulatory and External Affairs

David G. DeCampli	Vice President, Asset Investment Strategy and
Development

Duane M. DesParte	Vice President, Business Operations

Terence R. Donnelly	Vice President, Transmission and Substation
Operations

Dorothy M Hawkins	Vice President, Quality Services

Stephanie J. Hickman	Vice President, Human Resources

Reed R. Horting	Vice President, Gas

Susan O. Ivey	Vice President, Transmission Operations

Frank J. Jiruska	Vice President, Energy and Marketing Services

Arlene A. Juracek	Vice President, Energy Acquisition

Jerrold Martin	Vice President, Information Technology, Energy
Delivery Solutions (EDS)

Michael McMahan	Vice President, Work Management

Bruce A. Renwick	Vice President, Dispatch and Operations

Carl L Segneri Jr.	Vice President, Strategic Initiatives

Kimberly L. Smith	Vice President, Construction and Maintenance/East

Thomas D. Terry Jr.	Vice President, Taxes

Robert A. Kleczynski	Assistant Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Corporate Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Joseph Dominguez	Assistant Corporate Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

PECO Energy Power Company
Directors
John F. Young	Chairman

Phillip S. Barnett	Director

Mark A. Schiavoni	Director

John F. Young	Director
Officers

Mark A. Schiavoni	President

Edward J. Cullen Jr.	Vice President - Legal

Joellen Burns Muntz	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Vice President and Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

PECO Energy Transition Trust
Trustees

Thomas R. Miller	Trustee

George R. Shicora	Trustee

PECO Wireless, LP
Partnership	Does Not Have Officers

Penesco Company, LLC
Officers

James P. Malone	President

Kevin P. Donovan	Vice President

Rod Krich	Vice President

Kenneth S. Petersen	Vice President

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Port City Power, LLC
Officers

Edward J. Cullen Jr.	Vice President - Legal

Charles P. Lewis	Vice President

Preston D. Swafford	Vice President

J. Barry Mitchell	Vice President and Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Quad Cities 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Quad Cities 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Rand-Bright Corporation
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director

Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Salem 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Salem 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Scherer Holdings 1, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary
Managers

J. Barry Mitchell	Member of Management Committee

Andrew L Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Scherer Holdings 2, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary
Managers

J. Barry Mitchell	Member of Management Committee

Andrew L Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Scherer Holdings 3, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Managers

J. Barry Mitchell	Member of Management Committee

Andrew L Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Sithe Latin America Holdings, Ltd.
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary
Other

Kevin Cellars	Director

Darren Olagues	Director

Sithe Overseas Power Services, Ltd.
Directors

Kevin Cellars	Director

Darren Olagues	Director
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

Sandra J. Manilla	Vice President

Hyun Park	Secretary

Sithe Pardo Holdings, Ltd.
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary
Other

Kevin Cellars	Director

Darren Olagues	Director

Sithe Tamuin Energy Services II, S. de R.L. de C.V.
Directors

Kevin Cellars	Director
Officers

Kevin Cellars	Chairman

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

Hyun Park	Senior Vice President

Rafael S. Herz	Vice President

Sandra J. Manilla	Vice President

Sandra J. Manilla	Treasurer

Hyun Park	Secretary

Sithe Tamuin Energy Services, S. de R.L. de C.V.
Directors
Kevin Cellars	Director
Officers

Kevin Cellars	Chairman

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

Hyun Park	Senior Vice President

Rafael S. Herz	Vice President

Sandra J. Manilla	Vice President

Sandra J. Manilla	Treasurer

Hyun Park	Secretary

Sithe Tamuin Investments II, S. de R.L. de C.V.
Directors

Kevin Cellars	Director

Darren Olagues	Manager

Officers

Kevin Cellars	Chairman

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

Hyun Park	Senior Vice President

Rafael S. Herz	Vice President

Sandra J. Manilla	Vice President

Sandra J. Manilla	Treasurer

Hyun Park	Secretary

Sithe Tamuin Investments, S. de R.L. de C.V.
Directors

Kevin Cellars	Director

Darren Olagues	Manager
Officers

Kevin Cellars	Chairman

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

Hyun Park	Senior Vice President

Rafael S. Herz	Vice President

Sandra J. Manilla	Vice President

Sandra J. Manilla	Treasurer

Hyun Park	Secretary

Southeast Chicago Energy Project, LLC
Does not have officers

Spruce Equity Holdings, LP
Attorney
Partnership	Does Not Have Officers

Spruce Holdings G.P. 2000, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Managers

J. Barry Mitchell	Member of Management Committee

Andrew L. Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Spruce Holdings L.P. 2000, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary
Managers

J. Barry Mitchell	Member of Management Committee

Andrew L. Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Spruce Holdings Trust
Trustees

Wilmington Trust Company	Trustee

Susquehanna Electric Company
Directors

John F. Young	Chairman

Phillip S. Barnett	Director

Mark A. Schiavoni	Director

John F. Young	Director
Officers

Mark A. Schiavoni	President

Edward J. Cullen Jr.	Vice President - Legal

Joellen Burns Muntz	Vice President

Thomas D. Terry Jr.	Vice President - Taxes

Jon D. Veurink	Vice President and Corporate Controller

J. Barry Mitchell	Vice President and Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

Susquehanna Power Company
Directors
John F. Young	Chairman

Phillip S. Barnett	Director

Mark A. Schiavoni	Director

John F. Young	Director
Officers

Mark A. Schiavoni	President

Edward J. Cullen Jr.	Vice President - Legal

Joellen Burns Muntz	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Vice President and Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Ronald L. Zack	Assistant Secretary

T.H. Green Electric Co., Inc.
Directors

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	Chairman

George H. Gilmore Jr.	Chairman

Carter C. Culver	Chief Executive Officer

George H. Gilmore Jr.	Chief Executive Officer

Ronald S. Rooth	Vice President - Finance

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

James Llende	Assistant Vice President, Taxes

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Harvey B. Dikter	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Development Services de R.L. de C.V.
Officers

Hyun Park	Secretary

Mark Dibble	Assistant Secretary

John Heightley	Manager

Rafael S. Herz	Manager

Tamuin Energy Management Services II, Inc.
Directors
Kevin Cellars	Director

Darren Olagues	Director
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Energy Management Services, Inc.
Directors

Kevin Cellars	Director

Darren Olagues	Director
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Holdings A, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Holdings II, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Holdings III, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Holdings, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

John C. Halderman	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin International Finance II, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin International Finance, LLC
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin International, Inc.
Directors

Kevin Cellars	Director

Darren Olagues	Director
Officers

Kevin Cellars	Chief Executive Officer

Darren Olagues	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Tamuin Mexican Business Trust
Does not have officers

Tamuin Mexican Business Trust II
Does not have officers

TEG Holdings, LLC
Officers

Mark A. Schiavoni	Chief Executive Officer

Mark A. Schiavoni	President

Donald J. Bromley	Vice President

Kevin Cellars	Vice President

Thomas D. Terry Jr.	Vice President, Taxes

J. Barry Mitchell	Treasurer

Edward J. Cullen Jr.	Secretary

Thomas R. Miller	Assistant Treasurer

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Donald J. Bromley	Assistant Secretary

Todd D. Cutler	Assistant Secretary

John C. Halderman	Assistant Secretary

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Termoelectrica Del Golfo S. de R.L. de C.V.
Does not have officers

Termoelectrica Penoles S. de R.L. de C.V.
Does not have officers

Texas Ohio Gas, Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director
Officers

Barbara A. Fatina	Vice President

Barbara A. Fatina	Treasurer

Barbara A. Fatina	Secretary

The Proprietors of the Susquehanna Canal
Other

Gerald R. Rainey	Governor

UII, LLC
Officers

J. Barry Mitchell	Chief Executive Officer

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Unicom Assurance Company, Ltd.
Officers

Ruth Ann M. Gillis	Director and President

Robert K. McDonald	Vice President

May Coye	Secretary

E. John Thompson	Assistant Secretary
Other

C.F.A. Cooper	Director

Odyssefs Drosou	Director

Ruth Ann M. Gillis	Director

Robert K. McDonald	Director

Unicom Power Marketing Inc.
Directors

Carter C. Culver	Director

George H. Gilmore Jr.	Director

Ronald S. Rooth	Director
Officers

Carter C. Culver	President

George H. Gilmore Jr.	President

J. Barry Mitchell	Vice President

J. Barry Mitchell	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary

James Llende	Vice President - Taxes

UniGridEnergy, LLC
Does not have officers

URI, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Scott N. Peters	Assistant Secretary

Bruce G. Wilson	Assistant Secretary

Wansley Holdings 1, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary
Managers

J. Barry Mitchell	Member of Management Committee

Andrew L Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Wansley Holdings 2, LLC
Officers

J. Barry Mitchell	President

Thomas R. Miller	Vice President

Thomas D. Terry Jr.	Vice President

Charles S. Walls	Vice President

Thomas R. Miller	Treasurer

Katherine K. Combs	Secretary

George R. Shicora	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Todd D. Cutler	Assistant Secretary

Scott N. Peters	Assistant Secretary
Managers

J. Barry Mitchell	Member of Management Committee

Andrew L Stidd	Member of Management Committee

Thomas D. Terry Jr.	Member of Management Committee

Charles S. Walls	Member of Management Committee

Zion 1 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

Zion 2 NQF, LLC
Officers

J. Barry Mitchell	President

Phillip S. Barnett	Vice President

J. Barry Mitchell	Treasurer

Richard G Gilmore	Secretary

Thomas R. Miller	Assistant Treasurer

Charles S. Walls	Assistant Treasurer

Edward J. Cullen Jr.	Assistant Secretary

Scott N. Peters	Assistant Secretary

Kevin D. Stepanuk	Assistant Secretary

ITEM 6. OFFICERS AND DIRECTORS - PART II.

Financial Connections - The following is a list, as of December 31, 2004, of all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.

1.
Edgar D. Jannotta: Member of Board of Directors of Exelon since the merger closing in 2000, and Chairman of William Blair & Co., L.L.C., investment banker and brokerage company, Chicago, Illinois. Authorized pursuant to Rule 70(b).

2.
John W. Rowe: Member of Board of Directors of Exelon since the merger closing in 2000, and member of Board of Directors of The Northern Trust Company, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 70(a).

3.	Edward A. Brennan: Member of Board of Directors of Exelon Corporation since the merger closing in 2000, and member of Board of Directors of Morgan Stanley, investment banker, New York, New York, since December 13, 2004. Authorized pursuant to Rule 70(b).

ITEM 6. OFFICER AND DIRECTORS - PART III.

(a)	Compensation of Directors and Officers of System Companies

Exelon
Board Compensation

In December 2004, based upon a review conducted by a leading external compensation consultant, the Exelon board of directors approved an increase in directors’ compensation, effective January 1, 2005, to bring Exelon’s program in line with its peer group, which is composed of other utilities and general industrial companies. The increase also recognizes the increased time commitment required of the directors. With the approved increases, Exelon’s total compensation program for directors is between the 50th percentile and the mean of its peer group. Directors are paid in cash and deferred stock units as set forth below and are reimbursed for expenses, if any, for attending meetings.

•	$35,000 Annual board retainer;

•	$1,500 Meeting fee or per diem fee;

•	$5,000 Annual retainer for committee chair;

•	$5,000 Annual retainer for members of the audit and Exelon generation oversight committees; and

•	$60,000 Annual grant of deferred stock units (dollar value).

Directors are required to own at least 6,000 shares of Exelon common stock or deferred stock units within three years after their election to the Exelon board of directors.

Directors can elect to defer receiving their cash compensation until age 65 or until retirement from the Exelon board of directors. Deferred compensation is put into an unfunded account and credited with interest, equal to the amount that would have been earned had the compensation been invested in a variety of mutual funds, including one fund composed exclusively of shares of Exelon common stock. The deferred amounts and accrued interest are unfunded obligations of Exelon.

Executive Compensation

Summary Compensation Table
		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (See Note 1)	Restricted Stock Award (See Notes 2 and 3)	Number of Options (See Note 4)	Payouts (See Notes 2 and 5)	All Other Compensation (See Notes 2 and 6)

John W. Rowe Chairman, President & Chief Executive Officer, Exelon Corp.	2004	$ 1,241,346	$ 1,675,000	$ 357,431	$ 1,480,279	400,000	$ 1,666,322	$ 2,153,432
	2003	1,185,289	1,400,000	342,341	2,733,360	350,000	--	191,851
	2002	1,104,000	1,550,000	185,121	1,909,985	400,000	--	184,189

Robert S. Shapard Executive Vice President & Chief Financial Officer, Exelon Corp.	2004	531,538	501,830	2,268	404,218	80,000	426,400	513,859
	2003	512,404	411,362	2,727	634,530	72,000	--	64,319
	2002	96,154	83,609	72,344	837,742	40,000	--	5,148

John L. Skolds Executive Vice President, Exelon Corp.	2004	571,154	462,239	3,472	739,118	80,000	426,400	514,883
	2003	530,673	393,837	2,762	634,530	80,000	--	64,276
	2002	492,423	499,800	121,510	416,724	90,000	--	62,363

Pamela B. Strobel Executive Vice President, Exelon Corp.	2004	521,538	492,450	7,563	404,218	80,000	426,400	503,632
	2003	500,673	403,374	7,349	634,530	72,000	--	54,006
	2002	474,923	470,400	6,811	520,905	120,000	--	52,718

Randall E. Mehrberg Executive Vice President & General Counsel, Exelon Corp.	2004	494,807	469,000	6,159	404,218	80,000	426,400	499,737
	2003	466,538	375,418	6,248	634,530	72,000	--	49,741
	2002	435,288	389,639	6,218	418,740	90,000	--	48,582

Oliver D. Kingsley, Jr. President & Chief Operating Officer, Exelon Corp. through 10/31/2004	2004	768,269	1,139,000	218,497	--	140,000	2,238,570	12,105,852 (6)
	2003	824,038	969,924	185,294	1,164,737	120,000	--	180,591
	2002	728,634	823,680	102,387	2,373,140	160,000	--	175,821

Notes to Summary Compensation Table

1.
The amounts shown under the column labeled "Other Annual Compensation" include perquisites and other personal benefits if the aggregate amount exceeds $50,000, and/or amounts reimbursed for the payment of taxes. Executive officers receive certain perquisites commensurate with their position. These include an allowance for a company provided automobile and parking, memberships in certain dining, health, and airline clubs, access to financial, estate, and tax planning services, reimbursement for spousal travel to company or industry events at which it is customary to bring spouses or guests, and one comprehensive physical examination per year. Mr. Rowe, through his initial relocation agreement negotiated separately with Unicom Corporation is also entitled to company provided storage costs for certain personal items. Mr. Rowe and Mr. Kingsley were also entitled to limited use of a company chauffer for commuting and limited personal use of corporate jet aircraft. For Mr. Rowe, the amount shown for 2004 includes $266,877 for personal use of corporate jet aircraft, and $26,040 for the reimbursement of taxes. For Mr. Kingsley, the amount shown for 2004 includes $149,631 for personal use of corporate jet aircraft and $15,408 for the reimbursement of taxes. For Messrs. Shapard, Skolds, Mehrberg and Ms. Strobel, the value of all perquisites received does not exceed $50,000, and the amounts shown represent payments for the reimbursement of taxes.

2.	Exelon has a performance share award program under its Long Term Incentive Plan. Awards made prior to January 2005 were made in restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005 and for amounts vesting in 2005, if the participant has achieved 125% of the participant’s stock ownership requirement, the performance shares are settled approximately one-half in cash and one half in stock, with the same vesting schedule as before. For the 3 year performance period ended December 31, 2004, Mr. Rowe was granted 116,662 shares, Messrs. Shapard, Skolds, and Mehrberg and Ms. Strobel were each granted 29,853 shares, and Mr. Kingsley was granted 52,242 shares. These shares were valued at $42.85 per share. The amount of these grants that vested immediately is shown in the column headed “Long Term Compensation—Payouts”, while the amount that will be settled in stock and will vest on the first and second anniversaries of the award is shown in the column headed “Restricted Stock Award” and the amount that may be settled in stock or cash (depending on the participant’s stock ownership on the first and second anniversaries of the grant) is shown in the column headed “All Other Compensation.”

3.	This column reports the value of the restricted stock portion of performance share awards as well as other restricted awards granted to individuals during the preceding year by the Compensation Committee and the Board of Directors in recognition of specific accomplishments and/or significant increases in job responsibilities. Mr. Skolds received a grant of 20,000 shares on February 1, 2004, valued at $33.49 per share, which will all vest on February 1, 2009. During that time Mr. Skolds will receive the dividends payable on these shares. The number of shares and the share price has been adjusted to reflect the 2 for 1 stock split on May 5, 2004.

The named executive officers held the amounts of restricted shares, including unvested performance shares granted with respect to the 3-year performance periods ending December 31, 2003 and December

31, 2002, as shown in the following table. Unvested restricted and performance shares continue to receive dividends. The value of restricted shares and unvested performance shares shown below in columns [A] and [B] is based on the December 31, 2004 closing price of Exelon stock, $44.07 except for Mr. Kingsley’s shares which are valued at $39.62 as of October 31, 2004, the last day of his employment.

Columns [C], [D] and [E] in the following table include the amounts and value of restricted and unvested performance shares after the grant and vesting of performance shares on January 24, 2005. Column [C] shows the number of restricted shares and unvested performance shares that will be settled in stock, column [D] shows the number of performance shares that may be settled in cash or stock, depending on the participant’s stock ownership at the date of vesting, and column [E] shows the total value of the restricted shares and performance shares shown in columns [C] and [D] as of January 24, 2005, when the closing price of Exelon stock was $42.85.

			Restricted & Unvested Performance Shares Remaining After Vesting on 01/24/2005
	[A] Number of Restricted and Unvested Performance Shares as of 12/31/2004	[B] Value of Restricted and Unvested Performance Shares as of 12/31/2004	[C] Number of Shares That Will Be Settled in Stock	[D] Number of Shares That May Be Settled in Cash or Stock	[E} Total Value of Shares in Columns [C] + [D] as of 01/24/2005

John W. Rowe	85,380	$3,762,699	49,029	57,712	$4,573,852
Robert S. Shapard	44,925	1,979,840	42,795	13,831	2,426,424
John L. Skolds	47,947	2,113,031	41,305	13,831	2,362,578
Pamela B. Strobel	20,934	922,577	12,795	13,831	1,140,924
Randall E. Mehrberg	19,437	856,595	12,795	13,831	1,140,924
Oliver D. Kingsley, Jr.	76,339	3,024,571	--	--	--

4.	Options granted prior to May 5, 2004 reflect the effect of a 2 for 1 stock split as of that date.

5.	The amounts shown under the column labeled “Long Term Compensation - Payouts” represent the value of the one third of the total performance share award granted with respect to the three year performance period ending December 31, 2004, which vested immediately on the date of grant. Officers who had reached 125% of their stock ownership requirement received a portion of their vested shares in cash. Mr. Kingsley’s entire award vested upon grant because of his retirement. The amount of cash and the value of the vested shares of stock are as follows:

	Cash Payout	Value of Vested Shares

John W. Rowe	$927,060	$739,262
Robert S. Shapard	--	426,400
John L. Skolds	224,277	202,123
Pamela B. Strobel	224,277	202,123
Randall E. Mehrberg	--	426,400
Oliver D. Kingsley, Jr.	1,177,518	1,061,052

6.	The amounts shown under the column labeled “All Other Compensation” include company paid matching contributions to qualified and non-qualified savings plans, the amounts paid as premiums for term life insurance policies for certain executives (for Mr. Rowe, a term life policy and a whole life policy), and the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2004 which will be paid out in cash or stock at the time of vesting in 2006 and 2007, depending upon the participants’ stock ownership at that time.

	Value of Company Contributions to Savings Plans	Value of Unvested Performance Shares From Current Grant	Company Paid Term Life Insurance Premiums	Other Items

John W. Rowe	$62,067	$1,852,366	$238,999	$--
Robert S. Shapard	26,577	448,583	38,699	--
John L. Skolds	28,558	448,583	37,742	--
Pamela B. Strobel	26,077	448,583	28,972	--
Randall E. Mehrberg	24,740	448,583	26,414	--
Oliver D. Kingsley, Jr.	35,962	--	139,389	11,930,501

Pursuant to Mr. Kingsley’s employment agreement, he is entitled to an enhanced supplemental retirement benefit calculated as if he had 32 years of service. He elected to receive a lump sum of $10,430,500 which was paid to him as of his retirement date, in accordance with his previous payment election.

Also, Exelon will reimburse Mr. Kingsley up to $100,000 in any year for his daughter’s medical care expenses not otherwise covered by insurance for a 15 year period which commenced on the date of his retirement. The estimated value of this benefit is $1,500,000.

Pursuant to Mr. Kingsley’s employment agreement, his outstanding restricted shares and outstanding performance shares vested upon his retirement. Mr. Kingsley and Exelon entered into a share repurchase agreement through which Exelon purchased from Mr. Kingsley a total of 360,000 shares in two transactions at the weighted average market price over a ten-day period prior to the repurchase date. Exelon paid Mr. Kingsley $7,032,387 for 172,765 shares repurchased on November 17, 2004. Exelon also paid Mr. Kingsley $8,297,933 for 187,235 shares of Exelon common stock repurchased on February 9, 2005. The amounts paid to Mr. Kingsley for repurchase of his shares of Exelon common stock are not included in the above table.

Option Grants for 2004
	Individual Grants
	Number of Securities Underlying Options Granted (See Note 1)	Percentage of Total Options Granted to Employees in 2004	Exercise or Base Price (See Note 1) ($/Share)	Options Expiration Date	Grant Date Present Value (See Note 2)

John W. Rowe	400,000	5.72%	$32.54	01/15/2014	$2,228,000
Robert S. Shapard	80,000	1.14%	32.54	01/15/2014	445,600
John L. Skolds	80,000	1.14%	32.54	01/15/2014	445,600
Pamela B. Strobel	80,000	1.14%	32.54	01/15/2014	445,600
Randall E. Mehrberg	80,000	1.14%	32.54	01/15/2014	445,600
Oliver D. Kingsley, Jr.	140,000	2.00%	32.54	01/15/2014	779,800

1.	The number of options granted and the exercise or base price have been adjusted to reflect the 2 for 1 stock split which was effective on May 5, 2004.

2.
The “grant date present values” indicated in the Option Grants Table are estimates based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black-Scholes option pricing model.

The assumptions used for the Black-Scholes model are as of the date of grants, January 26, 2004, and are as follows: Risk free interest rate: 3.26%; Volatility: 22.84%; Dividend Yield: 3.30%; and time of exercise: 5 years.

Option Exercises & Year End Value
	As of December 31, 2004 (See Note 1)
	Number of Shares Acquired by Exercise	Dollar Value Realized From Exercise	Number of Securities Underlying Remaining Options		Dollar Value of In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable

John W. Rowe (See Note 2)	206,256	$3,853,893	1,894,111	795,833	$33,102,690	$12,417,056
Robert S. Shapard	--	--	44,668	147,332	868,663	2,223,617
John L. Skolds	--	--	240,000	170,000	3,913,100	2,696,600
Pamela B. Strobel	40,000	501,460	302,500	174,000	5,195,370	2,787,110
Randall E. Mehrberg	78,000	755,010	126,000	164,000	1,489,320	2,581,010
Oliver D. Kingsley, Jr. (See Note 3)	218,500	3,066,112	724,000	--	11,576,280	--

1.
This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2004. The value is determined using the closing market price of Exelon common stock on December 31, 2004, which was $44.07, less the exercise price of the options. All options whose exercise price exceeded the market price at the day of determination are valued at zero. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.
All options exercised by Mr. Rowe during 2004 were done in accordance with a Rule 10b5-1 Trading Plan, which was entered into on February 3, 2004 when Mr. Rowe was unaware of any material adverse information in regard to current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the Trading Plan was established.

3.	All of Mr. Kingsley’s options vested upon his retirement.

Long-Term Incentive Plans - Awards in Last Fiscal Year
			Estimated future payouts under non-stock price-based plans (See Note 2)
	Number of Shares, Units or Other Rights (See Note 1)	Performance Period until Maturation or Payout.	Threshold	Target	Maximum
	(#)		(#)	(#)	(#)

John W. Rowe	N/A	3 years	33,000	66,000	132,000
Robert S. Shapard	N/A	3 years	8,000	16,000	32,000
John L. Skolds	N/A	3 years	8,000	16,000	32,000
Pamela B. Strobel	N/A	3 years	8,000	16,000	32,000
Randall E. Mehrberg	N/A	3 years	8,000	16,000	32,000
Oliver D. Kingsley, Jr.	N/A	3 years	14,000	28,000	56,000

1.
Exelon’s Long Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long term business success and increased shareholder value. These goals include Exelon’s Total Shareholder Return (TSR) over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index and the Standard & Poor’s 500 Index (weighted 70%) and a quantifiable cash savings goal aligned with The Exelon Way initiative (weighted 30%). Grants under the Long Term Performance Share Award Program for 2004 are reflected in the Summary Compensation Table. See note 2 to that table.

2.
A target number of performance shares is established for each participant which is commensurate with the participant’s base salary. Based on measured performance as described above, participants may earn up to 200% of their target and may earn nothing if thresholds are not met. Shares listed under the Threshold, Target and Maximum columns have been adjusted to reflect the 2 for 1 stock split effective on May 5, 2004.

ComEd, PECO and Generation
Board Compensation

Since the Merger Date, the boards of directors of ComEd and PECO have been comprised solely of employees of ComEd, PECO, Exelon or its subsidiaries. These individuals receive no additional compensation for serving as directors of ComEd or PECO.

Generation operates a limited liability company and has no board of directors.

Executive Compensation

ComEd

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (See Note 1)	Restricted Stock Award (See Notes 2 and 3)	Number of Options (See Note 4)	Payouts (See Notes 2 and 5)	All Other Compensation (See Notes 2 and 6)

Michael B. Bemis Former President, Exelon Energy Delivery, and CEO, ComEd (See Note 7)	2004	$ 93,480	$ --	$ 5,771	$ --	$ --	$ --	$ 333,526
	2003	414,687	292,346	177,294	423,020	--	--	1,616,569
	2002	121,195	121,347	--	--	--	--	31,813

John L. Skolds Executive Vice President, Exelon Corp.	2004	571,154	462,239	3,472	739,118	80,000	426,400	514,883
	2003	530,673	393,837	2,762	634,530	80,000	--	64,276
	2002	492,423	499,800	121,510	416,724	90,000	--	62,363

John W. Rowe Chairman, President & Chief Executive Officer, Exelon Corp.	2004	1,241,346	1,675,000	357,431	1,480,279	400,000	1,666,322	2,153,432
	2003	1,185,289	1,400,000	342,341	2,733,360	350,000	--	191,851
	2002	1,104,000	1,550,000	185,121	1,909,985	400,000	--	184,189

Robert S. Shapard Executive Vice President & Chief Financial Officer, Exelon Corp.	2004	531,538	501,830	2,268	404,218	80,000	426,400	513,859
	2003	512,404	411,362	2,727	634,530	72,000	--	64,319
	2002	96,154	83,609	72,344	837,742	40,000	--	5,148

Ruth Ann M. Gillis Senior Vice President, Exelon Corp.; Executive Vice President, ComEd	2004	388,029	321,158	6,612	277,927	54,000	293,151	344,872
	2003	364,471	263,123	7,230	444,171	54,000	--	35,319
	2002	346,615	265,360	4,298	347,270	70,000	--	34,426

Frank M. Clark Executive Vice President, Exelon Corp.; President, ComEd	2004	402,596	275,367	8,355	626,927	54,000	293,151	377,067
	2003	377,404	227,880	9,427	444,171	54,000	--	67,432
	2002	352,500	274,827	5,981	604,470	70,000	--	66,187

Oliver D. Kingsley, Jr. President & Chief Operating Officer, Exelon Corp. through 10/31/2004	2004	768,269	1,139,000	218,497	--	140,000	2,238,570	12,105,852 (B)
	2003	824,038	969,924	185,294	1,164,737	120,000	--	180,591
	2002	728,634	823,680	102,387	2,373,140	160,000	--	175,821

Notes to Summary Compensation Table

1.
The amounts shown under the column labeled “Other Annual Compensation” include perquisites and other personal benefits if the aggregate amount exceeds $50,000, and/or amounts reimbursed for the payment of taxes. For Mr. Rowe, the amount shown for 2004 includes $266,877 for personal use of corporate jet aircraft, and $26,040 for the reimbursement of taxes. For Mr. Kingsley, the amount shown for 2004 includes $149,631 for personal use of corporate jet aircraft and $15,408 for the reimbursement of taxes. For Messrs. Bemis, Skolds, Shapard, Clark and Ms. Gillis, the amount shown is for the reimbursement of taxes.

2.
Exelon has a performance share award program under its Long Term Incentive Plan. Awards made prior to January 2005 were made in restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005 and for amounts vesting in 2005, if the participant has achieved 125% of the participant’s stock ownership requirement, the performance shares are settled approximately one-half in cash and one half in stock, with the same vesting schedule as before. For the 3 year performance period ended December 31, 2004, Mr. Rowe was granted 116,662 shares, Messrs. Shapard and Skolds were each granted 29,853 shares, Ms. Gillis and Mr. Clark were each granted 20,524 shares Mr. Kingsley was granted 52,242 shares. These shares were valued at $42.85 per share. The amount of these grants that vested immediately is shown in the column headed “Long Term Compensation—Payouts”, while the amount that will be settled in stock and will vest on the first and second anniversaries of the award is shown in the column headed “Restricted Stock Awards” and the amount that may be settled in stock or cash (depending on the participant’s stock ownership on the first and second anniversaries of the grant) is shown in the column headed “All Other Compensation.”

3.
This column reports the value of the restricted stock portion of performance share awards as well as other restricted awards granted to individuals during the preceding year by the Compensation Committee and the Board of Directors in recognition of specific accomplishments and/or significant increases in job responsibilities. Mr. Skolds received a grant of 20,000 shares on February 1, 2004, valued at $33.49 per share, which will all vest on February 1, 2009. Mr. Clark received a grant of 10,00 shares on July 26, 2004. 5,000 shares will vest on July 26, 2007 and 5,000 will vest on July 26, 2009. Dividends will be paid on these shares. The number of shares and the share price has been adjusted to reflect the 2 for 1 stock split on May 5, 2004.

The named executive officers held the amounts of restricted shares, including unvested performance shares granted with respect to the 3-year performance periods ending December 31, 2003 and December 31, 2002, as shown in the following table. Unvested restricted and performance shares continue to receive dividends. The value of restricted shares and unvested performance shares shown below in columns [A] and [B] is based on the December 31, 2004 closing price of Exelon stock, $44.07 except for Mr. Kingsley’s shares which are valued at $39.62 as of October 31, 2004 and Mr. Bemis’s shares which are valued at $33.49 as of January 31, 2004 respectively, the last day of employment for each officer. Mr. Bemis’s share total and value have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

Columns [C], [D] and [E] in the following table include the amounts and value of restricted and unvested performance shares after the grant and vesting of performance shares on January 24, 2005. Column [C] shows the number of restricted shares and unvested performance shares that will be settled in stock, column [D] shows the number of performance shares that may be settled in cash or stock, depending on the participant’s stock ownership at the date of vesting, and column [E] shows the total value of the restricted shares and performance shares shown in columns [C] and [D] as of January 24, 2005, when the closing price of Exelon stock was $42.85.

			Restricted & Unvested Performance Shares Remaining After Vesting on 01/24/2005
	[A] Number of Restricted and Unvested Performance Shares as of 12/31/2004	[B] Value of Restricted and Unvested Performance Shares as of 12/31/2004	[C] Number of Shares That Will Be Settled in Stock	[D] Number of Shares That May Be Settled in Cash or Stock	[E} Total Value of Shares in Columns [C] + [D] as of 01/24/2005

Michael B. Bemis	8,666	$290,224	--	--	$--
John L. Skolds	47,947	2,113,031	41,305	13,831	2,362,578
John W. Rowe	85,380	3,762,699	49,029	57,712	4,573,852
Robert S. Shapard	44,925	1,979,840	42,795	13,831	2,426,424
Ruth Ann M. Gillis	14,405	634,807	8,840	9,550	788,012
Frank M. Clark	34,405	1,516,207	28,840	9,550	1,645,012
Oliver D. Kingsley, Jr.	76,339	3,024,571	--	--	--

4.	Options granted prior to May 5, 2004 reflect the effect of a 2 for 1 stock split as of that date.

5.
The amounts shown under the column labeled “Long Term Compensation - Payouts” represent the value of the one third of the total performance share award granted with respect to the three year performance period ending December 31, 2004, which vested immediately on the date of grant. Officers who had reached 125% of their stock ownership requirement received a portion of their vested shares in cash. Mr. Kingsley’s entire award vested upon grant because of his retirement. The amount of cash and the value of the vested shares of stock are as follows:

	Cash Payout	Value of Vested Shares

Michael B. Bemis	$--	$--
John L. Skolds	224,277	202,123
John W. Rowe	927,060	739,262
Robert S. Shapard	--	426,400
Ruth Ann M. Gillis	154,217	138,934
Frank M. Clark	154,217	138,934
Oliver D. Kingsley, Jr.	1,177,518	1,061,052

6.
The amounts shown under the column labeled “All Other Compensation” include company paid matching contributions to qualified and non-qualified savings plans, the amounts paid as premiums for term life insurance policies for certain executives (for Mr. Rowe, a term life policy and a whole life policy), and the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2004 which will be paid out in cash or stock at the time of vesting in 2006 and 2007, depending upon the participants’ stock ownership at that time.

	Value of Company Contributions to Savings Plans	Value of Unvested Performance Shares From Current Grant	Company Paid Term Life Insurance Premiums	Other Items

Michael B. Bemis	$3,029	$--	$44,152	$286,345
John L. Skolds	28,558	448,583	37,742	-
John W. Rowe	62,067	1,852,366	238,999	-
Robert S. Shapard	26,577	448,583	38,699	-
Ruth Ann M. Gillis	19,402	308,375	17,095	-
Frank M. Clark	20,130	308,375	48,562	-
Oliver D. Kingsley, Jr.	35,962	--	139,389	11,930,501

Pursuant to Mr. Kingsley’s employment agreement, he is entitled to an enhanced supplemental retirement benefit calculated as if he had 32 years of service. He elected to receive a lump sum of $10,430,500 which was paid to him as of his retirement date, in accordance with his previous payment election.

Also, Exelon will reimburse Mr. Kingsley up to $100,000 in any year for his daughter’s medical care expenses not otherwise covered by insurance for a 15 year period which commenced on the date of his retirement. The estimated value of this benefit is $1,500,000.

Pursuant to Mr. Kingsley’s employment agreement, his outstanding restricted shares and outstanding performance shares vested upon his retirement. Mr. Kingsley and Exelon entered into a share repurchase agreement through which Exelon purchased from Mr. Kingsley a total of 360,000 shares in two transactions at the weighted average market price over a ten-day period prior to the repurchase date. Exelon paid Mr. Kingsley $7,032,387 for 172,765 shares repurchased on November 17, 2004. Exelon also paid Mr. Kingsley $8,297,933 for 187,235 shares of Exelon common repurchased on February 9, 2005. The amounts paid to Mr. Kingsley for repurchase of his shares of Exelon common stock are not included in the above table.

7.
Mr. Bemis received a sign-on bonus when hired in August 2002, payable in January 2003. As reported in the 2004 Form 10-K, in connection with his resignation as of February 1, 2004, Mr. Bemis received a lump sum severance payment of $450,000 and a fully vested award of 15,000 shares, worth $1,004,700, representing final payment of his special incentive award program with respect to the Sithe Transaction, and $9,936 to terminate an apartment lease. In 2004, Mr. Bemis was entitled to coverage under the term life insurance policy for certain executives for the full year and also received a distribution from his deferred compensation account in accordance with his previous payment election.

Option Grants for 2004
	Individual Grants
	Number of Securities Underlying Options Granted (See Note 1)	Percentage of Total Options Granted to Employees in 2004	Exercise or Base Price (See Note 1)	Options Expiration Date	Grant Date Present Value (See Note 2)

Michael B. Bemis	--	--	$--	--	$--
John L. Skolds	80,000	1.14%	32.54	01/15/2014	445,600
John W. Rowe	400,000	5.72%	32.54	01/15/2014	2,228,000
Robert S. Shapard	80,000	1.14%	32.54	01/15/2014	445,600
Ruth Ann M. Gillis	54,000	0.77%	32.54	01/15/2014	300,780
Frank M. Clark	54,000	0.77%	32.54	01/15/2014	300,780
Oliver D. Kingsley, Jr.	140,000	2.00%	32.54	01/15/2014	779,800

1.	The number of options granted and the exercise or base price have been adjusted to reflect the 2 for 1 stock split which was effective on May 5, 2004.

2.
The “grant date present values” indicated in the Option Grants Table are estimates based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black-Scholes option pricing model.

The assumptions used for the Black-Scholes model are as of the date of grants, January 26, 2004, and are as follows: Risk free interest rate: 3.26%; Volatility: 22.84%; Dividend Yield: 3.30%; and time of exercise: 5 years.

Option Exercises & Year End Value
	As of December 31, 2004 (See Note 1)
	Number of Shares Acquired by Exercise	Dollar Value Realized From Exercise	Number of Securities Underlying Remaining Options		Dollar Value of In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael B. Bemis	--	$--	--	--	$--	$--
John L. Skolds	--	--	240,000	170,000	3,913,100	2,696,600
John W. Rowe (See Note 2)	206,256	3,853,893	1,894,111	795,833	33,102,690	12,417,056
Robert S. Shapard	--	--	44,668	147,332	868,663	2,223,617
Ruth Ann M. Gillis	28,500	405,319	281,167	117,833	5,392,180	1,883,746
Frank M. Clark	--	--	162,833	117,833	2,545,291	1,883,746
Oliver D. Kingsley, Jr. (See Note 3)	218,500	3,066,112	724,000	--	11,576,280	--

1.
This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2004. The value is determined using the closing market price of Exelon common stock on December 31, 2004, which was $44.07, less the exercise price of the options. All options whose exercise price exceeded the market price at the day of determination are valued at zero. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.
All options exercised by Mr. Rowe during 2004 were done in accordance with a Rule 10b5-1 Trading Plan, which was entered into on February 3, 2004 when Mr. Rowe was unaware of any material adverse information in regard to current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the Trading Plan was established.

3.	All of Mr. Kingsley’s options vested upon his retirement.

Long-Term Incentive Plans - Awards in Last Fiscal Year
			Estimated future payouts under non-stock price-based plans (See Note 2)
	Number of Shares, Units or Other Rights (See Note 1)	Performance Period until Maturation or Payout	Threshold	Target	Maximum

Michael B. Bemis	N/A	3 years	--	--	--
John L. Skolds	N/A	3 years	8,000	16,000	32,000
John W. Rowe	N/A	3 years	33,000	66,000	132,000
Robert S. Shapard	N/A	3 years	8,000	16,000	32,000
Ruth Ann M. Gillis	N/A	3 years	5,500	11,000	22,000
Frank M. Clark	N/A	3 years	5,500	11,000	22,000
Oliver D. Kingsley, Jr.	N/A	3 years	14,000	28,000	56,000

1.
Exelon’s Long Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long term business success and increased shareholder value. These goals include Exelon’s Total Shareholder Return (TSR) over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index and the Standard & Poor’s 500 Index (weighted 70%) and a quantifiable cash savings goal aligned with The Exelon Way initiative (weighted 30%). Grants under the Long Term Performance Share Award Program for 2004 are reflected in the Summary Compensation Table. See note 2 to that table.

2.
A target number of performance shares is established for each participant which is commensurate with the participant’s base salary. Based on measured performance as described above, participants may earn up to 200% of their target and may earn nothing if thresholds are not met. Shares listed under the Threshold, Target and Maximum columns have been adjusted to reflect the 2 for 1 stock split effective on May 5, 2004.

PECO

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (See Note 1)	Restricted Stock Award (See Notes 2 and 3)	Number of Options (See Note 4)	Payouts (See Notes 2 and 5)	All Other Compensation (See Notes 2 and 6)

Michael B. Bemis Former President, Exelon Energy Delivery, and CEO, PECO Energy (See Note 7)	2004	$ 93,480	$ --	$ 5,771	$ --	--	$ --	$ 333,526
	2003	414,687	292,346	177,294	423,020	-	--	1,616,569
	2002	121,195	121,347	--	--	--	--	31,813

John L. Skolds Executive Vice President, Exelon Corp.	2004	571,154	462,239	3,472	739,118	80,000	426,400	514,883
	2003	530,673	393,837	2,762	634,530	80,000	--	64,319
	2002	492,423	499,800	121,510	416,724	90,000	--	62,363

John W. Rowe Chairman, President & Chief Executive Officer, Exelon Corp.	2004	1,241,346	1,675,000	357,431	1,480,279	400,000	1,666,322	2,153,432
	2003	1,185,289	1,400,000	342,341	2,733,360	350,000	--	191,851
	2002	1,104,000	1,550,000	185,121	1,909,985	400,000	--	184,189

Robert S. Shapard Executive Vice President & Chief Financial Officer, Exelon Corp.	2004	531,538	501,830	2,268	404,218	80,000	426,400	513,859
	2003	512,404	411,362	2,727	634,530	72,000	--	64,276
	2002	96,154	83,609	72,344	837,742	40,000	--	5,148

Denis P. O’Brien President, PECO Energy Co.	2004	344,498	238,873	5,570	202,106	40,000	213,193	260,141
	2003	296,154	194,897	450	285,896	30,000	--	33,462
	2002	208,896	186,491	3	129,681	27,000	--	29,099

J. Barry Mitchell Senior Vice President, Exelon Corp.; CFO & Treasurer, PECO	2004	343,058	223,110	3,269	176,853	30,000	186,555	250,532
	2003	305,288	164,317	2,884	222,053	30,000	--	52,386
	2002	263,635	164,847	1,028	520,417	30,000	--	43,429

Oliver D. Kingsley, Jr. President & Chief Operating Officer, Exelon Corp. through 10/31/2004	2004	768,269	1,139,000	218,497	--	140,000	2,238,570	12,105,852 (6)
	2003	824,038	969,924	185,294	1,164,737	120,000	--	180,591
	2002	728,634	823,680	102,387	2,373,140	160,000	--	175,821

Notes to Summary Compensation Table

1.
The amounts shown under the column labeled “Other Annual Compensation” include perquisites and other personal benefits if the aggregate amount exceeds $50,000, and/or amounts reimbursed for the payment of taxes. For Mr. Rowe, the amount shown for 2004 includes $266,877 for personal use of corporate jet aircraft, and $26,040 for the reimbursement of taxes. For Mr. Kingsley, the amount shown for 2004 includes $149,631 for personal use of corporate jet aircraft and $15,408 for the reimbursement of taxes. For Messrs. Bemis, Skolds, Shapard, O’Brien and Mitchell the amount shown is for the reimbursement of taxes.

2.
Exelon has a performance share award program under its Long Term Incentive Plan. Awards made prior to January 2005 were made in restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005 and for amounts vesting in 2005, if the participant has achieved 125% of the participant’s stock ownership requirement, the performance shares are settled approximately one-half in cash and one half in stock, with the same vesting schedule as before. For the 3 year performance period ended December 31, 2004, Mr. Rowe was granted 116,662 shares, Messrs. Shapard and Skolds were each granted 29,853 shares, Mr. O’Brien was granted 14,926 shares, Mr. Mitchell was granted 13,061 shares and Mr. Kingsley was granted 52,242 shares. These shares were valued at $42.85 per share. The amount of these grants that vested immediately is shown in the column headed “Long Term Compensation—Payouts”, while the amount that will be settled in stock and will vest on the first and second anniversaries of the award is shown in the column headed “Restricted Stock Awards” and the amount that may be settled in stock or cash (depending on the participant’s stock ownership on the first and second anniversaries of the grant) is shown in the column headed “All Other Compensation.”

3.
This column reports the value of the restricted stock portion of performance share awards as well as other restricted awards granted to individuals during the preceding year by the Compensation Committee and the Board of Directors in recognition of specific accomplishments and/or significant increases in job responsibilities. Mr. Skolds received a grant of 20,000 shares on February 1, 2004, valued at $33.49 per share, which will all vest on February 1, 2009. Dividends will be paid on these shares. The number of shares and the share price has been adjusted to reflect the 2 for 1 stock split on May 5, 2004.

The named executive officers held the amounts of restricted shares, including unvested performance shares granted with respect to the 3-year performance periods ending December 31, 2003 and December 31, 2002, as shown in the following table. Unvested restricted and performance shares continue to receive dividends. The value of restricted shares and unvested performance shares shown below in columns [A] and [B] is based on the December 31, 2004 closing price of Exelon stock, $44.07 except for Mr. Kingsley’s shares which are valued at $39.62 as of October 31, 2004 and Mr. Bemis’s shares which are valued at $33.49 as of January 31, 2004 respectively, the last day of employment for each officer. Mr. Bemis’s share total and value have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

Columns [C], [D] and [E] in the following table include the amounts and value of restricted and unvested performance shares after the grant and vesting of performance shares on January 24, 2005. Column [C] shows the number of restricted shares and unvested performance shares that will be settled in stock, column [D] shows the number of performance shares that may be settled in cash or stock, depending on the participant’s stock ownership at the date of vesting, and column [E] shows the total value of the restricted shares and performance shares shown in columns [C] and [D] as of January 24, 2005, when the closing price of Exelon stock was $42.85.

			Restricted & Unvested Performance Shares Remaining After Vesting on 01/24/2005
	[A] Number of Restricted and Unvested Performance Shares as of 12/31/2004	[B] Value of Restricted and Unvested Performance Shares as of 12/31/2004	[C] Number of Shares That Will Be Settled in Stock	[D] Number of Shares That May Be Settled in Cash or Stock	[E} Total Value of Shares in Columns [C] + [D] as of 01/24/2005

Michael B. Bemis	8,666	$290,224	--	--	$--
John L. Skolds	47,947	2,113,031	41,305	13,831	2,362,578
John W. Rowe	85,380	3,762,699	49,029	57,712	4,573,852
Robert S. Shapard	44,925	1,979,840	42,795	13,831	2,426,424
Denis P. O’Brien	7,923	349,167	6,231	6,749	556,193
J. Barry Mitchell	21,503	947,632	20,304	5,757	1,116,714
Oliver D. Kingsley, Jr.	76,339	3,024,571	--	--	--

4.	Options granted prior to May 5, 2004 reflect the effect of a 2 for 1 stock split as of that date.

5.
The amounts shown under the column labeled “Long Term Compensation - Payouts” represent the value of the one third of the total performance share award granted with respect to the three year performance period ending December 31, 2004, which vested immediately on the date of grant. Officers who had reached 125% of their stock ownership requirement received a portion of their vested shares in cash. Mr. Kingsley’s entire award vested upon grant because of his retirement. The amount of cash and the value of the vested shares of stock are as follows:

	Cash Payout	Value of Vested Shares

Michael B. Bemis	$--	$--
John L. Skolds	224,277	202,123
John W. Rowe	927,060	739,262
Robert S. Shapard	--	426,400
Denis P. O’Brien	--	213,193
J. Barry Mitchell	98,127	88,428
Oliver D. Kingsley, Jr.	1,177,518	1,061,052

6.
The amounts shown under the column labeled “All Other Compensation” include company paid matching contributions to qualified and non-qualified savings plans along with the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2004 which will be paid out in cash or stock at the time of vesting in 2006 and 2007, depending upon the participants’ stock ownership at that time.

	Value of Company Contributions to Savings Plans	Value of Unvested Performance Shares From Current Grant	Company Paid Term Life Insurance Premiums	Other Items

Michael B. Bemis	$3,029	$--	$44,152	$286,345
John L. Skolds	28,558	448,583	37,742	--
John W. Rowe	62,067	1,852,366	238,999	--
Robert S. Shapard	26,577	448,583	38,699	--
Denis P. O’Brien	17,207	224,280	18,654	--
J. Barry Mitchell	17,153	196,257	37,122	--
Oliver D. Kingsley, Jr.	35,962	--	139,389	11,930,501

Pursuant to Mr. Kingsley’s employment agreement, he is entitled to an enhanced supplemental retirement benefit calculated as if he had 32 years of service. He elected to receive a lump sum of $10,430,501 which was paid to him as of his retirement date, in accordance with his previous payment election.

Also, Exelon will reimburse Mr. Kingsley up to $100,000 in any year for his daughter’s medical care expenses not otherwise covered by insurance for a 15 year period which commenced on the date of his retirement. The estimated value of this benefit is $1,500,000.

Pursuant to Mr. Kingsley’s employment agreement, his outstanding restricted shares and outstanding performance shares vested upon his retirement. Mr. Kingsley and Exelon entered into a share repurchase agreement through which Exelon purchased from Mr. Kingsley a total of 360,000 shares in two transactions at the weighted average market price over a ten-day period prior to the repurchase date. Exelon paid Mr. Kingsley $7,032,387 for 172,765 shares repurchased on November 17, 2004. Exelon also paid Mr. Kingsley $8,297,933 for 187,235 shares of Exelon common stock repurchased on February 9, 2005. The amounts paid to Mr. Kingsley for repurchase of his shares of Exelon common stock are not included in the above table.

7.
Mr. Bemis received a sign-on bonus when hired in August 2002, payable in January 2003. As reported in the 2004 Information Statement, in connection with his resignation as of February 1, 2004, Mr. Bemis received a lump sum severance payment of $450,000 and a fully vested award of 15,000 shares, worth $1,004,700, representing final payment of his special incentive award program with respect to the Sithe Transaction, and $9,936 to terminate an apartment lease. In 2004, Mr. Bemis was entitled to coverage under the term life insurance policy for certain executives for the full year and also received a distribution from his deferred compensation account in accordance with his previous payment election.

Option Grants for 2004
	Individual Grants
	Number of Securities Underlying Options Granted (See Note 1)	Percentage of Total Options Granted to Employees in 2004	Exercise or Base Price (See Note 1)	Options Expiration Date	Grant Date Present Value (See Note 2)
			($ / Share)

Michael B. Bemis	-	--	$--	--	$--
John L. Skolds	80,000	1.14%	32.54	01/15/2014	445,600
John W. Rowe	400,000	5.72%	32.54	01/15/2014	2,228,000
Robert S. Shapard	80,000	1.14%	32.54	01/15/2014	445,600
Denis P. O’Brien	40,000	0.57%	32.54	01/15/2014	222,800
J. Barry Mitchell	30,000	0.43%	32.54	01/15/2014	167,100
Oliver D. Kingsley, Jr.	140,000	2.00%	32.54	01/15/2014	779,800

1.	The number of options granted and the exercise or base price have been adjusted to reflect the 2 for 1 stock split which was effective on May 5, 2004.

2.
The “grant date present values” indicated in the Option Grants Table are estimates based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black-Scholes option pricing model.

The assumptions used for the Black-Scholes model are as of the date of grants, January 26, 2004, and are as follows: Risk free interest rate: 3.26%; Volatility: 22.84%; Dividend Yield: 3.30%; and time of exercise: 5 years.

Option Exercises & Year End Value
	As of December 31, 2004 (See Note 1)
	Number of Shares Acquired by Exercise	Dollar Value Realized From Exercise	Number of Securities Underlying Remaining Options		Dollar Value of In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael B. Bemis	--	$--	--	--	$--	$--
John L. Skolds	--	--	240,000	170,000	3,913,100	2,696,600
John W. Rowe (See Note 2)	206,256	$3,853,893	1,894,111	795,833	33,102,690	12,417,056
Robert S. Shapard	--	--	44,668	147,332	868,663	2,223,617
Denis P. O’Brien	--	--	98,500	71,500	2,219,422	1,080,153
J. Barry Mitchell	64,000	$1,249,600	100,100	62,500	2,130,414	985,463
Oliver D. Kingsley, Jr. (See Note 3)	218,500	$3,066,112	724,000	--	11,576,280	--

1.
This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2004. The value is determined using the closing market price of Exelon common stock on December 31, 2004, which was $44.07, less the exercise price of the options. All options whose exercise price exceeded the market price at the day of determination are valued at zero. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.
All options exercised by Mr. Rowe during 2004 were done in accordance with a Rule 10b5-1 Trading Plan, which was entered into on February 3, 2004 when Mr. Rowe was unaware of any material adverse information in regard to current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the Trading Plan was established.

3.	All of Mr. Kingsley’s options vested upon his retirement.

Long-Term Incentive Plans - Awards in Last Fiscal Year
			Estimated future payouts under non-stock price-based plans (See Note 2)
	Number of Shares, Units or Other Rights (See Note 1)	Performance Period until Maturation or Payout	Threshold	Target	Maximum

Michael B. Bemis	N/A	3 years	N/A	N/A	N/A
John L. Skolds	N/A	3 years	8,000	16,000	32,000
John W. Rowe	N/A	3 years	33,000	66,000	132,000
Robert S. Shapard	N/A	3 years	8,000	16,000	32,000
Denis P. O’Brien	N/A	3 years	4,000	8,000	16,000
J. Barry Mitchell	N/A	3 years	3,500	7,000	14,000
Oliver D. Kingsley, Jr.	N/A	3 years	14,000	28,000	56,000

1.
Exelon’s Long Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long term business success and increased shareholder value. These goals include Exelon’s Total Shareholder Return (TSR) over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index and the Standard & Poor’s 500 Index (weighted 70%) and a quantifiable cash savings goal aligned with The Exelon Way initiative (weighted 30%). Grants under the Long Term Performance Share Award Program for 2004 are reflected in the Summary Compensation Table. See note 2 to that table.

2.
A target number of performance shares is established for each participant which is commensurate with the participant’s base salary. Based on measured performance as described above, participants may earn up to 200% of their target and may earn nothing if thresholds are not met. Shares listed under the Threshold, Target and Maximum columns have been adjusted to reflect the 2 for 1 stock split effective on May 5, 2004.

Generation

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (See Note 1)	Restricted Stock Award (See Notes 2 and 3)	Number of Options (See Note 4)	Payouts (See Notes 2 and 5)	All Other Compensation (See Notes 2 and 6)

Oliver D. Kingsley, Jr. President & Chief Operating Officer, Exelon Corp. through 10/31/2004	2004	$ 768,269	$ 1,139,000	$ 218,497	$ --	$ 140,000	$ 2,238,570	$12,105,852 (6)
	2003	824,038	969,924	185,294	1,164,737	120,000	--	180,591
	2002	728,634	823,680	102,387	2,373,140	160,000	--	175,821

John F. Young. Executive Vice President, Exelon Corp.; President, Genco	2004	435,807	505,680	5,066	330,695	54,000	348,842	415,106
	2003	311,923	214,159	144,943	494,236	30,000	--	185,973
	2002	--	--	--	--	--	--	--

John W. Rowe Chairman, President & Chief Executive Officer, Exelon Corp.	2004	1,241,346	1,675,000	357,431	1,480,279	400,000	1,666,322	2,153,432
	2003	1,185,289	1,400,000	342,341	2,733,360	350,000	--	191,851
	2002	1,104,000	1,550,000	185,121	1,909,985	400,000	--	184,189

Robert S. Shapard Executive Vice President & Chief Financial Officer, Exelon Corp.	2004	531,538	501,830	2,268	404,218	80,000	426,400	513,859
	2003	512,404	411,362	2,727	634,530	72,000	--	64,319
	2002	96,154	83,609	72,344	837,742	40,000	--	5,148

Christopher M. Crane Senior Vice President, Exelon Corp.	2004	458,269	420,654	1,738	961,827	54,000	293,151	348,425
	2003	387,788	219,489	277	317,265	40,000	--	36,525
	2002	360,769	325,078	0	277,816	70,000	--	62,174

Ian P. McLean Executive Vice President, Exelon Corp.	2004	427,438	407,705	3,076	404,218	80,000	426,400	506,844
	2003	411,827	273,607	9,657	634,530	72,000	--	57,511
	2002	385,462	187,176	15,842	--	99,288	1,000,000	40,766

John L. Skolds Executive Vice President, Exelon Corp.	2004	571,154	462,239	3,472	739,118	80,000	426,400	514,883
	2003	530,673	393,837	2,762	634,530	80,000	--	64,276
	2002	492,423	499,800	121,510	416,724	90,000	--	62,363

Notes to Summary Compensation Table

1.
The amounts shown under the column labeled “Other Annual Compensation” include perquisites and other personal benefits if the aggregate amount exceeds $50,000, and/or amounts reimbursed for the payment of taxes. For Mr. Rowe, the amount shown for 2004 includes $266,877 for personal use of corporate jet aircraft, and $26,040 for the reimbursement of taxes. For Mr. Kingsley, the amount shown for 2004 includes $149,631 for personal use of corporate jet aircraft and $15,408 for the reimbursement of taxes. For Messrs. Young, Shapard, Crane, McLean and Skolds the amount shown is for the reimbursement of taxes.

2.
Exelon has a performance share award program under its Long Term Incentive Plan. Awards made prior to January 2005 were made in restricted stock that vested one-third upon the grant date and one-third upon each of the first and second anniversaries of the grant date. Beginning with awards made in January 2005 and for amounts vesting in 2005, if the participant has achieved 125% of the participant’s stock ownership requirement, the performance shares are settled approximately one-half in cash and one half in stock, with the same vesting schedule as before. For the 3 year performance period ended December 31, 2004, Mr. Rowe was granted 116,662 shares, Messrs. Shapard, Skolds, and McLean were each granted 29,853 shares, Mr. Young was granted 24,423 shares, Mr. Crane was granted 20,524 shares, and Mr. Kingsley was granted 52,242 shares. These shares were valued at $42.85 per share. The amount of these grants that vested immediately is shown in the column headed “Long Term Compensation—Payouts”, while the amount that will be settled in stock and will vest on the first and second anniversaries of the award is shown in the column headed “Restricted Stock Awards” and the amount that may be settled in stock or cash (depending on the participant’s stock ownership on the first and second anniversaries of the grant) is shown in the column headed “All Other Compensation.”

3.
This column reports the value of the restricted stock portion of performance share awards as well as other restricted awards granted to individuals during the preceding year by the Compensation Committee and the Board of Directors in recognition of specific accomplishments and/or significant increases in job responsibilities. Mr. Skolds received a grant of 20,000 shares on February 1, 2004, valued at $33.49 per share, which will all vest on February 1, 2009. Mr. Crane received 10,000 shares on February 1, 2004 and 10,000 shares on July 26, 2004. Both grants will fully vest on their respective anniversary dates in 2009. Dividends are payable on these shares. The number of shares and the share price has been adjusted to reflect the 2 for 1 stock split on May 5, 2004.

The named executive officers held the amounts of restricted shares, including unvested performance shares granted with respect to the 3-year performance periods ending December 31, 2003 and December 31, 2002, as shown in the following table. Unvested restricted and performance shares continue to receive dividends. The value of restricted shares and unvested performance shares shown below in columns [A] and [B] is based on the December 31, 2004 closing price of Exelon stock, $44.07 except for Mr. Kingsley’s shares which are valued at $39.62 as of October 31, 2004, the last day of his employment.

Columns [C], [D] and [E] in the following table include the amounts and value of restricted and unvested performance shares after the grant and vesting of performance shares on January 24, 2005. Column [C] shows the number of restricted shares and unvested performance shares that will be settled in stock, column [D] shows the number of performance shares that may be settled in cash or stock, depending on the participant’s stock ownership at the date of vesting, and column [E] shows the total value of the restricted shares and performance shares shown in columns [C] and [D] as of January 24, 2005, when the closing price of Exelon stock was $42.85.

			Restricted & Unvested Performance Shares Remaining After Vesting on 01/24/2005
	[A] Number of Restricted and Unvested Performance Shares as of 12/31/2004	[B] Value of Restricted and Unvested Performance Shares as of 12/31/2004	[C] Number of Shares That Will Be Settled in Stock	[D] Number of Shares That May Be Settled in Cash or Stock	[E} Total Value of Shares in Columns [C] + [D] as of 01/24/2005

Oliver D. Kingsley, Jr.	76,339	$3,024,571	-	-	$--
John F. Young	12,865	566,955	14,684	10,531	1,080,463
John W. Rowe	85,380	3,762,699	49,029	57,712	4,573,852
Robert S. Shapard	44,925	1,979,840	42,795	13,831	2,426,424
Christopher M. Crane	30,717	1,353,685	28,167	8,878	1,587,378
Ian P. McLean	17,458	769,378	12,795	13,831	1,140,924
John L. Skolds	47,947	2,113,031	41,305	13,831	2,362,578

4.	Options granted prior to May 5, 2004 reflect the effect of a 2 for 1 stock split as of that date.

5.	The amounts shown under the column labeled “Long Term Compensation - Payouts” represent the value of the one third of the total performance share award granted with respect to the three year performance period ending December 31, 2004, which vested immediately on the date of grant. Officers who had reached 125% of their stock ownership requirement received a portion of their vested shares in cash. Mr. Kingsley’s entire award vested upon grant because of his retirement. The amount of cash and the value of the vested shares of stock are as follows:

	Cash Payout	Value of Vested Shares

Oliver D. Kingsley, Jr.	$1,177,518	$1,061,052
John F. Young	--	348,842
John W. Rowe	927,060	739,262
Robert S. Shapard	--	426,400
Christopher M. Crane	154,217	138,934
Ian P. McLean	224,277	202,123
John L. Skolds	224,277	202,123

6.	The amounts shown under the column labeled “All Other Compensation” include company paid matching contributions to qualified and non-qualified savings plans along with the value of the unvested two-thirds of the performance share award granted with respect to the three-year performance period ending December 31, 2004 which will be paid out in cash or stock at the time of vesting in 2006 and 2007, depending upon the participants’ stock ownership at that time.

	Value of Company Contributions to Savings Plans	Value of Unvested Performance Shares From Current Grant	Company Paid Term Life Insurance Premiums	Other Items

Oliver D. Kingsley, Jr.	$35,962	$--	$139,389	$11,930,501
John F. Young	21,779	366,989	26,338	--
John W. Rowe	62,067	1,852,366	238,999	--
Robert S. Shapard	26,577	448,583	38,699	--
Christopher M. Crane	22,914	308,375	17,136	--
Ian P. McLean	21,341	448,583	36,920	--
John L. Skolds	28,558	448,583	37,742	--

Pursuant to Mr. Kingsley’s employment agreement, he is entitled to an enhanced supplemental retirement benefit calculated as if he had 32 years of service. He elected to receive a lump sum of $10,430,501 which was paid to him as of his retirement date, in accordance with his previous payment election.

Also, Exelon will reimburse Mr. Kingsley up to $100,000 in any year for his daughter’s medical care expenses not otherwise covered by insurance for a 15 year period which commenced on the date of his retirement. The estimated value of this benefit is $1,500,000.

Pursuant to Mr. Kingsley’s employment agreement, his outstanding restricted shares and outstanding performance shares vested upon his retirement. Mr. Kingsley and Exelon entered into a share repurchase agreement through which Exelon purchased from Mr. Kingsley a total of 360,000 shares in two transactions at the weighted average market price over a ten-day period prior to the repurchase date. Exelon paid Mr. Kingsley $7,032,387 for 172,765 shares repurchased on November 17, 2004. Exelon also paid Mr. Kingsley $8,297,933 for 187,235 shares of Exelon common stock repurchased on February 9, 2005. The amounts paid to Mr. Kingsley for repurchase of his shares of Exelon common stock are not included in the above table.

Option Grants for 2004
	Individual Grants
	Number of Securities Underlying Options Granted (See Note 1)	Percentage of Total Options Granted to Employees in 2004	Exercise or Base Price (See Note 1)	Options Expiration Date	Grant Date Present Value (See Note 2)

Oliver D. Kingsley, Jr.	140,000	2.00%	$32.54	01/15/2014	$779,800
John F. Young	54,000	0.77%	32.54	01/15/2014	300,780
John W. Rowe	400,000	5.72%	32.54	01/15/2014	2,228,000
Robert S. Shapard	80,000	1.14%	32.54	01/15/2014	445,600
Christopher M. Crane	54,000	0.77%	32.54	01/15/2014	300,780
Ian P. McLean	80,000	1.14%	32.54	01/15/2014	445,600
John L. Skolds	80,000	1.14%	32.54	01/15/2014	445,600

1.	The number of options granted and the exercise or base price have been adjusted to reflect the 2 for 1 stock split which was effective on May 5, 2004.

2.
The “grant date present values” indicated in the Option Grants Table are estimates based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price of the option on the date that the options are exercised. There is no certainty that the value realized will be at or near the value estimated by the Black-Scholes option pricing model.

The assumptions used for the Black-Scholes model are as of the date of grants, January 26, 2004, and are as follows: Risk free interest rate: 3.26%; Volatility: 22.84%; Dividend Yield: 3.30%; and time of exercise: 5 years.

Option Exercises & Year End Value
	As of December 31, 2004 (See Note 1)
	Number of Shares Acquired by Exercise	Dollar Value Realized From Exercise	Number of Securities Underlying Remaining Options		Dollar Value of In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable

Oliver D. Kingsley, Jr. (See Note 2)	218,500	$3,066,112	724,000	--	$11,576,280	$--
John F. Young	--	--	7,500	76,500	145,000	1,060,020
John W. Rowe (See Note 3)	206,256	3,853,893	1,894,111	795,833	33,102,690	12,417,056
Robert S. Shapard	--	--	44,668	147,332	868,663	2,223,617
Christopher M. Crane	--	--	164,667	107,333	2,701,017	1,681,463
Ian P. McLean	20,000	282,150	210,192	167,096	5,135,419	3,458,488
John L. Skolds	--	--	240,000	170,000	3,913,100	2,696,600

1.
This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2004. The value is determined using the closing market price of Exelon common stock on December 31, 2004, which was $44.07, less the exercise price of the options. All options whose exercise price exceeded the market price at the day of determination are valued at zero. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004.

2.	All of Mr. Kingsley’s options vested upon his retirement.

3.
All options exercised by Mr. Rowe during 2004 were done in accordance with a Rule 10b5-1 Trading Plan, which was entered into on February 3, 2004 when Mr. Rowe was unaware of any material adverse information in regard to current and prospective operations of Exelon which had not been publicly disclosed. The dates of the sales were set at the time the Trading Plan was established.

Long-Term Incentive Plans - Awards in Last Fiscal Year
			Estimated future payouts under non-stock price-based plans (See Note 2)
	Number of Shares, Units or Other Rights (See Note 1)	Performance Period until Maturation or Payout.	Threshold	Target	Maximum

Oliver D. Kingsley, Jr.	N/A	3 years	14,000	28,000	56,000
John F. Young	N/A	3 years	6,545	13,090	26,180
John W. Rowe	N/A	3 years	33,000	66,000	132,000
Robert S. Shapard	N/A	3 years	8,000	16,000	32,000
Christopher M. Crane	N/A	3 years	5,500	11,000	22,000
Ian P. McLean	N/A	3 years	8,000	16,000	32,000
John L. Skolds	N/A	3 years	8,000	16,000	32,000

1.
Exelon’s Long Term Performance Share Award program under the Long-Term Incentive Plan provides incentives to key executives in the form of restricted stock and cash. Awards are determined upon the successful completion of strategic goals designed to achieve long term business success and increased shareholder value. These goals include Exelon’s Total Shareholder Return (TSR) over the previous three years relative to established benchmarks including a peer group of companies listed on the Dow Jones Utility Index and the Standard & Poor’s 500 Index (weighted 70%) and a quantifiable cash savings goal aligned with The Exelon Way initiative (weighted 30%). Grants under the Long Term Performance Share Award Program for 2004 are reflected in the Summary Compensation Table. See note 2 to that table.

2.
A target number of performance shares is established for each participant which is commensurate with the participant’s base salary. Based on measured performance as described above, participants may earn up to 200% of their target and may earn nothing if thresholds are not met. Shares listed under the Threshold, Target and Maximum columns have been adjusted to reflect the 2 for 1 stock split effective on May 5, 2004.

(b)	Directors and Officers interest in securities of system companies including options or other rights to acquire securities.

Exelon
The following table shows the ownership of Exelon common stock as of December 31, 2004 by (1) any person or entity that has publicly disclosed ownership of more than five percent of Exelon’s outstanding stock, (2) any director, (3) each executive officer named in the Summary Compensation Table, and (4) all directors and executive officers as a group.

Beneficial Ownership Table

[A] Beneficially Owned Shares (See Note 1)	[B] Shares Held in Company Plans (See Note 2)	[C] = [A] + [B] Total Shares Held	[D] Share Equivalents to be Settled in Cash or Stock (See Note 3)	[E] = [C] + [D] Total Share Interest

Five Percent Owners
Wellington Management Company, LLP (See Note 4)	42,937,621				42,937,621
Barclays Global Investors, NA (See Note 5)	47,021,765				47,021,765
Capital Research and Management Company (See Note 6)	37,541,800				37,541,800
Directors
Edward A. Brennan	7,999	11,308	19,307	9,909	29,216
M. Walter D’Alessio	12,565	29,742	42,307	--	42,307
Nicholas DeBenedictis	--	4,740	4,740	--	4,740
Bruce DeMars	9,146	8,799	17,945	--	17,945
Nelson A. Diaz	500	1,291	1,791	422	2,213
G. Fred DiBona, Jr.	1,600	15,260	16,860	--	16,860
Sue L. Gin	25,895	10,296	36,191	5,488	41,679
Rosemarie B. Greco	2,000	13,006	15,006	4,631	19,637
Edgar D. Jannotta	13,240	19,830	33,070	7,632	40,702
John M. Palms	2,603	24,454	27,057	--	27,057
John W. Rogers, Jr.	11,374	10,732	22,106	5,276	27,382
Ronald Rubin	14,726	29,630	44,356	737	45,093
Richard L. Thomas	21,256	15,858	37,114	9,095	46,209
Named Officers
John W. Rowe	2,260,708	313,646	2,574,354	86,942	2,661,296
Robert S. Shapard	96,000	69,702	165,702	14,813	180,515
John L. Skolds	327,160	94,252	421,412	20,329	441,741
Pamela B. Strobel	391,112	92,713	483,825	17,911	501,736
Randall E. Mehrberg	194,000	63,437	257,437	15,397	272,834
Oliver D. Kingsley, Jr.	740,041	--	740,041	6,499	746,540
Directors, Named & Executive Officers as a group, 25 people. (See Note 7)	5,227,878	1,050,793	6,278,671	278,015	6,556,686

1.
The shares listed above under Beneficially Owned Shares, Column [A], include shares that may be acquired from non-qualified stock options that are fully vested or that vest within 60 days of January 31, 2005.

2.
The shares listed above under Shares Held in Company Plans, Column [B], include restricted shares, deferred shares, shares held in the 401(k) plan, and shares that may be acquired from all unvested, non-qualified stock options that are not included in Column [A].

3.
The shares listed above under Equivalent Shares to be Settled in Cash or Stock, Column [D], include the unvested portion of performance shares which may be settled in either cash or stock depending on whether the officer has achieved 125% of their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

4.
In a Schedule 13G filed with the SEC on February 14, 2005, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2004, it was the beneficial owner of 42,937,621 shares, or approximately 6.481% of Exelon’s issued and outstanding shares. Wellington disclosed that it shared power to vote 24,094,410 shares and shared power to dispose of 42,937,621 shares.

5.
In a Schedule 13G filed with the SEC on February 14, 2005, a bank, Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105, and its affiliates, including banks, investment advisers and broker/dealers, disclosed that as of December 31, 2004, they were the beneficial owners of an aggregate of 47,021,765 shares, or approximately 7.09% of Exelon’s issued and outstanding shares. Barclays disclosed that it had the sole power to vote 41,789,460 shares and sole power to dispose of 47,021,765 shares.

6.
In a Schedule 13G filed with the SEC on February 11, 2005, an investment adviser, Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, disclosed that as of December 31, 2004, it is deemed to be the beneficial owner of 37,541,800 shares, or approximately 5.7% of Exelon’s issued and outstanding shares, although it disclaimed beneficial ownership pursuant to Rule 13d-4. Capital Research disclosed that it had sole dispositive power of 37,541,800 shares.

7.	Beneficial ownership, shown in Column [A], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of utstanding options	Weighted-average price of outstanding options	Number of securities remaining available for future issuance compensation plans (a)
Equity compensation
plans approved by
security holders	14,777,078	$26.94	24,759,308

Equity compensation
plans not approved
by security holders (b)	660,808	20.56	--

Total	25,420,116	$26.78	14,770,078

(a)  Excludes securities to be issued upon exercise of outstanding options.
(b)  Amount shown represents options issued under a broad based incentive plan available to all employees of PECO Energy Company. Options were issued beginning in November 1998 and no further grants were made after October 20, 2000.

ComEd
Exelon indirectly owns 127,002,904 shares of ComEd common stock, more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as of December 31, 2004 by (1) any director of ComEd, (2) each executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.

Beneficial Ownership Table

	[A] Beneficially Owned Shares (See Note 1)	[B] Shares Held in Company Plans (See Note 2)	[C] = [A] + [B] Total Shares Held	[D] Share Equivalents to be Settled in Cash or Stock (See Note 3)	[E] = [C] + [D] Total Share Interest

Directors Named Officers
S. Gary Snodgrass (Director)	265,114	25,034	290,148	12,441	302,589
Michael B. Bemis (see Note 4)	33,499	11,396	44,895	130	45,025
John L. Skolds (Director)	327,160	94,252	421,412	20,329	441,741
John W. Rowe (Director)	2,260,708	313,646	2,574,354	86,942	2,661,296
Robert S. Shapard (Director)	96,000	69,702	165,702	14,813	180,515
Ruth Ann M. Gillis	353,301	46,811	400,112	21,739	421,851
Frank M. Clark (Director)	228,799	53,420	282,219	19,324	301,543
Oliver D. Kingsley, Jr.	740,041	-	740,041	6,499	746,540

Directors, Named & Executive Officers as a group, 10 people. (See Note 5)	4,472,266	674,214	5,146,480	196,933	5,343,413

1.	The shares listed above under Beneficially Owned Shares, Column [A], include shares that may be acquired from non-qualified stock options that are fully vested or that vest within 60 days of January 31, 2005.

2.
The shares listed above under Shares Held in Company Plans, Column [B], include restricted shares, deferred shares, shares held in the 401(k) plan, and shares that may be acquired from all unvested, non-qualified stock options that are not included in Column [A].

3.
The shares listed above under Equivalent Shares to be Settled in Cash or Stock, Column [D], include the unvested portion of performance shares which may be settled in either stock or cash depending on whether the officer has achieved 125% of their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

4.	Mr. Bemis’s share totals are as of January 31, 2004, the last day of his employment.

5.
Beneficial ownership, shown in Column [C], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock. Exelon indirectly owns all 170,478,507 shares of PECO preferred stock outstanding. Accordingly, the only beneficial owner of more than five percent of PECO’s voting securities is Exelon, and none of the directors or executive officer or PECO hold any preferred stock.

No ComEd securities are authorized for issuance under equity compensation plans. For information about Exelon Securities authorized for issuance to ComEd employees under Exelon equity compensation plans, see above under “Exelon-Securities Authorized Under Equity Compensation Plans.”

PECO
Exelon indirectly owns all 170,478,507 shares of PECO common stock. As of December 31, 2004, there were 874,720 shares of PECO preferred stock outstanding. Accordingly, the only beneficial owner of more than five percent of PECO’s voting securities is Exelon, and none of the directors or executive officers of PECO hold any preferred stock.

The following table shows the ownership of Exelon common stock as of December 31, 2004 by (1) any director of PECO, (2) each executive officer of PECO named in the Summary Compensation Table, and (3) all directors and executive officers of PECO as a group.

Beneficial Ownership Table
	[A] Beneficially Owned Shares (See Note 1)	[B] Shares Held in Company Plans (See Note 2)	[C] = [A] + [B] Total Shares Held	[D] Share Equivalents to be Settled in Cash or Stock (See Note 3)	[E] = [C] + [D] Total Share Interest

Directors and Named Officers
Michael B. Bemis (see Note 4)	33,499	11,396	44,895	130	45,025
John L. Skolds (Director)	327,160	94,252	421,412	20,329	441,741
John W. Rowe (Director)	2,260,708	313,646	2,574,354	86,942	2,661,296
Robert S. Shapard (Director)	96,000	69,702	165,702	14,813	180,515
Denis P. O’Brien (Director)	140,737	11,853	152,590	8,013	160,603
J. Barry Mitchell	138,156	39,531	177,687	10,593	188,280
Oliver D. Kingsley, Jr.	740,085	-	740,085	6,499	746,584

Directors, Named & Executive Officers as a group, 8 people. (See Note 5)	3,765,788	560,803	4,326,591	151,442	4,478,033

1.
The shares listed above under Beneficially Owned Shares, Column [A], include shares that may be acquired from non-qualified stock options that are fully vested or that vest within 60 days of January 31, 2005.

2.
The shares listed above under Shares Held in Company Plans, Column [B], include restricted shares, deferred shares, shares held in the 401(k) plan, and shares that may be acquired from all unvested, non-qualified stock options that are not included in Column [A].

3.
The shares listed above under Equivalent Shares to be Settled in Cash or Stock, Column [D], include the unvested portion of performance shares which may be settled in either stock or cash depending on whether the officer has achieved 125% of their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

4.	Mr. Bemis’s share totals are as of January 31, 2004, the last day of his employment.

5.	Beneficial ownership, shown in Column [C], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

No PECO securities are authorized for issuance under equity compensation plans. For information about Exelon securities authorized for issuance to PECO employees under Exelon equity compensation plans, see above under “Exelon - Securities Authorized Under Equity Compensation Plans.”

Generation

Generation is a wholly owned indirect subsidiary of Exelon and has no voting securities. The following table presents the beneficial ownership as of December 31, 2004 of Exelon’s common stock by (1) Generation’s executive officers named in the Summary Compensation Table, and (2) all named officers and executive officers of Generation as a group.
Beneficial Ownership Table

	[A] Beneficially Owned Shares (See Note 1)	[B] Shares Held in Company Plans (See Note 2)	[C] = [A] + [B] Total Shares Held	[D] Share Equivalents to be Settled in Cash or Stock (See Note 3)	[E] = [C] + [D] Total Share Interest

Named Officers
Oliver D. Kingsley, Jr.	740,085	-	740,085	6,499	746,584
John F. Young	39,390	14,684	54,074	10,943	65,017
John W. Rowe	2,260,708	313,646	2,574,354	86,942	2,661,296
Robert S. Shapard	96,000	69,702	165,702	14,813	180,515
Christopher M. Crane	237,047	57,219	294,266	11,352	305,618
Ian P. McLean	290,135	16,464	306,599	14,488	321,087
John L. Skolds	327,160	94,252	421,412	20,329	441,741

Directors, Named & Executive Officers as a group, 9 people. (See Note 4)	3,824,277	530,030	4,354,307	164,021	4,518,328

1.
The shares listed above under Beneficially Owned Shares, Column [A], include shares that may be acquired from non-qualified stock options that are fully vested or that vest within 60 days of January 31, 2005.

2.
The shares listed above under Shares Held in Company Plans, Column [B], include restricted shares, deferred shares, shares held in the 401(k) plan, and shares that may be acquired from all unvested, non-qualified stock options that are not included in Column [A].

3.
The shares listed above under Equivalent Shares to be Settled in Cash or Stock, Column [D], include the unvested portion of performance shares which may be settled in either stock or cash depending on whether the officer has achieved 125% of their stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

4.	Beneficial ownership, shown in Column [C], of named and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock.

No Generation securities are authorized for issuance under equity compensation plans. For information about Exelon securities authorized for issuance to Generation employees under Exelon equity compensation plans, see above under “Exelon - Securities Authorized Under Equity Compensation Plans.”

(c)	Directors and Officers contracts and transactions with system companies.

Employment Agreements

Employment Agreement with Mr. Rowe
Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

Under the employment agreement, which continues in effect until Mr. Rowe's termination, Mr. Rowe's annual base salary is determined by Exelon's compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan, the "SERP," benefit upon termination of employment for any reason other than for cause. The special SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe's SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

•	he had attained age 60 (or his actual age, if greater);
•	he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination; and
•	his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 24,688 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

Except as provided below, if Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

•	a lump sum payment of Mr. Rowe's accrued but unpaid base salary and annual incentive, and a prorated annual bonus for the year in which his employment terminates;
•	for a two-year severance period following the termination of employment, continued payment of base salary and continued payment of an annual incentive equal to either the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe's last three full years of employment, whichever is greater;
•	for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife for the remainder of their respective lives;
•	all exercisable options remain exercisable until the applicable option expiration date; and
•	unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date.

The term "good reason" means any material breach of the employment agreement by Exelon, including:

•	a failure to provide compensation and benefits required under the employment agreement;
•	causing Mr. Rowe to report to someone other than the Exelon board of directors;
•	any material adverse change in Mr. Rowe's status, responsibilities or perquisites; or
•	any announcement by the Exelon board of directors without Mr. Rowe's consent that Exelon is seeking a replacement for Mr. Rowe.

The term "cause" means any of the following, unless cured within the time period specified in the agreement:

•	conviction of a felony or a misdemeanor involving moral turpitude, fraud or dishonesty;
•	willful misconduct in the performance of duties intended to personally benefit the executive; or
•	material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

In connection with Exelon's entry into the merger agreement, Mr. Rowe's employment agreement was amended to provide that Mr. Ferland's service as non-executive Chairman of the Exelon board of directors for the periods described in the Amended and Restated By-laws of Exelon to be adopted upon completion of the merger will not constitute "good reason." Therefore, Mr. Rowe is not entitled to any severance payments as a result of the merger with PSEG.
Mr. Rowe would receive the termination benefits described under "—Other Change in Control Employment Agreements and Severance Plan" below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason, and

•	the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is described under "—Other Change in Control Employment Agreements and Severance Plan"); or
•	Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole Chief Executive Officer and Chairman of the Board and as a member of the Exelon board of directors, except that:

•	instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year's annual incentive payment or the average annual incentives paid over the prior three years;
•	in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average;
•	following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage; and
•	change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (see "—Other Change in Control Employment Agreements and Severance Plan" for a discussion of this term).

With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason:

•	a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;
•	the failure of any successor to assume his employment agreement;
•	a relocation of Exelon's office by more than 50 miles; or
•	a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

Employment Agreement and Share Purchase Agreement with Mr. Oliver D. Kingsley

Mr. Kingsley retired on November 1, 2004 as President and Chief Operating Officer of Exelon.

The terms of Mr. Kingsley's employment agreement with Exelon prior to his retirement are described below.

Exelon and Exelon Generation entered into an amended employment agreement with Mr. Kingsley as of September 5, 2002, which restated his employment agreement with Commonwealth Edison Company in effect at the time of the merger forming Exelon and under which Mr. Kingsley agreed to serve as senior executive vice president of Exelon. Mr. Kingsley's employment agreement was further amended as of April 28, 2003, at which time he agreed to serve as President and Chief Operating Officer of Exelon.

Under the amended employment agreement, Mr. Kingsley's annual base salary was $850,000, and his target performance award under the annual incentive plan was 85% of his base salary, with a maximum payout of 170% of his base salary. Mr. Kingsley was eligible to participate in long-term incentive, stock option, and other equity incentive plans, savings and retirement plans and welfare plans, and to receive fringe benefits on the same basis as peer executives of Exelon. Mr. Kingsley was also entitled to 30 days of paid vacation per year.

In addition, Exelon will reimburse Mr. Kingsley for his daughter's medical care expenses for a 15-year period (up to $100,000 in any year) that commenced upon his retirement.

Mr. Kingsley received a grant of 35,000 shares of restricted stock on September 5, 2002, which accelerated upon his retirement on October 31, 2004.

Mr. Kingsley became eligible to elect retiree health coverage on the same terms as peer employees eligible for early retirement benefits at the time of his retirement. All restricted stock and all his stock options fully vested at the time of his retirement. Options remain exercisable until (1) the option expiration date for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his retirement or the option's expiration date, for options granted after that date.

Mr. Kingsley's amended employment agreement provides for an enhanced supplemental retirement benefit determined by treating him under the SERP as if he had 30 years of service as of October 31, 2002, plus (1) one additional year each October 31 during his employment and (2) an additional year for each year during the severance period described below. Severance payments will be included in compensation under the SERP. The enhanced SERP benefits were paid to Mr. Kingsley upon his retirement.

Mr. Kingsley's amended employment agreement contains confidentiality requirements and also non-competition, non-solicitation and non-disparagement provisions, which are effective for two years following his retirement.

On November 8, 2004, Exelon entered into a share repurchase agreement with Mr. Kingsley with respect to certain shares of Exelon common stock that Mr. Kingsley held or had the right to acquire. Under the agreement, Exelon repurchased 172,765 shares of Exelon common stock held by Mr. Kingsley on November 17, 2004 for $7,032,387 and 187,235 shares of Exelon common stock held by Mr. Kingsley on February 9, 2005 for $8,297,933.

Mr. Kingsley has agreed that he will not transfer any of his remaining shares of Exelon common stock prior to May 1, 2005, that he may transfer up to 360,000 shares of Exelon common stock between May 1, 2005 and December 31, 2005, and may freely transfer any other shares after January 1, 2006. During the transfer restriction periods, the agreement does permit transfers of shares to two specified Kingsley family trusts, which would be bound by the provisions of the agreement following any such transfer.

(d)	Directors and Officers indebtedness to system companies.

None.

(e)	Directors and Officers participation in bonus and profit sharing arrangements and other benefits.

Retirement Benefit Plans

 The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon's non-contributory retirement plans. The amounts shown in the table are not subject to any reductions for social security or other offset amounts.

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans which cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Covered compensation under the plans generally includes salary and bonus which is disclosed in the Summary Compensation Table under "—Executive Compensation" for the named executive officers. The calculation of retirement benefits under the Exelon Corporation Retirement Program is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

The Internal Revenue Code limits the individual annual compensation that may be taken into account under tax-qualified retirement plan to $205,000 as of January 1, 2004 and the amount that an individual may accrue in one year under such a defined benefit plan to $165,000 as of January 1, 2004. As permitted by the Employee Retirement Income Security Act of 1974, as amended, Exelon sponsors supplemental pension plans which allow the payment to certain individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits.
Service Annuity System Benefit Table - PECO (applicable to employees of Exelon, PECO and Generation)

	Annual normal retirement benefits based on specified years of service and earnings
Highest 5-year annual earnings	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$100,000	$18,960	25,940	$32,921	$39,901	$46,881	$53,861	$60,841
200,000	39,460	54,190	68,921	83,651	98,381	113,111	127,841
300,000	59,960	82,440	104,921	127,401	149,881	172,361	194,841
400,000	80,460	110,690	140,921	171,151	201,381	231,611	261,841
500,000	100,960	138,940	176,921	214,901	252,881	290,861	328,841
600,000	121,460	167,190	212,921	258,651	304,381	350,111	395,841
700,000	141,960	195,440	248,921	302,401	355,881	409,361	462,841
800,000	162,460	223,690	284,921	346,151	407,381	468,611	529,841
900,000	182,960	251,940	320,921	389,901	458,881	527,861	596,841
1,000,000	203,460	280,190	356,921	433,651	510,381	587,111	663,841

Service Annuity System Benefit Table - ComEd (applicable to employees of Exelon, ComEd and Generation)

	Annual normal retirement benefits based on specified years of service and earnings
Highest 5-year annual earnings	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$100,000	$16,914	$28,699	$39,599	$49,808	$59,490	$68,776	$77,761
200,000	33,978	58,237	80,680	101,694	121,601	140,652	159,043
300,000	51,041	87,775	121,760	153,580	183,711	212,528	240,324
400,000	68,103	117,312	162,841	205,466	245,822	284,404	321,604
500,000	85,169	146,849	203,921	257,352	307,933	356,281	402,886
600,000	102,233	176,387	245,002	309,238	370,043	428,157	484,167
700,000	119,296	205,924	286,082	361,124	432,153	500,034	565,447
800,000	136,360	235,462	327,163	413,011	494,263	571,910	646,728
900,000	153,424	264,999	368,243	464,897	556,374	643,786	728,009
1,000,000	170,488	294,537	409,324	516,783	618,484	715,662	809,290

Credited Years of Service
The executive officers who are named in the Summary Compensation Tables have the following credited years of service as of December 31, 2004 (partial years are not included):

Exelon		ComEd
John W. Rowe	26 years	John L. Skolds	4 years
John L. Skolds	4 years	John W. Rowe	26 years
Pamela B. Strobel	20 years	Ruth Ann Gillis	7 years
Randall E. Mehrberg	4 years	Frank M. Clark	39 years
Oliver D. Kingsley, Jr.	32 years	Oliver D. Kingsley, Jr.	32 years

GENERATION		PECO
Oliver D. Kingsley, Jr.	32 years	John L. Skolds	4 years
John W. Rowe	26 years	John W. Rowe	26 years
Christopher M. Crane	12 years	J. Barry Mitchell	33 years
Ian P. McLean	5 years	Oliver D. Kingsley, Jr.	32 years
John L. Skolds	4 years

With respect to executive officers’ credited years of service: Mr. Skolds will receive an additional 7 1/2 years of service upon his 5th anniversary of employment and 7 1/2 years upon his 10th anniversary; Mr. Mehrberg will receive an additional 10 years upon his 5th anniversary; and Mr. Crane will receive an additional year for each year until his 10th anniversary.

Cash Balance Pension Plan
Mr. Shapard, Mr. Young and Mr. O’Brien participate in the Exelon Corporation Cash Balance Pension Plan. Mr. Bemis also participated in this plan. Under this plan, a notional account is established for each participant. For each active participant, the account balance grows as a result of annual benefit credits and annual investment credits.

Currently, the benefit credit under the plan is 5.75% of base pay and annual incentive award (subject to applicable Internal Revenue Code limit). The annual investment credit is the greater of 4% or the average for the year of the S&P 500 Index and the applicable interest rate used under Section 417(e) of the Internal Revenue Code to determine lump sums, determined as of November of such year.

Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the Cash Balance Pension Plan.

Other Change in Control Employment Agreements and Severance Plan

Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives' position and compensation levels for two years after a change in control of Exelon. Those agreements were restated and generally became effective May 1, 2004 for a period of two years, subject to an annual extension each subsequent May 1 if there has not been a change in control. Under the restated change in control employment agreements, the circumstances under which an executive can terminate employment for "good reason" are narrower and the circumstances under which Exelon can terminate the executive's employment for "cause" are broader than under the prior agreements. However, the definition of a change in control was not changed and the level of severance benefits was not reduced under the restated agreements.

During the 24-month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive's business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a "Significant Acquisition")) if a named executive officer resigns for good reason or if the executive's employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive's target annual incentive for the year in which termination occurs;
•	severance payments equal to three times the sum of (1) the executive's base salary plus (2) the higher of the executive's target annual incentive for the year of termination or the executive's average annual incentive award payments for the two years preceding the termination;
•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives who entered into such agreements after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;
•	a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive's accrued benefits under Exelon's defined benefit retirement plan;
•	all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option's expiration date, for options granted after that date;
•	life, disability, accident, health and other welfare benefit coverage continues for three years, followed by retiree health coverage if the executive has attained at least age 50 and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and
•	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive's business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a "Disaggregation").

A change in control generally occurs:

•	when any person acquires 20% of Exelon's voting securities;
•	when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;
•	upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon's operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or
•	upon shareholder approval of a plan of complete liquidation or dissolution.

"Good reason," under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition:

•	a material adverse reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;
•	failure of a successor to assume the agreement;
•	a material breach of the agreement by Exelon; or
•	any of the following, but only after a change in control or Disaggregation: (1) a material adverse reduction in the executive's position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

"Cause" under the change in control employment agreements generally includes any of the following:

•	refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive's duties and responsibilities;
•	willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;
•	commission of a felony or any crime involving dishonesty or moral turpitude;
•	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or
•	any breach of the executive's restrictive covenants.

The mere occurrence of a Disaggregation is not "good reason."

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the "safe harbor" amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Mr. Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not covered by an individual change in control employment agreement, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

•	pro-rated payment of the executive's target annual incentive for the year in which termination occurs;
•	for a two-year severance period, continued payment of base salary and continued payment of annual incentive equal to the executive's target incentive for the year in which the termination occurs;
•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;
•	for the two-year severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period, followed by retiree health coverage if the executive has attained at least age fifty and completed at least ten years of service (or any lesser eligibility requirement then in effect for regular employees); and
•	outplacement services for at least six months.

Payments are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law.

Consummation of the Merger is not a change in control and is not expected to be a Significant Acquisition under the change in control employment agreements or the Exelon Corporation Senior Management Severance Plan. However, the Exelon compensation committee recently considered changes to the Senior Management Severance Plan that would provide the following benefits to participating executives whose employment terminates in connection with the merger: (1) the executive's target annual incentive, rather than a pro-rated target annual incentive, for the year in which termination occurs, (2) use of the higher of the executive's target annual incentive in the year of termination or the executive's average annual incentives for the two years preceding termination, for purposes of determining the amount of continued annual incentive during the severance period, and (3) accelerated vesting of outstanding stock options and restricted stock awards. No such changes have been formally adopted to date, but it is currently anticipated that such changes may be adopted on or before the closing of the Merger.

"Good reason" is defined under the Senior Management Severance Plan as either of the following:

•	a material reduction of the executive's salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or
•	a material adverse reduction in the executive's position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the business unit that employs the executive, but excluding any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the business unit that employs the executive or (2) that generally places the executive in substantially the same level of responsibility.

The definition of "cause" under the Senior Management Severance Plan is the same as the definition of such term under the restated individual change in control employment agreements.

Report of the Exelon Compensation Committee

ComEd, PECO and Generation are controlled subsidiaries of Exelon and as such do not have compensation committees. Instead, that function is fulfilled for ComEd, PECO and Generation by the compensation committee of the Exelon board of directors. The following is the report of the Exelon compensation committee.

Compensation Philosophy

Exelon's executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2004, Exelon continued to reward executives on the basis of compensation that is benchmarked with the best practices of high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

The Exelon compensation committee (the "Committee"), composed entirely of independent directors, is responsible for administering executive compensation programs, policies and practices. Exelon's executive compensation program comprises three elements:

•	base salary;
•	annual incentives; and
•	long-term incentives.

These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon's shareholders.

Factors Considered in Determining Overall Compensation

The Committee commissioned a study of compensation programs in the fall of 2004. This analysis was conducted by a leading independent management compensation consulting firm and included an assessment of business plans, strategic goals, peer companies and competitive compensation levels benchmarked with the external market.

The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the best practices of the external market. Exelon's pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

How Base Salary is Determined

Base salaries for Exelon's executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

Mr. Rowe's 2004 Base Salary

The independent directors of the Exelon board of directors, on the recommendations of the Committee and the Exelon corporate governance committee, determined Mr. Rowe's base salary for serving as the Chief Executive Officer by considering:

•	a review of benchmark levels of base pay, which were provided by independent consulting firms;
•	performance achieved against financial and operational goals; and
•	the implementation of Exelon's strategic plans.

Mr. Rowe's annualized base salary was increased to $1,250,000 effective March 1, 2004.

Other Named Executives' 2004 Base Salaries

The base salaries of the other named executive officers listed in the Summary Compensation Table under "—Executive Compensation" were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

How 2004 Annual Incentives are Determined

Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

The annual incentive awards paid to Exelon executives for 2004 were determined in accordance with the Exelon incentive programs. Generally, annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit-specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon and, as applicable, the executive's particular business unit.

For 2004, the annual incentive payments to Mr. Rowe and each of nine other senior executives was funded from a hypothetical incentive pool established by the Exelon board of directors under a shareholder-approved plan which is intended to comply with Section 162(m) of the Internal Revenue Code. The incentive pool was funded with 1.5% of Exelon's operating income. The Exelon board of directors determined a lesser award based on the achievement of earnings per share for Mr. Rowe in the amount of $1,675,000.

Mr. Rowe's 2004 Annual Incentive

The Committee and the Exelon board of directors exercised negative discretion to approve an annual incentive of $1,675,000 for Mr. Rowe consistent with the methodology used to determine the awards payable to other employees based on Exelon's earnings per share.

In evaluating Mr. Rowe's performance, the directors also considered the leadership demonstrated in positioning Exelon for the future.

Other Named Executive Officers' 2004 Annual Incentives

The final 2004 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table under "—Executive Compensation" also reflect the Committee's exercise of negative discretion and were determined consistent with the methodology used to determine the awards payable to other employees based on Exelon's earnings per share and also reflect each individual's performance.

How Compensation is Used to Focus Management in Long-Term Value Creation

Exelon established a long-term incentive program that includes a combination of non-qualified stock options (60%) and performance shares (40%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 26, 2004. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a four-year period and have a term of ten years.

Stock Option Awards

Mr. Rowe received a grant of 400,000 non-qualified stock options on January 26, 2004. Other senior executives received grants on January 26, 2004 to motivate them to achieve stock appreciation in support of shareholder value.

Exelon Performance Share Awards

Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon's performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

Performance shares are paid in shares of Exelon common stock: 33% vest upon the award date, 33% vest the following year and 33% vest the year after that.
The 2004 Long-Term Performance Share Program was based on Total Shareholder Return ("TSR"), comparing Exelon to companies listed on the Dow Jones Utility Index and the Standard and Poor's 500 Index using a three-year TSR compounded monthly. The other component in determining the award was 2004 cash savings from The Exelon Way initiative.

The Exelon board of directors approved Mr. Rowe's Performance Share Award of 116,662 shares. Beginning in 2004, executives were permitted to receive earned awards in stock and cash if they achieved 125% of their stock ownership requirement. Mr. Rowe exceeded the 125% of stock ownership (five times base salary) and opted for the payment in stock and cash. All other executives named also received Performance Share Awards in a similar manner.

Senior management recommended and the Exelon board of directors approved a modest reduction to the 2004 Long-Term Performance Share Award Program of 10% for the Chairman and Chief Executive Officer and 5% for all other participants. This award reduction partially offset the expense associated with a one-time payment made to non-executive employees to assist them with the cost of medical plan charges in 2005.

Ability to Deduct Executive Compensation

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a chief executive officer or other person among the four other highest compensated officers is generally not deductible for purposes of corporate Federal income taxes. However, "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for Federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs.

For 2004, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Exelon Compensation Committee
Edward A. Brennan, Chair
M. Walter D'Alessio
Rosemarie B. Greco
Ronald Rubin
Richard L. Thomas

(f)
Directors and Officers rights to indemnity. The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive officers of Exelon and all subsidiary companies are insured under directors' and officers' liability policies.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

Item 1.	Political Contributions.

None

Several System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

Item 2.	Citizens Groups and Public Relations.

Contributions were made to various chambers of commerce, industry groups, and other groups for civic purposes.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. INTERCOMPANY SALES AND SERVICE

Company	Company				In Effect
Providing	Receiving			Date of	At End
Services	Services	Services	Amount	Contract	Of Year
Commonwealth Edison Company	AmerGen, LLC	Claims Services	$ 2,889	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Claims Services	12,806	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Legislative Services	25,556	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Office of the President / Other Support Services	26,048	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Communications Services	46,291	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Financial Services	64,327	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Fleet Services	91,448	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Offsite Facility Usage Rental	302,153	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Information Technology Services	404,335	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Real Estate & Facility Services	450,732	01/01/04	Yes

Commonwealth Edison Company	Exelon Business Services Company	Printing, mail, copying etc	1,208,086	01/01/04	Yes

Commonwealth Edison Company	Exelon Corporation	PSEG merger	214,912	01/01/04	Yes

Commonwealth Edison Company	Exelon Delivery Shared Service	Claims Services	1,196	01/01/04	Yes

Commonwealth Edison Company	Exelon Delivery Shared Service	Fleet Services	38,043	01/01/04	Yes

Commonwealth Edison Company	Exelon Delivery Shared Service	Real Estate & Facility Services	46,206	01/01/04	Yes

Commonwealth Edison Company	Exelon Delivery Shared Service	Offsite Facility Usage Rental	74,511	01/01/04	Yes

Commonwealth Edison Company	Exelon Delivery Shared Service	Financial Services	127,559	01/01/04	Yes

Commonwealth Edison Company	Exelon Enterprises Company, LLC	Real Estate & Facility Services	2,142	01/01/04	Yes

Commonwealth Edison Company	Exelon Enterprises Company, LLC	Offsite Facility Usage Rental	13,196	01/01/04	Yes

Commonwealth Edison Company	Exelon Enterprises Company, LLC	Office of the President / Other Support Services	27,579	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Financial Services	10,094	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Real Estate & Facility Services	19,721	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Legislative Services	29,379	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Engineering Services	45,005	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Marketing Services/Tech Services	79,707	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Claims Services	105,547	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Offsite Facility Usage Rental	130,618	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Central Mapping (Blueprints)	170,840	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Information Technology Services	226,587	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Printing, mail, copying etc	355,420	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Interconnection Installation	383,974	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Fleet Services	386,187	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Interconnection Maintenance	3,861,781	01/01/04	Yes

Commonwealth Edison Company	Exelon Generation Company, LLC	Equipment Maintenance	5,464,349	01/01/04	Yes

Commonwealth Edison Company	Exelon PowerLabs, LLC	Fleet Services	4,701	01/01/04	Yes

Commonwealth Edison Company	Exelon Services Federal Group, Inc.	Management fee	124,000	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Engineering Services	4,536	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Central Mapping (Blueprints)	5,428	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Office of the President / Other Support Services	6,447	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Marketing Services	8,353	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Research & Development Services	111,994	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Engineering Services - Transmission Study	133,289	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Information Technology Services	420,263	01/01/04	Yes

Commonwealth Edison Company	PECO Energy Company	Engineering Services - Material Condition Assessment	1,030,747	01/01/04	Yes

Commonwealth Edison Company	Susquehanna Electric Company	Fleet Services	5,024	01/01/04	Yes

Commonwealth Edison Company	Susquehanna Electric Company	Financial Services	8,669	01/01/04	Yes

Exelon Enterprises Company, LLC.	Exelon Services, Inc.	Administrative and general	13,926	01/01/01	Yes

Exelon Enterprises Company, LLC.	Exelon Services, Inc.	Executive salaries	757,912	01/01/01	Yes

Exelon Enterprises Company, LLC.	Exelon Thermal Development Inc.	Administrative and general	27,901	01/01/01	No

Exelon Enterprises Company, LLC.	Exelon Thermal Development Inc.	Executive salaries	328,307	01/01/01	No

Exelon Generation Company, LLC	AmerGen Energy Company	Operational and back-office support	101,025,931	12/11/03	Yes

Exelon Generation Company, LLC	Commonwealth Edison Company	Zion U-1 and U-2 synchronous condensers	2,165,080	01/01/04	Yes

Exelon Generation Company, LLC	PECO Energy Company	Operation and maintenance of 25 cycle frequency converters	2,110,745	01/01/04	Yes

Exelon Services Federal Group	Commonwealth Edison Company	Maintenance & Construction Services	405,116	01/01/04	No

Exelon Services Federal Group	PECO Energy Company	Construction Project Mgmt	2,606,266	01/01/04	No

Exelon Services, Inc.	Commonwealth Edison Company	Maintenance & Construction Services	17,203	01/01/04	No

Exelon Services, Inc.	Commonwealth Edison Company	Security System	42,464	01/01/04	No

Exelon Services, Inc.	Exelon Business Services Company	Construction Services	240,154	04/01/01	No

Exelon Services, Inc.	Exelon Energy Company	Facility and IT Charges	361,103	05/01/01	No

Exelon Services, Inc.	Exelon Enterprises, Company, LLC	Facility and IT Charges	84,217	9/25/2002	No

Exelon Services, Inc.	PECO Energy Company	Security System	27,376	01/01/04	No

Exelon Services, Inc.	Exelon Business Services Company	Security System	94,194	04/01/01	No

Exelon Thermal Development Inc.	Northwind Aladdin, LLC	Plant Operators	148,000	01/01/2001	No

Exelon Thermal Technologies Inc.	Northwind Aladdin, LLC	Administrative and general	10,000	03/18/1998	No

Exelon Thermal Technologies Inc.	Northwind Aladdin, LLC	Plant operators	148,000	03/18/1998	No

Exelon Thermal Technologies Inc.	Northwind Chicago, LLC	Administrative and general	3,000	05/19/2000	No

Exelon Thermal Technologies Inc.	Northwind Chicago, LLC	Rent	53,500	05/19/2000	No

Exelon Thermal Technologies Inc.	Northwind Chicago, LLC	Plant operators	230,000	05/19/2000	No

Exelon Thermal Technologies Inc.	Northwind Chicago, LLC	District cooling	510,000	05/19/2000	No

Exelon Thermal Technologies Inc.	Northwind Midway, LLC	Administrative and general	1,000	6/25/1999	No

Exelon Thermal Technologies Inc.	Northwind Midway, LLC	Plant operators	320,000	06/25/1999	No

Northwind Chicago LLC	Exelon Thermal Technologies Inc.	Chilled water	2,328,000	10/01/1999	No

PECO Energy	Exelon Corporate	PSE&G Merger	27,259	01/01/04	Yes

PECO Energy Company	Adwin Realty Company	Real Estate Purchase and Lease Trans	18,774	01/01/04	Yes

PECO Energy Company	Commonwealth Edison Company	Environmental & Lab Services	21,638	01/01/04	Yes

PECO Energy Company	Commonwealth Edison Company	IT Services - Shared services	230,953	01/01/04	Yes

PECO Energy Company	Exelon Business Services Company	Purchase of Materials / Logistics	3,150	01/01/04	Yes

PECO Energy Company	Exelon Business Services Company	Purchase / Lease / Maintain Vehicles	39,651	01/01/04	Yes

PECO Energy Company	Exelon Business Services Company	Real Estate Purchase & Lease Trans	2,088,452	01/01/04	Yes

PECO Energy Company	Exelon Enterprises Company, LLC	Purchase of Materials / Logistics	373	01/01/04	Yes

PECO Energy Company	Exelon Enterprises Company, LLC	Purchase / Lease / Maintain Vehicles	6,622	01/01/04	Yes

PECO Energy Company	Exelon Enterprises Company, LLC	Real Estate Purchase & Lease Trans	94,764	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Transmission Planning Consulting Services	5,538	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Legislative Services	17,959	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Meter work performed at various site locations	21,010	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Environmental & Lab Services	48,612	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Purchase of Materials / Logistics	106,207	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Real Estate Purchase & Lease Trans	147,216	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Claims Processing	218,963	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Purchase / Lease / Maintain Vehicles	358,571	01/01/04	Yes

PECO Energy Company	Exelon Generation Company	Technical Support	518,000	01/01/04	Yes

PECO Energy Company	Exelon Power Labs	Rubber Testing Services	4,686	01/01/04	Yes

PECO Energy Company	Exelon Services Federal Group, Inc.	Design study	7,000	01/01/04	Yes

Part II.
The System companies had no contracts to purchase services or goods during 2003 from any affiliate (other than a System company) or from a company, in which any officer or director of the receiving company is a partner or owns 5 percent of more of any class of equity securities, except as reported in Item 6.

Part III.	The System companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9.	WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Required information for investment in wholesale generation and foreign utility companies as of December 31, 2004.

PART I
(a)	Company name, business address, facilities and interest held.
(b)	Capital invested, recourse debt, guarantees and transfer of assets and affiliates.
(c)	Ratio of debt to common equity and earnings.
(d)	Contracts for services, sales or construction with affiliates.

Exelon does not have any investments in foreign utility companies. Investments in EWGs are addressed below.

1	a)	Sithe Energies, Inc. (Sithe).
335 Madison Avenue, 28th Fl. New York, New York 10017.
Owns and operates power generators in North America with a net generation capacity of 638 MWs.
Genco indirectly owned 50% of Sithe at December 31, 2004. On January 31, 2005, Exelon disposed of its interest in Sithe.

	b)	Capital invested -

Information on the capital investment is filed herewith confidentially on Form SE.

Sithe debt for which there is recourse to Exelon or the system companies None.

Guarantees by the registered holding company: $145 million for equity and letters of credit.

Transfer of assets from an affiliate to Sithe - None.

	c)	Ratio of debt to common equity - .5 to 1.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

	d)	Contracts with affiliates -

Under a service agreement dated December 18, 2000, Genco provides certain engineering and environmental services for fossil facilities owned by Sithe and for certain developmental projects. Generation is compensated for these services at cost. In 2004, these services amounted to $1 million.

Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. In 2004, Sithe did not provide these services to Genco.

Power purchase sales agreement with Genco, as amended. Value of sales at cost, $13 million.

2	a)	AmerGen Energy Company, L.L.C. (AmerGen)

200 Exelon Way, Suite 345 Kennett Square, Pennsylvania 19348.
Owns and operates Clinton Nuclear Power Station, Three Mile Island Unit No. 1 Nuclear Generating Facility, and Oyster Creek Nuclear Generation Facility with an aggregate capacity of 2,492 MW.

Genco owns 100% of AmerGen.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

AmerGen debt for which there is recourse to Exelon or the system companies - $33 million.

Guarantees by the registered holding company - Genco has agreed to provide up to $200 million to AmerGen at any time for operating expenses. Exelon anticipates that Genco’s capital expenditures will be funded by internally generated funds, Genco borrowings or capital contributions from Exelon.

Transfer of assets from an affiliate to AmerGen - None.

	c)	Ratio of debt to common equity - 0.04 to 1.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

Contracts with affiliates -

d)
AmerGen receives services from Exelon Generation including engineering, regulatory support, systems integration, accounting and general services. Exelon Generation provides operation and support services to the nuclear facilities owned by AmerGen pursuant to a Service Agreement dated as of March 1, 1999. This service agreement has an indefinite term and may be terminated by Genco or by AmerGen on 90 days notice. Generation is compensated for these services at cost. Genco provided AmerGen with services valued at $20 million, pursuant to the Service Agreement.

Generation entered into PPAs dated June 26, 2003, December 18, 2001 and November 22, 1999 with AmerGen. Generation agreed to purchase 100% of the energy generated by Oyster Creek through April 9, 2009. Generation agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Generation agreed to purchase all of the residual energy from Clinton not sold to Illinois Power through December 31, 2004. Currently, the residual output is approximately 31% of the total output of Clinton. Value of sales at cost, $446 million.

3	a)	ExTex LaPorte Limited Partnership (ExTex)

300 Exelon Way, Kennett Square, PA 19348.

ExTex owns a 160-MW peaking plant in LaPorte, Texas, which commenced operation in 2001.

Exelon Peaker Development Limited, LLC and Exelon Peaker Development General, LLC. own 99% and 1%, respectively, of ExTex.

On April 25, 2002, Genco acquired two natural-gas and oil-fired plants from TXU Corp. (TXU) for an aggregate purchase price of $443 million. The purchase included the 893-megawatt Mountain Creek Steam Electric Station in Dallas and the 1,441-megawatt Handley Steam Electric Station in Fort Worth.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

ExTex debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate to ExTex - None.

	c)	Ratio of debt to common equity: 3.2 to 1.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

	d)	Contracts with affiliates -

ExTex receives from Genco engineering, management and general services. These services, $3 million, were provided at cost.

4	a)	Exelon Wyman, LLC

300 Exelon Way, Kennett Square, PA 19348.
Owns and operates a 36MW power station in Yarmouth, ME.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

	c)	Ratio of debt to common equity:
Exelon Wyman, LLC has no debt

	d)	Earnings - Information on earnings is filed herewith confidentially on Form SE.

Exelon Wyman, LLC receives services from Exelon Generation including administrative, management, and power marketing and procurement services pursuant to a Master Services Agreement dated as of November 1, 2002 ("Master Services Agreement"). Exelon Generation is compensated for these services at cost.

Pursuant to a series of Operating and Maintenance Agreements, ENEH Services, LLC provide various operating and maintenance services.

Purchase power sales agreement with Genco. Value of sales at cost: $2 million.

5	a)	Exelon Framingham, LLC

300 Exelon Way, Kennett Square, PA 19348.

Owns and operates a 30 MW power station in Framingham, MA.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

	c)	Ratio of debt to common equity:
Exelon Framingham, LLC has no debt

	d)	Earnings - Information on earnings is filed herewith confidentially on Form SE.

Exelon Framingham, LLC receives services from Exelon Generation including administrative, management, and power marketing and procurement services pursuant to a Master Services Agreement dated as of November 1, 2002 ("Master Services Agreement"). Exelon Generation is compensated for these services at cost.

Pursuant to a series of Operating and Maintenance Agreements, ENEH Services, LLC provide various operating and maintenance services.

Purchase power sales agreement with Genco. Value of sales at cost: $1 million.

6	a)	Exelon West Medway, LLC

300 Exelon Way, Kennett Square, PA 19348.

Owns and operates a 110 MW power station in West Medway, MA.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

	c)	Ratio of debt to common equity:
Exelon West Medway, LLC has no debt.

	d)	Earnings - Information on earnings is filed herewith confidentially on Form SE.

Exelon West Medway, LLC receives services from Exelon Generation including administrative, management, and power marketing and procurement services pursuant to a Master Services Agreement dated as of November 1, 2002 ("Master Services Agreement"). Exelon Generation is compensated for these services at cost.

Pursuant to a series of Operating and Maintenance Agreements, ENEH Services, LLC provide various operating and maintenance services.

Purchase power sales agreement with Genco. Value of sales at cost: $4 million.

7	a)	Exelon New Boston, LLC

300 Exelon Way, Kennett Square, PA 19348.

Owns and operates two power stations with a total of 366MWs in South Boston, MA.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

	c)	Ratio of debt to common equity:

Exelon New Boston, LLC has no debt.

	d)	Earnings - Information on earnings is filed herewith confidentially on Form SE.

Exelon New Boston, LLC receives services from Exelon Generation including administrative, management, and power marketing and procurement services pursuant to a Master Services Agreement dated as of November 1, 2002 ("Master Services Agreement"). Exelon Generation is compensated for these services at cost.

Pursuant to a series of Operating and Maintenance Agreements, ENEH Services, LLC provide various operating and maintenance services.

Purchase power sales agreement with Genco. Value of sales at cost: $41 million.

8	a)	Exelon Edgar, LLC

300 Exelon Way, Kennett Square, PA 19348.

Inactive.

	b)	Capital invested - NA.

Debt for which there is recourse to Exelon or the system companies - NA.

Guarantees by the registered holding company - NA.

	c)	Ratio of debt to common equity: NA.

	d)	Earnings - Information on earnings is filed herewith confidentially on Form SE.

9	a)	Southeast Chicago Energy Project, LLC

300 Exelon Way, Kennett Square, PA 19348.

Owns and operates gas peaking units in Chicago Illinois with a net generation capacity of 222 MW.

Genco owns 100 % of Southeast Chicago.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate - None.

	c)	Ratio of debt to common equity - No debt.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

	d)	Contracts with affiliates. Power purchase sales agreement with Genco, as amended. Value of sales at cost: $32 million.

10	a)	Susquehanna Power Company

300 Exelon Way, Kennett Square, PA 19348.

Owns Maryland part of the 514 MW Conowingo Hydroelectric Project, a generating facility located on the Susquehanna River in Pennsylvania and Maryland.

PECO Energy Power Company owns 100 % of Susquehanna Power Company.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate - None.

	c)	Ratio of debt to common equity - No debt.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

d)
Contracts with affiliates - Under the terms of contract dating from 1926 with Susquehanna Power Company ("SPCo"), PECO Energy Power Company ("PEPCo") committed to make available its portion of the Conowingo Reservoir to SPCo for the development and operation of the Conowingo Hydroelectric Project ("Project"). The ownership of the Project is divided between SPCo and PEPCo, and both companies are co-licensees of the Project's hydro license. Pursuant to a lease executed in 1926 with SPCo, Susquehanna Electric Company ("SECo") operates the dam and powerhouse. Value of sales at cost was $23 million.

11	a)	Susquehanna Electric Company

300 Exelon Way, Kennett Square, PA 19348.

Leases and operates the Conowingo hydroelectric project; sells bulk power only to Genco; does not serve the public.

Genco owns 100 % of Susquehanna Electric Company.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate - None.

	c)	Ratio of debt to common equity - No debt.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

d)
Contracts with affiliates - Under a series of interrelated agreements executed concurrently in 1926, SPCo has leased to SECo that portion of the Project that is located in Maryland, as well as the rights that SPCo has to that portion of the Project lying in Pennsylvania. The Project is jointly owned by SPCo and PEPCo. Pursuant to the terms of a 1926 operating agreement, SECo operates the Project's generating facilities, maintains the reservoir and shoreline; and sells the energy produced therefrom at wholesale to Exelon Generation. Value of sales at cost was $34 million.

12	a)	PECO Energy Power Company

300 Exelon Way, Kennett Square, PA 19348.

Owns Pennsylvania part of Conowingo project. See Susquehanna Power Company.

Genco owns 100 % of Susquehanna Electric Company.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate - None.

	c)	Ratio of debt to common equity - No debt.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

d)
Contracts with affiliates - Under the terms of one of a series of agreements dating from 1926 and relating to the Project, PEPCo committed to make its portion of the Conowingo Reservoir available to SPCo for the development and operation of the Project. Pursuant to a lease between SPCo and SECo, and an operating agreement between SECo and a predecessor company to Exelon Generation, SECo operates the dam and powerhouse, maintains the reservoir and shoreline, and sells the Project's electrical output exclusively at wholesale to Exelon Generation. Value of sales at cost $24 million.

13	a)	Sithe International, Inc.

300 Exelon Way, Kennett Square, PA 19348.

Owns an indirect interest in two 230 MW power plants located in Mexico.

TEG Holdings, LLC owns 100 % of Sithe International, Inc. TEG Holdings is owned 100% by Generation.

	b)	Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.
Debt for which there is recourse to Exelon or the system companies - None.

Guarantees by the registered holding company - None.

Transfer of assets from an affiliate - None.

	c)	Ratio of debt to common equity - No debt.

Earnings - Information on earnings is filed herewith confidentially on Form SE.

d)	Contracts with affiliates - None.

Part II

See Exhibit G for an organization chart showing the relationship of each EWG to other system companies.

Part III

Registered holding company's aggregate investment in EWGs: $2,178 million.

Registered holding company's aggregate investment in foreign utility companies: $-0-.

Ratio of aggregate investment to the aggregate investment of the registered holding company in its domestic public utility subsidiary companies: .25 to 1.

ITEM 10.	FINANCIAL STATEMENTS AND EXHIBITS

Consolidating income statements, balance sheets, cash flows and changes in retained earnings are filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.

FINANCIAL STATEMENTS

Exelon Corporation and Subsidiaries

Notes to Financial Statements
Reference is made to "Notes to Consolidated Financial Statements" contained in Exelon's 2004 10-K, which information is incorporated by reference.

EXHIBITS

The following exhibits are incorporated by reference to the indicated SEC file number, unless an asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith.

EXHIBIT
NUMBER             DESCRIPTION

A.   ANNUAL REPORTS FILED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

A.1	2004 Annual Report on Form 10-K for Exelon, ComEd, PECO and Generation File Nos. 01-16169, 01-1839, 01-01401 and 333-85496 respectively.

B.   CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

Exelon 10-K Exhibit No.	Description

3-1	Articles of Incorporation of Exelon Corporation (Registration Statement No. 333-37082, Form S-4, Exhibit 3-1).

3-2	Amendment to Articles of Incorporation of Exelon Corporation (File No. 1-16169, Form 10-Q for the quarter ended June 30, 2004, Exhibit 3-1).

3-3	Amended and Restated Bylaws of Exelon Corporation, adopted January 27, 2004 (File No. 1-16169, 2003 Form 10-K Exhibit 3-2).

3-4	Amended and Restated Articles of Incorporation of PECO Energy Company (File No. 1-01401, 2000 Form 10-K, Exhibit 3-3).

3-5	Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File No. 1-01401, 1997 Form 10-K, Exhibit 3-2).

3-6
Restated Articles of Incorporation of Commonwealth Edison Company effective February 20, 1985, including Statements of Resolution Establishing Series, relating to the establishment of three new series of Commonwealth Edison Company preference stock known as the “$9.00 Cumulative Preference Stock,” the “$6.875 Cumulative Preference Stock” and the “$2.425 Cumulative Preference Stock” (File No. 1-1839, 1994 Form 10-K, Exhibit 3-2).

3-7	Bylaws of Commonwealth Edison Company, effective September 2, 1998, as amended through October 20, 2000 (File No. 1-1839, 2000 Form 10-K, Exhibit 3-6).

3-8	Certificate of Formation of Exelon Generation Company, LLC (Registration Statement No. 333-85496, Form S-4, Exhibit 3-1).

3-9	First Amended and Restated Operating Agreement of Exelon Generation Company, LLC executed as of January 1, 2001 (File No. 333-85496, 2003 Form 10-K, Exhibit 3-8).

C. (a)	The indentures or other fundamental documents defining the rights of holders of funded debt listed below are incorporated by reference:

Exelon 10-K
Exhibit No.	Description

4-1
First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National Bank, successor), (Registration No. 2-2281, Exhibit B-1).

4-1-1	Supplemental Indentures to PECO Energy Company’s First and Refunding Mortgage:

	Dated as of	File Reference	Exhibit No.
	May 1, 1927	2-2881	B-1(c)
	March 1, 1937	2-2881	B-1(g)
	December 1, 1941	2-4863	B-1(h)
	November 1, 1944	2-5472	B-1(i)
	December 1, 1946	2-6821	7-1(j)
	September 1, 1957	2-13562	2(b)-17
	May 1, 1958	2-14020	2(b)-18
	March 1, 1968	2-34051	2(b)-24
	March 1, 1981	2-72802	4-46
	March 1, 1981	2-72802	4-47
	December 1, 1984	1-01401, 1984 Form 10-K	4-2(b)
	April 1, 1991	1-01401, 1991 Form 10-K	4(e)-76
	December 1, 1991	1-01401, 1991 Form 10-K	4(e)-77
	June 1, 1992	1-01401, June 30, 1992 Form 10-Q	4(e)-81
	March 1, 1993	1-01401, 1992 Form 10-K	4(e)-86
	May 1, 1993	1-01401, March 31, 1993 Form 10-Q	4(e)-88
	May 1, 1993	1-01401, March 31, 1993 Form 10-Q	4(e)-89
	August 15, 1993	1-01401, Form 8-A dated August 19, 1993	4(e)-92
	May 1, 1995	1-01401, Form 8-K dated May 24, 1995	4(e)-96
	September 15, 2002	1-01401, September 30, 2002 Form 10-Q	4-1
	October 1, 2002 April 15, 2003 April 15, 2004	1-01401, September 30, 2002 Form 10-Q 0-16844, March 31, 2003 Form 10-Q 0-16844, September 30, 2004 Form 10-Q	4-2 4.1 4-1-1

4-2	Exelon Corporation Dividend Reinvestment and Stock Purchase Plan (Registration Statement No. 333-84446, Form S-3, Prospectus).

4-3
Mortgage of Commonwealth Edison Company to Illinois Merchants Trust Company, Trustee (BNY Midwest Trust Company, as current successor Trustee), dated July 1, 1923, as supplemented and amended by Supplemental Indenture thereto dated August 1, 1944. (File No. 2-60201, Form S-7, Exhibit 2-1).

4-3-1	Supplemental Indentures to aforementioned Commonwealth Edison Mortgage.

	Dated as of	File Reference	Exhibit No.
	August 1, 1946	2-60201, Form S-7	2-1
	April 1, 1953	2-60201, Form S-7	2-1
	March 31, 1967	2-60201, Form S-7	2-1
	April 1,1967	2-60201, Form S-7	2-1
	February 28, 1969	2-60201, Form S-7	2-1
	May 29, 1970	2-60201, Form S-7	2-1
	June 1, 1971	2-60201, Form S-7	2-1
	April 1, 1972	2-60201, Form S-7	2-1
	May 31, 1972	2-60201, Form S-7	2-1
	June 15, 1973	2-60201, Form S-7	2-1
	May 31, 1974	2-60201, Form S-7	2-1
	June 13, 1975	2-60201, Form S-7	2-1
	May 28, 1976	2-60201, Form S-7	2-1
	June 3, 1977	2-60201, Form S-7	2-1
	May 17, 1978	2-99665, Form S-3	4-3
	August 31, 1978	2-99665, Form S-3	4-3
	June 18, 1979	2-99665, Form S-3	4-3
	June 20, 1980	2-99665, Form S-3	4-3
	April 16, 1981	2-99665, Form S-3	4-3
	April 30, 1982	2-99665, Form S-3	4-3
	April 15, 1983	2-99665, Form S-3	4-3
	April 13, 1984	2-99665, Form S-3	4-3
	April 15, 1985	2-99665, Form S-3	4-3
	April 15, 1986	33-6879, Form S-3	4-9
	June 15, 1990	33-38232, Form S-3	4-12
	October 1, 1991	33-40018, Form S-3	4-13
	October 15, 1991	33-40018, Form S-3	4-14
	May 15, 1992	33-48542, Form S-3	4-14
	September 15, 1992	33-53766, Form S-3	4-14
	February 1, 1993	1-1839, 1992 Form 10-K	4-14
	April 1, 1993	33-64028, Form S-3	4-12
	April 15, 1993	33-64028, Form S-3	4-13
	June 15, 1993	1-1839, Form 8-K dated May 21, 1993	4-1
	July 15, 1993	1-1839, Form 10-Q for quarter ended June 30, 1993.	4-1
	January 15, 1994	1-1839, 1993 Form 10-K	4-15
	December 1, 1994	1-1839, 1994 Form 10-K	4-16
	June 1, 1996	1-1839, 1996 Form 10-K	4-16
	March 1, 2002 May 20, 2002 June 1, 2002 October 7, 2002 January 13, 2003 March 14, 2003 August 13, 2003	1-1839, 2001 Form 10-K 1-1839, Form 8-K dated January 22, 2003 1-1839, Form 8-K dated April 7, 2003 1-1839, Form 8-K dated August 25, 2003	4-4-1 4-4 4-4 4-4

4-3-2
Instrument of Resignation, Appointment and Acceptance dated as of February 20, 2002, under the provisions of the Mortgage dated July 1, 1923, and Indentures Supplemental thereto, regarding corporate trustee (File No. 1-1839, 2001 Form 10-K, Exhibit 4-4-2).

4-3-3
Instrument dated as of January 31, 1996, under the provisions of the Mortgage dated July 1, 1923 and Indentures Supplemental thereto, regarding individual trustee (File No. 1-1839, 1995 Form 10-K, Exhibit 4-29).

4-4	Indenture dated as of September 1, 1987 between Commonwealth Edison Company and Citibank, N.A., Trustee relating to Notes (File No. 1-1839, Form S-3, Exhibit 4-13).

4-4-1	Supplemental Indentures to aforementioned Indenture.
	Dated as of	File Reference	Exhibit No.
	September 1, 1987	33-32929, Form S-3	4-16
	January 1, 1997	1-1839, 1999 Form 10-K	4-21
	September 1, 2000	1-1839, 2000 Form 10-K	4-7-3

4-5	Indenture dated June 1, 2001 between Generation and First Union National Bank (now Wachovia Bank, National Association) (Registration Statement No. 333-85496, Form S-4, Exhibit 4.1).

4-6	Indenture dated December 19, 2003 between Generation and Wachovia Bank, National Association (File No. 333-85496, 2003 Form 10-K, Exhibit 4-6).

4-7
Indenture to Subordinated Debt Securities dated as of June 24, 2003 between PECO Energy Company, as Issuer, and Wachovia Bank National Association, as Trustee (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.1).

4-8
Preferred Securities Guarantee Agreement between PECO Energy Company, as Guarantor, and Wachovia Trust Company, National Association, as Trustee, dated as of June 24, 2003 (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.2).

4-9
PECO Energy Capital Trust IV Amended and Restated Declaration of Trust among PECO Energy Company, as Sponsor, Wachovia Trust Company, National Association, as Delaware Trustee and Property Trustee, and J. Barry Mitchell, George R. Shicora and Charles S. Walls as Administrative Trustees dated as of June 24, 2003 (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.3).

Exelon Generation Company, LLC Form S-4, April 4, 2002, Indenture dated June 1, 2001 between registrant and First Union National Bank (now Wachovia Bank, National Association)(Registration Statement No. 333-85496, Form S-4, Exhibit 4.1).

C.     (b)    Outstanding and Uncompleted Contract or Agreement Entered by the Parent Holding Company or
 any Subsidiary Thereof Relating to the Acquisition of any Securities:

Public Service Enterprise Group Incorporated

         See Form S-4/A, filed April 14, 2005.

Sithe Energies, Inc. (Sithe)

On January 31, 2005, subsidiaries of Generation completed a series of transactions that resulted in Generation’s exit from its investment in Sithe. Specifically, subsidiaries of Generation closed on the acquisition of Reservoir’s 50% interest in Sithe and the sale of 100% of Sithe to Dynegy. Prior to closing on the sale to Dynegy, subsidiaries of Generation received from Sithe approximately $65 million in cash distributions. As a result of the sale, Exelon will deconsolidate from its balance sheet approximately $820 million of debt and will be released from approximately $125 million of credit support associated with the Independence project. Additionally, Exelon issued certain guarantees to Dynegy that will be taken into account in the final determination of the gain or loss on the sale.

D. TAX ALLOCATION AGREEMENT PURSUANT TO RULE 45(c)

TAX SHARING AGREEMENT

THIS AGREEMENT, dated as of the 1st day of January, 2004, by and between Exelon Corporation, a Pennsylvania corporation (“Parent”) and each of the companies listed on Schedule A attached hereto (each a “Subsidiary”).

WITNESSETH

WHEREAS, Parent is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Subsidiaries are each members of that affiliated group or otherwise have taxable income included directly on the tax return of a member of the group;

WHEREAS, the members of the affiliated group anticipate filing a consolidated federal income tax return and combined, consolidated or unitary state income tax returns where required or where elections to so file have or will be made;

WHEREAS, Parent and the Subsidiaries wish to agree upon a fair and equitable method for determining the share of the group’s consolidated federal income tax burdens and benefits properly attributable to each Subsidiary; and

WHEREAS, Parent and the Subsidiaries wish to agree upon a fair and equitable method for determining the share of any state taxes to he borne by any members of the Parent Group who file state and local income tax returns (or other state returns) on a combined, unitary, consolidated or similar basis;

WHEREAS, Parent and Subsidiaries entered into a Tax Sharing Agreement effective as of January 1, 2003 and wish to replace it and to compensate parties to such agreement for uncompensated benefits under that agreement;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, the parties, intending to be legally bound, agree as follows:

Section One: Definitions

For purposes of this Agreement, the terms set forth below shall have the following meanings:

(a) Affiliated Group: The affiliated group of corporations (within the meaning Section 1504(a) of the Code) of which Parent is the common parent.

(b) Carryback Period - The Consolidated Return Years to which Uncompensated Benefits can be carried back pursuant to the Code.

(c) Code: The Internal Revenue Code of 1986, as amended.

(d) Computation Period: All Consolidated Return Years to which this agreement applies.

(e) Consolidated Return: The consolidated federal income tax return of the Affiliated Group.

(f) Consolidated Return Year: Any tax return period for which Parent or any Subsidiary is or may be included in a Consolidated Return filed by Parent.

(g) Consolidated Tax: The aggregate tax liability of the Affiliated Group for a tax year, being the tax shown on the Consolidated Return and any adjustments thereto thereafter determined.

(h) Consolidated Taxable Income - The taxable income of the Affiliated Group for a tax year, being the taxable income shown on the Consolidated Return and any adjustments thereto thereafter determined.

(i) Corporate Taxable Income: The amount of taxable income or loss of Subsidiary for a tax year, computed as though such Subsidiary had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from Subsidiaries shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect. If a Subsidiary is a member of the Affiliated Group for only part of a tax year, that period will be deemed to be its tax year for all purposes under this Agreement.

(j) Holding Company: Any member of the Affiliated Group considered a Holding Company within the meaning of Title 15, Section 79b(a)(7) of the Code of Federal Regulations.

(k) Old Tax Sharing Agreement: The Tax Sharing Agreement of the Affiliated Group in effect from January 1, 2003 until the Effective Time of this Agreement.

(l) Holding Company Tax Benefit: If a Holding Company’s Separate Return Tax is positive or zero, the excess of any Holding Company’s positive Separate Return Tax over the amounts allocated to such Holding Company pursuant to Section 4 (other than paragraph (c) or (d) thereof), or, if a Holding Company’s Separate Return Tax is negative, the amount of negative Separate Return Tax allocated to such Holding Company pursuant to Section 4 (other than paragraph (c) or (d) thereof).

(m) Regulations: The Treasury Regulations promulgated under the Code.

(n) Separate Return Tax: The tax (net of allowable credits) on the Corporate Taxable Income of Parent or any Subsidiary computed as though such entity were not a member of a consolidated group. Separate Return Tax can be a negative amount if such entity has a negative Corporate Taxable Income or if the amount of allowable credits exceeds the tax on Corporate Taxable Income of such Subsidiary. In the event of negative Corporate Taxable Income, the Separate Return Tax will be the sum of: (i) the negative Corporate Taxable Income multiplied by the highest applicable rate under Section 11 (and the Regulations thereunder) to which the Affiliated Group’s taxable income was subject to tax in computing the Consolidated Tax, and (ii) such Subsidiary’s (or Parent’s) allowable tax credits.

Section Two: Consolidated Return Election

(a)  Parent shall file a Consolidated Return for each taxable period in respect of which this Agreement is in effect and for which Parent and one or more of the Subsidiaries are required or permitted to file a consolidated federal income tax return.

(b) Each Subsidiary hereby irrevocably designates Parent as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any Consolidated Return, and further agrees to furnish Parent with any and all information and to take any and all actions as Parent may reasonably request that is necessary or appropriate for the proper filing of a Consolidated Return or for implementing the provisions of this Agreement.

(c) Each Subsidiary agrees that it will join in the Consolidated Returns to the extent that such Subsidiary is required or permitted to do so by the Code.

(d) Entities that are disregarded for federal income tax purposes pursuant to Section 7701 of the Code and Treas. Reg. § 301.7701-2 shall be treated for all purposes of the Agreement as if they were separate incorporated subsidiaries and each such entity is included as a “Subsidiary” as that term is used in this Agreement.

Section Three: Liability for Consolidated Federal Income Tax

As between the parties hereto, Parent agrees to pay the Consolidated Tax for Consolidated Return Years and to make any payments to Subsidiaries as shall be required pursuant to Section 5 and each Subsidiary agrees to make such payments to Parent as shall be required pursuant to Sections 5 and 6 hereof. The Parent shall at all times be responsible to pay its Separate Return Tax.

Section Four: Allocation of Consolidated Federal Income Tax Liability
(a) The Consolidated Tax (other than alternative minimum tax) shall be allocated among the members of the Affiliated Group in accordance with Separate Return Tax as provided below. The allocation of the Consolidated Tax pursuant to this section is intended to comply with Title 17, Section 250.45(c)(5) of the Code of Federal Regulation, Section 1552(a)(2) of the Code and Treasury Regulation Sections 1.1552-1(a)(2) and 1.1502-33(d)(2). In general, such method allocates Consolidated Tax (other than alternative minimum tax) among Subsidiaries in accordance with Separate Return Tax. Generally, Subsidiaries having positive allocations pay the amount of such allocations and Subsidiaries having negative allocations receive payment for their allocation. Uncompensated Benefits (as such term is defined below) can be carried over or carried back by the Subsidiaries to the extent permissible had the Subsidiaries filed separate returns. Such Uncompensated Benefits potentially serve to reduce allocations of Consolidated Tax to such Subsidiaries in subsequent taxable years in which the Subsidiaries have positive Separate Return Taxes, or to reduce allocations of Consolidated Tax in prior years in which the Subsidiaries had positive Separate Return Taxes. Consistently therewith, Consolidated Tax (other than alternative minimum tax) shall be allocated as follows:

Step 1 - Negative Separate Return Tax Allocations.

(a) If the Consolidated Taxable Income is zero or negative, each subsidiary with a negative Separate Return Tax shall be allocated an amount equal to (A) the aggregate sum of the positive Separate Return Taxes for the entities with a positive Separate Return Tax; multiplied by (B) the ratio that the negative Separate Return Tax of the Subsidiary bears to the aggregate Separate Return Tax of all Subsidiaries with a negative Separate Return Tax.

(b) If the Consolidated Taxable Income is positive, each Subsidiary with a negative Separate Return Tax shall be allocated an amount equal to its negative Separate Return Tax.

(c) To the extent the benefit allocated to a Subsidiary pursuant to Step 1(a) above is less than the Subsidiary’s Separate Return Tax (the “Uncompensated Benefit”), as a result of the consolidated loss, the Uncompensated Benefit shall be available to carry over to other tax periods.

Step 2 - Positive Separate Return Tax Allocations. Each Subsidiary with a positive Separate Return Tax shall be allocated an amount equal to its Separate Return Tax.

Step 3 - Adjusting for Net Operating Loss Carrybacks. If a Subsidiary has Uncompensated Benefits for the taxable year that, had it filed separate returns, under the rules of the Code could have been carried back to a prior Consolidated Return Year in which it had positive Corporate Taxable Income (the “Carryback Year”), the Separate Return Tax of such Subsidiary for the Carryback Year (and, to the extent required, for subsequent years) shall be recalculated taking such Uncompensated Benefits into account. Consolidated Tax for the Carryback Year (and, to the extent required, for subsequent years) shall be reallocated in accordance with the provisions of this Section 4.

Step 4 - Allocation Cap. A Subsidiary’s allocation of Consolidated Tax under Step 3 may not exceed the excess, if any, of (a) the aggregate Separate Return Tax of the Subsidiary for the Carryback Period (including the current year), determined as if the Subsidiary had filed separate returns, over (b) the total amount of Consolidated Tax allocated to the Subsidiary for the Carryback Period (except the current year).

Step 5 - Reallocation of Capped Amounts. To the extent that the Consolidated Tax allocated to a Subsidiary under Step 3 exceeds the limitation under Step 4, the excess shall be allocated among the remaining Subsidiaries in proportion to (but not to exceed the amount of) each Subsidiary’s excess, if any, of (a) the aggregate Separate Return Tax of the Subsidiary for the Computation Period (including the current year), determined as if the Subsidiary had filed separate returns, over (b) the total amount of Consolidated Tax allocated to the Subsidiary for the Computation Period (including for the current year only the amount allocated under Step 1).

Step 6 - Reallocation of Excess Capped Amounts. Consolidated Tax that is allocated away from a Subsidiary under Step 4 and is not allocated to other Subsidiaries under Step 5 shall be allocated to the Parent.

(b) Any net operating losses or tax credits for which a Subsidiary has not been compensated under the Old Tax Sharing Agreement shall be utilized to reduce the Separate Return Tax of such Subsidiary in the first tax year for which this Agreement is effective. Reductions pursuant to this Section 4(b) can result in a negative Separate Return Tax allocation for such Subsidiary under Section 4(a) and payment for such negative allocation under Section 5(a) of this Agreement.

(c) If a consolidated current alternative minimum tax liability exists, such liability (as well as any associated minimum tax credit) will be allocated to the members by multiplying the consolidated alternative minimum tax by a fraction, the numerator of which is the separate tentative minimum tax of the member for the year, and the denominator of which is the sum of each member’s separate tentative minimum tax for the year. The allocation of alternative minimum tax provided for in this paragraph is intended to comply with the principles set forth in Proposed Regulation Section 1.1502-55.

(d) To the extent there is a Holding Company Tax Benefit, the amount of such Holding Company Tax Benefit shall be allocated to those Subsidiaries who have positive Separate Return Tax liabilities and correspondingly allocated away from such Holding Company. Any such allocation to the Subsidiaries’ shall be made among the Subsidiaries in proportion to the amount of the Subsidiaries’ positive Separate Return Tax liabilities.

(e) All recapture of previously claimed tax credits shall be assessed against the member that generated the credits.

(f) Each Subsidiary will be allocated the material effects of any particular features of the tax laws applicable to them.

Section Five: Payments of Taxes

(a) All Subsidiaries with negative allocations pursuant to Section 4 shall be paid the amount allocated to them pursuant to Section 4 by the Parent.

(b) All Subsidiaries with positive allocations pursuant to Section 4 shall pay to the Parent the amount allocated to them pursuant to Section 4.

(c) All payments under Paragraphs (a) and (b) of this Section shall be made before thirty days following the earlier of (i) the date on which the Consolidated Return is filed or (ii) the date, following the close of such taxable year, on which Parent notifies a Subsidiary of Parent’s final determination of the allocation to such Subsidiary.

Section Six: Estimated Tax Payments

(a) For purposes of making estimated tax payments under Section 6655 of the Code (or any applicable state or local tax provision), the Parties shall treat such due date as if an applicable return were due on the estimated tax payment date and the principles of this Agreement shall be followed with respect to allocation and payment of taxes with respect to each such estimated tax payment.

(b) Notwithstanding any other provision of this document, to the extent the application of Paragraph (a) of this Section results in a payment due to the Parent, such Subsidiary shall remit such amount to the Parent within forty-five (45) days of the due date for payments of estimated tax under Section 6655 of the Code (or any applicable state or local tax provision).

(c) Notwithstanding any other provision of this document, to the extent the application of Paragraph (a) of this Section results in a payment due to a Subsidiary, Parent shall remit such amount to such Subsidiary within forty-five (45) days of the due date for payments of estimated tax under Section 6655 of the Code (or any applicable state or local tax provision).

(d) Any payments made by a Subsidiary to Parent (or by Parent to a Subsidiary) under this Section 6 for any taxable year shall be applied to reduce the amount, if any, owing by such Subsidiary to Parent (or by Parent to Subsidiary) for purposes of future estimated tax payment to which Section 6 will apply and under Section 5 with respect to the final returns for that year. If the sum of the payments made by a Subsidiary under this Section 6 for any taxable year exceeds the amount owing by such Subsidiary to Parent under Section 5 for that taxable year, Parent shall repay the excess to Subsidiary within thirty days after the Parent Group’s consolidated federal income return for that year is filed. Likewise, If the sum of the payments made by Parent under this Section 6 for any taxable year exceeds the amount owing by such Parent to such Subsidiary under Section 5 for that taxable year, Subsidiary shall repay the excess to Parent within thirty days after the Parent Group’s consolidated federal income return for that year is filed. The same rules shall apply with respect to estimated tax payments for state and local income taxes for which the Parent Group or any member of the Parent Group files income tax returns on a combined, unitary, consolidated or similar basis, taking into account the provisions of Section Eleven of this Agreement with respect to determining any Subsidiaries state tax liability for the applicable period.

Section Seven: Recomputations

(a) In the event that the Consolidated Return shows consolidated net operating loss (as that term is defined in Section 1.1502-21(f) of the Treasury Regulations) or a credit against federal income tax for any taxable year and that consolidated net operating loss or tax credit is carried back to and absorbed in a prior taxable year of Parent or any member of the Affiliated Group, then the allocable share of such tax liability for the prior taxable year shall be recomputed pursuant to Section 4 accordingly, and the amount of the liabilities and payments determined under this Agreement shall be adjusted to conform to those recomputations. The determination as to whether a net operating loss or credit is carried back shall be entirely within the discretion of Parent.

(b) In the event the Consolidated Tax or any Subsidiary’s Separate Return Tax for any Consolidated Return Year is changed as a result of the filing of an amended return or as the result of a final determination by a taxing authority, the allocable share of Consolidated Tax shall be recomputed pursuant to Section 4 of this Agreement (or applicable provisions of the Old Tax Sharing Agreement) and corrective payments to and from the Parent shall be made to reflect the revised allocations.

(c) Recomputations under Section 7(a) and 7(b) and adjustments to Section 4(a) Step 3 shall be coordinated to prevent duplication of benefits to otherwise incur proper application of the principles of this document and compliance with Title 17, Section 250.45(c)(5) of the Code of Federal Regulations.

(d) Parent shall be responsible for carrying out any recomputations required by Section Seven and shall promptly give each Subsidiary notice of any conforming adjustment of affected liabilities under Section Four of this Agreement. Within 10 days following the giving of that notice, each Subsidiary shall pay Parent or Parent shall pay such Subsidiary, as the case may be, the amount of any payment due in accordance with Section Five of this Agreement resulting from any recomputations done in accordance with Section Seven, as reflected in the notice.

(e) This Agreement shall have no application to the carryback of a net operating loss or credit from a separate return year (within the meaning of Section 1.1502-1(e) of the Treasury Regulations) of a Subsidiary or another affiliated group of which a Subsidiary is a member, as the case may be, to any taxable year of the Parent group.

Section Eight: Responsibility for Tax Calculations and Disputes

The tax department of Parent shall be responsible for preparing all calculations required under this Agreement. The office of the Vice President and General Tax Officer of Exelon shall review and approve each calculation prepared by the tax department. The Vice President and General Tax Office shall be responsible for resolving any disputes regarding such calculations.

Section Nine: Effective Time

This Agreement shall be effective for taxable years of the Parent Group beginning after 2003.

Section Ten: State Taxes

(a) State and local income taxes (and all other income taxes) shall be borne by the entity (including entities that are “disregarded entities” for federal income tax purposes) that incurs such taxes, except as provided below.

(b) For those state and local jurisdictions in which the Parent or any member of the Parent Group files income tax returns on a combined, unitary, consolidated or similar basis, (i) the total liability shown on each such return shall be paid in full by Parent or such member of the Parent Group filing such combined, unitary or consolidated return; (ii) the tax liability pursuant to each combined, consolidated or unitary return shall be allocated in a manner that is consistent with the manner set forth in Section 4, provided however, that allocations shall be made only to those entities which have nexus to the applicable state for whom tax is being allocated; and (iii) payments among members included in any such combined, consolidated or unitary filings of amounts so allocated shall be made consistently with the provisions of Section Five. For purposes of this Section 11 only, the terms “Separate Return Tax”, “Consolidated Tax”, and “Parent Tax Benefit” as well as any terms used herein to define such terms shall be interpreted to refer to the applicable combined, consolidated or unitary tax return for which tax is being allocated.

Section Eleven: Penalties & Interest

(a) Any penalties incurred by the Parent relating to filing the Consolidated Return shall be specifically assigned to the member(s) of the Parent Group to whom such penalty is directly attributable (and shall become part of the Subsidiary’s allocable share of the Consolidated Tax liability), provided however, that penalties shall not be specifically assigned to any particular Subsidiary if the imposition of such penalty is not directly attributable to the acts, errors, or omissions of the Subsidiary. Penalties not specifically assigned pursuant to the previous sentence shall be allocated between the Parent and Subsidiaries on a pro rata basis in accordance with their Separate Return Tax liabilities.

(b) Any interest incurred by the Parent related to filing the Consolidated Return shall be specifically allocated to the Subsidiary to whom such interest is directly attributable (and shall become part of the Subsidiary’s allocable share of the Consolidated Tax), provided however, that interest shall not be specifically allocated to any Subsidiary if the imposition of such interest is not directly attributable to the acts, errors, or omissions of the Subsidiary. Interest not specifically allocated pursuant to the previous sentence shall be allocated among the Parent and the Subsidiaries on a pro rata basis in accordance with their separate tax liabilities.

Section Twelve: Additional Provisions

(a) New direct or indirect subsidiaries, affiliates and associates of Parent, which may come into existence after the effective date of this Agreement, may become additional “Subsidiaries,” and become subject to this Agreement. In addition, entities which are, as of the effective date of this Agreement, direct or indirect subsidiaries, affiliates and associates of Parent, may thereafter leave the holding company system, in which case they will no longer be subject to this Agreement for tax years after their departure.

(b) The addition of a new direct or indirect subsidiary, affiliate or associate company is intended to be evidenced by the signing of a written joinder to this Agreement but, notwithstanding the failure of a new subsidiary, affiliate or associate company to sign a written joinder, the new subsidiary, affiliate or associate company shall be conclusively deemed to have accepted and agreed to the terms of this Agreement by reason of its inclusion in Parent’s consolidated Federal income tax return and/or any state and local income tax returns filed on a combined, unitary, consolidated or similar basis with other members of the Parent group.

Section Thirteen: Miscellaneous Administrative Provisions

(a) This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

(b) Alterations, amendment, or modification of this agreement will be filed with the Securities and Exchange Commission (SEC) and the Illinois Commerce Commission (ICC).

(c) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania from time to time in effect.

(d) Notwithstanding any provision of this Agreement to the contrary, income tax shall be allocated among the parties in a manner consistent with Title 17, Section 250.45(c)(5) of the Code of Federal Regulations. Under no circumstances shall the amount of tax liability allocated to or paid by a Subsidiary under this Agreement during the Computation Period exceed the aggregate Separate Return Tax for the Subsidiary for the Computation Period determined as if the Subsidiary had filed separate returns.

(e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail, postage prepaid:

(i)	if to Parent:
10 S. Dearborn Street,
Chicago, Illinois 60603

(ii)	if to any other Subsidiary to the address listed for such Subsidiary on Schedule A.

(g) The headings of the Sections of this Agreement are included for convenience only and shall not constitute a part of the Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

Exelon Corporation

By:_________________________
Scott N. Peters,
Assistant Secretary

Adwin (Schuylkill) Cogeneration, Inc.

By:________________________
Katherine K. Combs
Secretary

Adwin Equipment Company

By:_________________________
Scott N. Peters
Assistant Secretary

Adwin Realty Company

By:_________________________
Scott N. Peters
Assistant Secretary

AllEnergy Gas & Electric Marketing
Company, LLC

By:________________________
Scott N. Peters
Assistant Secretary

AmerGen Energy Company

By:_______________________
J. Barry Mitchell
Treasurer

AmerGen Clinton NQF, LLC

By:_______________________
Scott N. Peters
Assistant Secretary
AmerGen Consolidation, LLC

By:________________________
Scott N. Peters
Assistant Secretary

AmerGen Oyster Creek NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

AmerGen TMI NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

ATNP Finance Company

By:_________________________
John M. Wadson
President

Braidwood 1 NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

Braidwood 2 NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

Byron 1 NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

Byron 2 NQF, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

Cenesco Company, LLC

By:_________________________
Scott N. Peters
Assistant Secretary

ComEd Financing II

By:_________________________
J. Barry Mitchell
(Trustee)

ComEd Financing III

By:_________________________
J. Barry Mitchell
(Trustee)

ComEd Funding, LLC

By:_________________________
J. Barry Mitchell
President

ComEd Transitional Funding Trust

By:_________________________
J. Barry Mitchell
(Trustee)

Commonwealth Edison Company

By:_________________________
Scott N. Peters
Assistant Secretary

Commonwealth Edison Company of
Indiana, Inc.

By:_________________________
Scott N. Peters
Assistant Secretary

Dresden 1 NQF, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

Dresden 2 NQF, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

Dresden 3 NQF, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

ECP Telecommunications Holdings, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

ECPH, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

EEI Telecommunications Holdings, LLC

By:_______________________
John C. Halderman
Manager

EGW Meter Services, LLC

By:_______________________
Scott N. Peters
Assistant Secretary,
OldcoVSI, Inc. (Sole Member)

EIS Engineering, Inc.

By:_______________________
Scott N. Peters
Assistant Secretary

EIS Investments, LLC

By:_______________________
Ronald S. Rooth
Manager

ENEH Services, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

Energy Trading Company

By:_______________________
Scott N. Peters
Assistant Secretary

ETT Boston

By:_______________________
Scott N. Peters
Assistant Secretary

ETT North America

By:_______________________
Scott N. Peters
Assistant Secretary

Exelon Allowance Management Company, LLC

By:_______________________
Scott N. Peters
Assistant Secretary

Exelon AOG Holding #1, Inc.

By:_______________________
Scott N. Peters
Assistant Secretary

Exelon AOG Holding #2, Inc.

By:_______________________
Scott N. Peters
Assistant Secretary

Exelon Business Services Company

By:_______________________
Scott N. Peters
Assistant Secretary

Exelon Capital Trust I

By:_______________________
Scott N. Peters
Assistant Secretary, Exelon Corporation
(Trustee)

Exelon Capital Trust II

By:______________________
Scott N. Peters
Assistant Secretary, Exelon Corporation
(Trustee)

Exelon Capital Trust III

By:______________________
Scott N. Peters
Assistant Secretary, Exelon Corporation
(Trustee)

Exelon Communications Company, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Edgar, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Energy Company

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Energy Delivery Company, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Enterprises Company, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Enterprises Investments, Inc.

By:_____________________
John M. Wadson
President

Exelon Enterprises Management, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Framingham Developments, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Framingham, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Generation Company, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Generation Consolidation, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Generation Finance Company, LLC

By:_____________________
John M. Wadson
President

Exelon Generation International, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Hamilton LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Investment Holdings, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon New Boston, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon New England Development, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon New England Holdings, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon New England Power Marketing, Limited Partnership

By:_____________________
Scott N. Peters,
Assistant Secretary
Exelon AOG #2 , Inc. (Partner)

Exelon Peaker Development General, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Peaker Development Limited, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon PowerLabs, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Services, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon SHC, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Synfuel I, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Synfuel II, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Synfuel III, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Thermal Development, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Thermal Holdings, Inc.

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon Ventures Company, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon West Medway Development, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon West Medway Expansion, LLC

By:_____________________
Scott N. Peters
Assistant Secretary

Exelon West Medway, LLC

By:____________________
Scott N. Peters
Assistant Secretary

Exelon Wyman, LLC

By:____________________
Scott N. Peters
Assistant Secretary

ExTel Corporation, LLC

By:____________________
J. Barry Mitchell
Vice President and Treasurer

ExTex Marketing, LLC

By:___________________
Scott N. Peters
Assistant Secretary

ExTex Power, LP

By:___________________
Scott N. Peters
Assistant Secretary,
Exelon Generation Company, LLC
(Partner)

ExTex Retail Services Company, LLC

By:___________________
Scott N. Peters
Assistant Secretary

F & M Holdings Company LLC

By:___________________
Scott N. Peters
Assistant Secretary

Fisbach and Moore Electric, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

Fisbach and Moore Electrical Contracting, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

Fishbach and Moore, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

Horizon Energy Company

By:___________________
Scott N. Peters
Assistant Secretary

II Services, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

Infrasource Field Services, LLC

By:___________________
Harvey B. Dikter
Senior Vice President, General Counsel and
Secretary

La Salle 1 NQF, LLC

By:___________________
Scott N. Peters
Assistant Secretary

La Salle 2 NQF, LLC

By:___________________
Scott N. Peters
Assistant Secretary

Limerick 1 NQF, LLC

By:___________________
Scott N. Peters
Assistant Secretary

Limerick 2 NQF, LLC

By:___________________
Scott N. Peters
Assistant Secretary

NEWCOSY, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

NEWCOTRA, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

North America Power Services, Inc.

By:___________________
J. Barry Mitchell
Vice President and Treasurer

Nuclear US Holdings, Inc.

By:___________________
J. Barry Mitchell
Treasurer

Nuclear US Investments, LLC

By:___________________
J. Barry Mitchell
Treasurer

Nuclear Limited Partnership

By:___________________
J. Barry Mitchell
Treasurer (Partner)

NuStart Energy Development, LLC

By:___________________
Thomas R. Miller
Assistant Treasurer

OldcoVSI, Inc.

By:___________________
Scott N. Peters
Assistant Secretary

Peach Bottom 1 NQF, LLC

By:___________________
Scott N. Peters
Assistant Secretary

Peach Bottom 2 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Peach Bottom 3 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

PEC Financial Services, LLC

By:__________________
Todd D. Cutler
Secretary

PECO Energy Capital Corp.

By:__________________
Bruce G. Wilson
Secretary

PECO Energy Capital Trust III

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Trustee)

PECO Energy Capital Trust IV

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Trustee)

PECO Energy Capital Trust V

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Trustee)

PECO Energy Capital Trust VI

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Trustee)

PECO Energy Company

By:__________________
Scott N. Peters
Assistant Secretary

PECO Energy Power Company

By:__________________
Scott N. Peters
Assistant Secretary

PECO Energy Transition Trust

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Trustee)

PECO Wireless, LP

By:__________________
Scott N. Peters
Assistant Secretary, PECO Energy Co.
(Partner)

Penesco Company, LLC

By:__________________
Scott N. Peters
Assistant Secretary

PHT Holdings, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Port City Power, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Quad Cities 1 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Quad Cities 2 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Rand-Bright Corporation

By:__________________
Scott N. Peters
Assistant Secretary

Salem 1 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Salem 2 NQF, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Scherer Holdings 1, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Scherer Holdings 2, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Scherer Holdings 3, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Sithe International Finance II, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Sithe International Finance, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Sithe Latin America Holdings, Ltd.

By:__________________
Scott N. Peters
Assistant Secretary

Sithe Overseas Power Services, Ltd.

By:__________________
Todd D. Cutler
President

Sithe Prado Holdings, Ltd.

By:__________________
Scott N. Peters
Assistant Secretary

Sithe Tamuin Energy Services II, S. de R.L. de C.V.

By:__________________
Todd D. Cutler
President

Sithe Tamuin Energy Services, S. de R.L. de C.V.

By:__________________
Todd D. Cutler
President

Sithe Tamuin Holdings A, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Sithe Tamuin Holdings, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Sithe Tamuin Investments II, S. de R.L. de C.V.

By:__________________
Todd D. Cutler
President

Sithe Tamuin Investments, S. de R.L. de C.V.

By:__________________
Todd D. Cutler
President

Spruce Equity Holdings, LP

By:__________________
Scott N. Peters
Assistant Secretary
Spruce Holdings L.P. 2000, LLC
(Partner)

Spruce Holdings G.P. 2000, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Spruce Holdings L.P. 2000, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Spruce Holding Trust

By:__________________
Scott N. Peters
Assistant Secretary
Spruce Holdings L.P. 2000, LLC,
Partner of Spruce Equity Holdings L.P.
(Trustee)

Susquehanna Electric Company

By:__________________
Scott N. Peters
Assistant Secretary

Susquehanna Power Company

By:__________________
Scott N. Peters
Assistant Secretary

T.H. Green Electric Co., Inc.

By:__________________
Scott. N. Peters
Assistant Secretary

Tamuin Energy Management Services II, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Tamuin Energy Management Services, Inc.

By:__________________
Scott N. Peters
Assistant Secretary

Tamuin Holdings II, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Tamuin Holdings III, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Tamuin International, Inc.

By:__________________
Scott N. Peters
Assistant Secretary

TEG Holdings, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Texas Ohio Gas, Inc.

By:__________________
Barbara A. Fatina
Vice President

The Proprietors of the Susquehanna Canal

By:__________________
Scott N. Peters
Assistant Secretary,
Susquehanna Power Company
(Sole Shareholder)

UII, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Unicom Power Marketing Inc.

By:__________________
Scott N. Peters
Assistant Secretary

UniGridEnergy, LLC

By:__________________
Scott N. Peters
Assistant Secretary
Exelon Enterprises Management, Inc.
(Sole Member)

URI, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Wansley Holdings 1, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Wansley Holdings 2, LLC

By:__________________
Scott N. Peters
Assistant Secretary

Zion 1 NQF, LLC

By:_________________
Scott N. Peters,
Assistant Secretary

Zion 2 NQF, LLC

By:_________________
Scott N. Peters,
Assistant Secretary

Exelon Braidwood Unit 1
Non-Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:__________________
Amy S. Pera, Vice President

Exelon Braidwood Unit 2
Non-Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Byron Unit 1 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Byron Unit 2 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Dresden Unit 1
Non-Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Dresden Unit 2 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Dresden Unit 3 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon LaSalle Unit 1 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon LaSalle Unit 2 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Quad Cities Unit 1
Non-Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Quad Cities Unit 2
Non-Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Zion Unit 1 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Zion Unit 2 Non-
Tax Qualified Trust
By: The Northern Trust Company, as Trustee

By:_________________
Amy S. Pera, Vice President

Exelon Peach Bottom Unit 1
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Peach Bottom Unit 2
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Peach Bottom Unit 3
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Salem Unit 1
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Salem Unit 2
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Limerick Unit 1
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Exelon Limerick Unit 2
Nonqualified Fund

By:_________________
___________________
Mellon Bank, N.A.
(Trustee)

Schedule A - Tax Sharing Agreement

Adwin (Schuylkill) Cogeneration, Inc.
Adwin Equipment Company
Adwin Realty Company
AllEnergy Gas & Electric Marketing
Company, LLC
AmerGen Energy Company
AmerGen Clinton NQF, LLC
AmerGen Consolidation, LLC
AmerGen Oyster Creek NQF, LLC
AmerGen TMI NQF, LLC
ATNP Finance Company
Braidwood 1 NQF, LLC
Braidwood 2 NQF, LLC
Byron 1 NQF, LLC
Byron 2 NQF, LLC
Cenesco Company, LLC
ComEd Financing II
ComEd Financing III
ComEd Funding, LLC
ComEd Transitional Funding Trust
Commonwealth Edison Company
Commonwealth Edison Company of
Indiana, Inc.
Dresden 1 NQF, LLC
Dresden 2 NQF, LLC
Dresden 3 NQF, LLC
ECP Telecommunications Holdings, LLC
ECPH, LLC
EEI Telecommunications Holdings, LLC
EGW Meter Services, LLC
EIS Engineering, Inc.
EIS Investments, LLC

ENEH Services, LLC
Energy Trading Company
ETT Boston
ETT North America
Exelon Allowance Management Company, LLC
Exelon AOG Holding #1, Inc.
Exelon AOG Holding #2, Inc.
Exelon Business Services Company
Exelon Capital Trust I
Exelon Capital Trust II
Exelon Capital Trust III
Exelon Communications Company, LLC
Exelon Corporation
Exelon Edgar, LLC
Exelon Energy Company
Exelon Energy Delivery Company, LLC
Exelon Enterprises Company, LLC
Exelon Enterprises Investments, Inc.
Exelon Enterprises Management, Inc.
Exelon Framingham Developments, LLC
Exelon Framingham, LLC
Exelon Generation Company, LLC
Exelon Generation Consolidation, LLC
Exelon Generation Finance Company, LLC
Exelon Generation International, Inc.
Exelon Hamilton LLC
Exelon Investment Holdings, LLC
Exelon New Boston, LLC
Exelon New England Development, LLC
Exelon New England Holdings, LLC
Exelon New England Power Marketing, Limited Partnership
Exelon Peaker Development General, LLC
Exelon Peaker Development Limited, LLC
Exelon PowerLabs, LLC
Exelon Services, Inc.
Exelon SHC, Inc.
Exelon Synfuel I, LLC
Exelon Synfuel II, LLC
Exelon Synfuel III, LLC
Exelon Thermal Development, Inc.
Exelon Thermal Holdings, Inc.
Exelon Ventures Company, LLC
Exelon West Medway Development, LLC
Exelon West Medway Expansion, LLC
Exelon West Medway, LLC
Exelon Wyman, LLC
ExTel Corporation, LLC
ExTex Marketing, LLC
ExTex Power, LP
ExTex Retail Services Company, LLC
F & M Holdings Company LLC
Fisbach and Moore Electric, Inc.
Fisbach and Moore Electrical Contracting, Inc.
Fishbach and Moore, Inc.
Horizon Energy Company
II Services, Inc.

Infrasource Field Services, LLC
La Salle 1 NQF, LLC
La Salle 2 NQF, LLC
Limerick 1 NQF, LLC
Limerick 2 NQF, LLC
NEWCOSY, Inc.
NEWCOTRA, Inc.
North America Power Services, Inc.
Nuclear US Holdings, Inc.
Nuclear US Investments, LLC
Nuclear Limited Partnership
NuStart Energy Development, LLC
OldcoVSI, Inc.
Peach Bottom 1 NQF, LLC
Peach Bottom 2 NQF, LLC
Peach Bottom 3 NQF, LLC
PEC Financial Services, LLC
PECO Energy Capital Corp.
PECO Energy Capital Trust III
PECO Energy Capital Trust IV
PECO Energy Capital Trust V
PECO Energy Capital Trust VI
PECO Energy Company
PECO Energy Power Company
PECO Energy Transition Trust
PECO Wireless, LP
Penesco Company, LLC
PHT Holdings, LLC
Port City Power, LLC
Quad Cities 1 NQF, LLC
Quad Cities 2 NQF, LLC
Rand-Bright Corporation
Salem 1 NQF, LLC
Salem 2 NQF, LLC
Scherer Holdings 1, LLC
Scherer Holdings 2, LLC
Scherer Holdings 3, LLC
Sithe International Finance II, LLC
Sithe International Finance, LLC
Sithe Latin America Holdings, Ltd.
Sithe Overseas Power Services, Ltd.
Sithe Parado Holdings, Ltd.
Sithe Tamuin Energy Services II, S. de R.L. de C.V.
Sithe Tamuin Energy Services, S. de R.L. de C.V.
Sithe Tamuin Holdings A, LLC
Sithe Tamuin Holdings, LLC
Sithe Tamuin Investments II, S. de R.L. de C.V.
Sithe Tamuin Investments, S. de R.L. de C.V.
Spruce Equity Holdings, LP
Spruce Holdings G.P. 2000, LLC
Spruce Holdings L.P. 2000, LLC
Spruce Holding Trust
Susquehanna Electric Company
Susquehanna Power Company
T.H. Green Electric Co., Inc.
Tamuin Energy Management Services II, LLC

Tamuin Energy Management Services, Inc.
Tamuin Holdings II, LLC
Tamuin Holdings III, LLC
Tamuin International, Inc.
TEG Holdings, LLC
Texas Ohio Gas, Inc.
The Proprietors of the Susquehanna Canal
UII, LLC
Unicom Power Marketing Inc.
UniGridEnergy, LLC
URI, LLC
Wansley Holdings 1, LLC
Wansley Holdings 2, LLC
Zion 1 NQF, LLC
Zion 2 NQF, LLC
Exelon Braidwood Unit 1
Non-Tax Qualified Trust
Exelon Braidwood Unit 2
Non-Tax Qualified Trust
Exelon Byron Unit 1 Non-
Tax Qualified Trust
Exelon Byron Unit 2 Non-
Tax Qualified Trust
Exelon Dresden Unit 1
Non-Tax Qualified Trust
Exelon Dresden Unit 2 Non-
Tax Qualified Trust
Exelon Dresden Unit 3 Non-
Tax Qualified Trust
Exelon LaSalle Unit 1 Non-
Tax Qualified Trust
Exelon LaSalle Unit 2 Non-
Tax Qualified Trust
Exelon Quad Cities Unit 1
Non-Tax Qualified Trust
Exelon Quad Cities Unit 2
Non-Tax Qualified Trust
Exelon Zion Unit 1 Non-
Tax Qualified Trust
Exelon Zion Unit 2 Non-
Tax Qualified Trust
Exelon Peach Bottom Unit 1
Nonqualified Fund
Exelon Peach Bottom Unit 2
Nonqualified Fund
Exelon Peach Bottom Unit 3
Nonqualified Fund
Exelon Salem Unit 1
Nonqualified Fund
Exelon Salem Unit 2
Nonqualified Fund
Exelon Limerick Unit 1
Nonqualified Fund
Exelon Limerick Unit 2
Nonqualified Fund

E.	COPIES OF OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.
None.

F.	SCHEDULES SUPPORTING ITEMS OF THE REPORT.

	*F.1	The consent of the independent accountants as to their opinion on Exelon's consolidated financial statements and the footnotes is included in Exhibit F.1.

*F.2
Supporting plant, depreciation and reserve schedules for Commonwealth Edison Company and Commonwealth Edison Company of Indiana, Inc. from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others as follows, filed herewith of Form SE:

Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

Nuclear Fuel Materials

Electric Plant in Service

Electric Plant Held for Future Use

Construction Work in Progress - Electric

Accumulated Provision for Depreciation of Electric Utility Plant

Non-utility Property

*F.3
Supporting plant, depreciation and reserve schedules for and SECO from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others and the Annual Report to the Pennsylvania Public Utility Commission filed herewith on Form SE.

Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

Nuclear Fuel Materials

Electric Plant in Service

Electric Plant Held for Future Use

Construction Work in Progress - Electric

Accumulated Provision for Depreciation of Electric Utility Plant

Non-utility Property

Utility Plant and Adjustments

Completed Construction not Classified

Preliminary Retirement Estimates

Accumulated Provision for Depreciation, Amortization, and Depletion of Plant and Adjustments

*G.	ORGANIZATION CHART

(Filed on Form SE)

H.	EWG OR FOREIGN UTILITY COMPANY FINANCIAL STATEMENTS

	*H.1	AmerGen Energy Company, LLC Financial Statements

Filed confidentially on Form SE.

	*H.2	Sithe Energies, Inc. and Subsidiaries Consolidated Financial Statements

Filed confidentially on Form SE.

	*H.3	ExTex LaPorte

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.	4 Southeast Chicago Energy Project, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.5	Exelon Edgar, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.6	Susquehanna Electric Company

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.7	Susquehanna Power Company

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.8	Exelon Wyman, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.9	Exelon Framingham, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.10	Exelon West Medway, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.11	Exelon New Boston, LLC

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.12.	PECO Energy Power Company

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

	*H.13	Sithe International, Inc.

Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS

SIGNATURE

Exelon Corporation, a registered holding company, has duly caused this annual report for the year ended December 31, 2004 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

EXELON CORPORATION

By: /S/ J. Barry Mitchell
J. Barry Mitchell
Senior Vice President, Treasurer and Chief Financial Officer

April 28, 2005

Exhibit F.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this 2004 Annual Report on Form U-5S of Exelon Corporation of our report dated February 22, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation's 2004 Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference in such Form U-5S of our reports dated February 22, 2005 relating to the financial statements and financial statement schedules of Commonwealth Edison Company, PECO Energy Company, and Exelon Generation Company, LLC (collectively, the Subsidiaries), which appear in the respective Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

Chicago, Illinois
April 29, 2005